  As filed with the Securities and Exchange Commission on September 20, 2000.
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 NOVISTAR, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    7374                   76-0576212
      (State or other          (Primary Standard         (I.R.S. Employer
      jurisdiction of             Industrial            Identification No.)
     incorporation or         Classification Code
       organization)                Number)

                             1331 Lamar, Suite 1650
                              Houston, Texas 77010
                                 (713) 652-4995
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                John V. Sobchak
                             1331 Lamar, Suite 1650
                              Houston, Texas 77010
                           Telephone: (713) 756-1780
                            Telecopy: (713) 756-1744
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

          George G. Young III                      Richard J. Wilkie
         Haynes and Boone, LLP                      Howard B. Hacker
   1000 Louisiana Street, Suite 4300                Kristy T. Harlan
          Houston, Texas 77002             Akin, Gump, Strauss, Hauer & Feld,
       Telephone: (713) 547-2081                         L.L.P.
        Telecopy: (713) 547-2600            1900 Pennzoil Place, South Tower
                                                  711 Louisiana Street
                                                  Houston, Texas 77002
                                               Telephone: (713) 220-5800
                                                Telecopy: (713) 236-0822

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Proposed
                                                        Maximum      Amount of
                Title of Each Class                    Aggregate    Registration
          of Securities to be Registered            Offering Price      Fee
--------------------------------------------------------------------------------
Common Stock, par value $0.01 per share............ $100,000,000(1)   $26,400
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being requested and the proposed maximum offering price per share are not included in this table.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion, Dated September 20, 2000

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                     Shares

                                     [LOGO]

                                 Novistar, Inc.

                                  Common Stock

                                 $   per share

--------------------------------------------------------------------------------

This is an initial public offering of common stock of Novistar, Inc.

We expect that the price to the public in the offering will be between $   and
$   per share. The market price of the shares after the offering may be higher or lower than the offering price.

We intend to apply to include the common stock on the Nasdaq National Market under the symbol "NOVS."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 9.

                                                                 Per
                                                                Share    Total
                                                               -------- --------
        Price to the public................................... $        $
        Underwriting discount.................................
        Proceeds to Novistar..................................

We have granted an over-allotment option to the underwriters. Under this
option, the underwriters may elect to purchase a maximum of    additional
shares from us within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets                                   Stephens Inc.

                  The date of this prospectus is      , 2000.

Front Inside Cover

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   9
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  19
Capitalization...........................................................  19
Dilution.................................................................  20
Unaudited Pro Forma Combined Financial Statements........................  21
Selected Financial Data..................................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Business.................................................................  32
Management...............................................................  44
Principal Stockholders...................................................  51
Certain Transactions.....................................................  53
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  61
Legal Matters............................................................  63
Experts..................................................................  64
Where You Can Find More Information......................................  64
Index to Financial Statements............................................ F-1

                               Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                                    Novistar

Novistar is a provider of comprehensive business process solutions to the oil and gas industry. Our solutions combine our software with consistent business practices to optimize transaction processing, improve workflow and provide greater business intelligence to our customers and their partners. By employing our solutions, our customers are able to focus on their core business competencies, reduce costs and improve profitability.

To meet our customers' requirements, we provide the following solutions:

 . business process outsourcing, in which we provide transaction processing services using our personnel and host our software and software we license from third-party vendors;

 . application hosting, in which we provide our customers remote access to software hosted on our servers, as well as technical assistance; and

 . licensing, in which our customers receive the perpetual right to use our software.

We provide our customers the flexibility to outsource some of their business processes while using our hosting or license arrangements for other processes. Many of our customer contracts span multiple years and contain significant early-termination penalties. We believe these contract terms result in predictable and recurring revenue. As of September 1, 2000, we had 70 customers, including Bellwether Exploration, BHP, Kerr-McGee, Newfield Exploration, Nuevo Energy, Occidental, Phillips Petroleum, Shell and Unocal.

Our solutions are focused on the upstream oil and gas industry, which is a large and capital-intensive business. The upstream business involves the exploration for and production of oil and gas. In order to share the risks of their exploration and production activities, upstream companies conduct their operations in complex partnerships owned by numerous participants. These participants may have different obligations and rights to share in production, to receive the proceeds of production, to pay costs and to participate in drilling and other activities conducted by the partnership. These participants also regularly acquire and divest wells, increase or decrease interests in wells, and enter into new exploration partnerships. Managing these activities is time and manpower intensive because of the number of transactions, complexity of partnerships and the number of participants in a well.

To manage their transaction processing requirements, most oil and gas companies use customized software, developed by them or by consulting firms. We believe these customized software solutions:

 . have a high total cost of ownership, which includes a large initial capital investment and the expense of maintaining and upgrading the systems to keep pace with technological innovations;

 . require expensive in-house information-technology personnel, who are difficult to recruit and retain;

 . are not able to effectively share information among industry participants;

 . do not have the required flexibility to efficiently account for the changing asset portfolio of an oil and gas company;

 . do not provide useful business intelligence tools to access, analyze and share data for better decision making; and

 . require time-consuming, redundant paper and telephone communications.

Oil and gas companies are seeking to adopt better business processes and web-enabled applications in order to increase efficiency and lower costs. While oil and gas companies have traditionally retained business processes deemed core to their business, they have outsourced business functions in which they do not have a core competency, such as seismic surveying, drilling, and plugging and abandonment. We believe the definition of non-core processes is widening to include the transaction processing our solutions address.

We believe that our solutions provide the following competitive advantages:

Industry-specific software. In February 2000, we acquired the Oracle Energy Upstream business from Oracle Corporation, which included core modules of our software, as well as software engineers and other technical personnel. Oracle designed our software to address the complexity and volume of transactions inherent in the operation of oil and gas wells. Since the acquisition, we have extended our software solutions to provide business intelligence applications that allow both our business process outsourcing and license customers to access, analyze and share data gathered by our transactional support software and third-party software applications to enhance their business intelligence and decision making.

Extensive domain knowledge. Because of the complicated relationships among participants in the upstream oil and gas industry, we believe that our in-depth knowledge of the unique characteristics of the industry is imperative to providing our solutions. We combine our extensive experience in the oil and gas industry with feedback from an active customer user group to continually improve our software and services.

Flexible delivery and pricing models. Although we believe our business process outsourcing service provides the most comprehensive solution, we also provide our customers with the flexibility to purchase licenses for specific software modules or contract for our application hosting services. This flexibility allows our customers to choose the manner in which they deploy our solutions to meet their needs. The fees we charge for business process outsourcing are based on the number of wells owned by our customers. Our fees therefore vary based on our customers' asset portfolios, providing our customers with a predictable cost structure as their asset base changes. In addition, our outsourcing and application hosting services do not require a substantial initial payment by our customers to purchase licenses of our software.

Advanced technology infrastructure. We are able to recruit and retain a staff of experienced information technology professionals, whom we believe oil and gas companies have difficulty attracting. We have a strong foundation on which we are building, with our customers and partners, an advanced technology infrastructure that includes high-end servers and network performance management applications.

Standardized software and processes. Our software addresses the unique needs of the oil and gas industry without customization, enabling us to easily upgrade and maintain our software. We believe our solutions provide a framework upon which we can build additional functionality to facilitate collaboration among industry participants. We use our extensive industry experience and feedback from our customer user group to design standardized procedures that gather, store and process data. This consistency in transaction processing reduces the costs to gather data, provides higher quality information and permits related business functions to share information.

Key elements of our strategy include:

 . extending our product and business process services leadership;

 . facilitating more efficient workflow collaboration among industry participants;

 . continuing to strengthen global sales channels; and

 . expanding alliances and strategic relationships.

We are developing Internet-based extensions to our software to optimize transaction processing among industry participants. We believe that our established customer base, which has implemented our standardized solutions, will provide the critical mass necessary to successfully establish a foundation for information exchange and transaction processing among industry participants.

                             Corporate Information

In this prospectus, unless otherwise stated or the context requires, the words "company," "Novistar," "we," "us," and "our" refer to Novistar, Inc., a Delaware corporation, its subsidiary, Petroleum Financial Inc., and the Torch contracts. References to the Torch contracts include the three outsourced wellhead administration contracts that Torch will assign to us at the closing of the offering. Under the Torch contracts, we will market, negotiate, administer and account for oil and gas sales activities.

We were incorporated on April 24, 1998, and commenced operations on January 1, 1999. Our principal executive office is located at 1331 Lamar, Suite 1650, Houston, Texas 77010. Our telephone number is (713) 652-4995. The information on our website, www.novistar.com, does not constitute part of this prospectus.

                                  The Offering

Common stock offered by Novistar..      shares

Common stock to be outstanding
 after the offering...............      shares

Use of proceeds...................  To repay indebtedness to Torch and Oracle, to acquire the Torch contracts and for
                                    other general corporate purposes, including
                                    working capital, software development and
                                    expansion of our operations. See "Use of
                                    Proceeds" for more detailed information.

Proposed Nasdaq National Market
 symbol...........................  NOVS

The calculation of the shares of common stock outstanding is based on the number of shares outstanding as of September 15, 2000 after giving effect to the automatic conversion of preferred stock owned by Oracle into common stock in accordance with the terms of the preferred stock. The shares of common stock outstanding exclude:

 .  2,138,824 shares underlying options outstanding as of September 15, 2000;

 .  161,066 shares subject to warrants outstanding as of September 15, 2000;

 . 400,000 shares underlying options that will be issued immediately prior to the offering;

 .  920,000 shares subject to warrants that we have agreed to issue; and

 .  up to    shares of common stock that the underwriters may purchase if they exercise their over-allotment option.

                         Summary Financial Information
                     (in thousands, except per share data)

The summary financial data consist of:

  . the service fee activities of Torch, which include the activities of Novistar, management consulting services, services in connection with the acquisition and divestiture of oil and gas properties, land administration services, human resources and other administrative services not conducted by Novistar.

  . combined Novistar, which includes the results of Petroleum Financial and the Torch contracts and presents our combined financial position and results of operations as if we had been a stand-alone entity. The revenues of combined Novistar include the service fees earned from Bellwether Exploration, one of our largest customers, since October 1, 1999.

  . pro forma combined Novistar, which includes the historical revenues of the Oracle Energy Services business. The historical revenues for the Oracle Energy Services business include, in addition to the historical revenues of the Oracle Energy Upstream business which we acquired, revenues from consulting services provided by Oracle in connection with its downstream and financial applications, neither of which are part of our business.

  . the pro forma as adjusted balance sheet data at June 30, 2000, which give effect to our sale of common stock in this offering at an assumed initial
    public offering price of $      per share, after deducting underwriting
    discounts and our estimated offering expenses.

This financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate stand-alone entity during the periods presented. For further information that will help you better understand this summary data, see "Unaudited Pro Forma Combined Financial Statements," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes appearing elsewhere in this prospectus.

                              Predecessor
                              Service Fee
                             Activities of                                         Pro Forma
                                 Torch             Combined Novistar           Combined Novistar
                            ----------------  -----------------------------  ---------------------
                                                                                            Six
                              Year Ended                     Six Months                    Months
                             December 31,      Year Ended  Ended June 30,     Year Ended   Ended
                            ----------------  December 31, ----------------  December 31, June 30,
                             1998     1999        1999      1999     2000        1999       2000
                            -------  -------  ------------ -------  -------  ------------ --------
   Statement of Operations
    Data:
    Revenues............... $19,667  $21,215    $18,122    $ 7,563  $14,844    $42,773    $17,160
    Cost of revenues.......  20,040   23,794     15,581      8,107    9,656     38,351     11,346
                            -------  -------    -------    -------  -------    -------    -------
    Gross profit (loss)....    (373)  (2,579)     2,541       (544)   5,188      4,422      5,814
    Operating loss.........     N/A      N/A     (3,294)    (3,206)  (3,772)   (16,699)    (5,062)
    Basic and diluted net
     loss per share........     N/A      N/A    $ (0.36)   $ (0.35) $ (0.34)

                                                              At June 30, 2000
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
   Balance Sheet Data:
    Cash and cash equivalents............................... $   151     $
    Total assets............................................  40,533
    Due to Torch............................................  11,114
    Note payable--Oracle....................................  10,000
    Note payable--Torch.....................................   8,675
    Stockholders' equity....................................   5,353

Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

                                  Risk Factors

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares.

Risks Relating to Our Business

 Our limited operating history makes it difficult for you to evaluate our business and our prospects.

Although our parent company, Torch, has provided services to customers in the oil and gas industry since 1981, our operations began in 1999. In 1999 we added substantially to our management team and in February 2000 we acquired the Oracle Energy Upstream business from Oracle. Consequently, our management team has not worked together for an extended period of time. In addition, period-to-period comparisons of our operating results to date may not be meaningful. You should not rely on our results of operations for any prior period as an indication of our future performance or prospects. In addition, our business process outsourcing solution, in which a customer turns over its transaction processing to us and which was the model for 39.8% of our pro forma revenues for the first six months of 2000, has not been widely accepted in the oil and gas business. While we believe the trend toward accepting business process outsourcing is increasing, we cannot assure you that a significant number of companies in the oil and gas industry will accept it as a business model. The failure of business process outsourcing to be widely accepted in the oil and gas industry, or a material delay in its acceptance, would impair our growth and could materially harm our business.

 You should not rely on our historical and pro forma financial information in deciding whether to invest in our common stock because such information may not be representative of our results as a combined company.

The historical financial information included in this prospectus combines our operating results with the operating results of our subsidiary, Petroleum Financial, and the Torch contracts. Our pro forma financial information includes the Oracle Energy Upstream business as if acquired by us at the beginning of the periods presented. Our historical and pro forma information may not reflect what our results of operations, financial position and cash flows would have been if we had been a combined entity during the periods presented, or what our results of operations, financial position and cash flows will be in the future. The historical and pro forma financial information does not reflect many significant changes that have occurred or may occur in our operational arrangements as a combined entity. Further, the historical revenues reported for the Oracle Energy Upstream business include revenues from consulting services provided by Oracle in connection with its downstream and financial applications, none of which are part of our business. In addition, Torch's service fee activities include management consulting services, services in connection with the acquisition of oil and gas properties, land administration services and human resources, as well as the services we provide. The revenues of Novistar only include the service fees earned from Bellwether Exploration, one of our largest customers, after October 1, 1999. Accordingly, you should not rely on our historical and pro forma financial information as an indication of our future operating results or financial performance.

 We have operated as a subsidiary of Torch and have several customers related to Torch. We may not be able to successfully operate as an independent company and may lose customers if we or our customers experience problems with Torch.

In 1999, Torch consolidated several of the business activities it previously conducted into Novistar, hired new executive management and adopted a new business model and pricing and marketing plan. Although Torch will continue to have a majority ownership interest in us after the offering, we will operate as a separate company. Problems in our relationship with Torch could adversely affect our relationship with several of our significant customers affiliated with Torch, such as Nuevo Energy and Bellwether Exploration. In addition, if Torch were to develop strained relationships with our common customers it could adversely affect our relations with these customers.

If any of these customers were to substantially reduce or discontinue use of our solutions, our business, operating results and financial condition could be materially harmed. While these customers will continue to be important to our business, we intend to focus on adding additional customers not affiliated with Torch. We may be unable to successfully market our services to persons unaffiliated with Torch, which would impair our growth and could harm our business.

 Our costs related to corporate services could increase as our relationship with Torch changes in the future.

We are party to a support services agreement with Torch. The services Torch provides to us under this agreement are primarily human resources, office administration, office facilities, risk management, corporate secretary, legal support, graphic services, tax and financial planning, corporate relations and internal and joint interest audit. Fees under this agreement are based on a monthly fee and provisions for time and materials charges for requested services.

The agreement terminates in January 2005, and then is renewable on an annual basis. We can terminate this agreement at any time upon 90 days' notice and payment of a termination fee of $1.0 million. If the agreement is terminated, and if we are unable to engage third parties to perform these services and have to replicate facilities, services or employees that we are not using full time, or are not able to engage a third party at costs similar to those charged by Torch, our costs would increase.

 Our business may be harmed if we lose the services of Thomas Ray, Kelly Parrino, Richard Williams or other key employees.

We believe our future success is dependent on our key employees, especially Thomas Ray, our chief executive officer, Kelly Parrino, our chief information officer, and Richard Williams, our senior vice president--strategy and marketing. The loss of the services of one or more of our key officers, or their decision to join a competitor or otherwise compete with us, could harm our business and stock price.

 If our agreements with Oracle are terminated or our relationship with Oracle becomes strained, we could lose the ability to effectively market our solutions.

We have an agreement with Oracle under which we jointly market our products and services, and coordinate upgrades and new releases of our software with new releases of Oracle's financial application and database software. Oracle's cooperation is essential for this marketing and technology coordination agreement to be successful. If we have any difficulties in our relationship with Oracle, we may not receive the full benefit of this agreement which could result in a loss of revenue and customers.

Our software requires Oracle's database software to operate. We have entered into an agreement with Oracle that grants us the right to sublicense its database software in connection with licenses of our software. This agreement is terminable at any time by either party. If this agreement is terminated, our license customers will have to obtain licenses of the database software directly from Oracle in order to use our software. Our inability to continue to offer Oracle's database software to our license customers could cause us to lose revenue and customers.

 A small number of customers account for a high percentage of revenue and the loss of a major customer would materially harm our operating results.

During 1999, Nuevo Energy represented 20.2% of our pro forma revenues and during the first six months of 2000 represented 25.9% of our pro forma revenues. For the first six months of 2000, Bellwether Exploration represented 12.7% of our pro forma revenues. For the first six months of 2000, Torch represented 12.0% of our pro forma revenues. The loss of any of these customers or any of our existing business process outsourcing customers would result in significant lost revenues and an important customer reference that we expect to be instrumental in securing future customers. Our business process outsourcing customer contracts generally have a term of three to five years, but may be terminated by our customers upon six months prior notice if our customers pay a termination fee. If our current business process outsourcing customers do not maintain their relationship with us or continue to contract for the current level of services, or we are not able to sell our services to new customers at comparable or greater levels, our revenues will decline. In addition, technical support fees received from licensees pursuant to contracts that are renewed on an annual basis account for approximately ten percent of our current revenues. If one or more licensees fails to renew a technical support contract, our operating results would be materially harmed.

 The oil and gas industry is characterized by substantial consolidation, which makes our customer base volatile.

The oil and gas industry is characterized by a high level of mergers and acquisitions and dispositions of assets. As a result, our customer base may be more volatile than the customer bases of providers of business process solutions that target industries not characterized by a high level of consolidation. We could lose significant customers as a result of industry consolidation which would materially harm our business.

 Changes in the economic condition of the oil and gas industry may harm our business, our operating results and our profitability.

We currently derive all of our revenues from business process outsourcing and software licensing to the upstream sector of the oil and gas industry. We also receive revenues from the Torch contracts, the fees for which are calculated in part based on oil and gas prices. Although we believe that our solutions reduce operating costs of industry participants, demand for our solutions could nevertheless be harmed by significant downturns, fluctuations or instability in the upstream sector of the oil and gas industry. These events may be caused by factors such as a protracted decline in oil and gas prices, a reduction in demand for oil and gas, or worldwide economic recession.

 Our solutions are critical to our customers' business. Our failure to deliver error-free products and services could result in loss of customers and substantial liability.

We may make mistakes in performing our services that result in claims being made against us. Because our services relate to critical functions of our customers, our mistakes could cause substantial damage. Our mistakes could subject us to payment of damages or requirements to provide services at no charge. Most of our contracts for business process outsourcing require us to provide free services or services at a reduced cost in the future if we do not meet the service levels specified in the contracts, which could adversely affect our revenues and earnings. Service levels are agreed to by us and our customers based on our customers' requirements, and include delivery of critical reports on a timely basis, monthly reconciliation of accounts, posting of cash receipts within a customer-defined time period and providing network and database availability during predefined times. Our mistakes may also damage our business reputation which could adversely affect our relationships with existing customers and affect our ability to attract new customers.

Our software could contain defects that are not discovered until after the software is in use, particularly when new versions or enhancements are released. Any interruptions caused by defects or any other disruptions in our services, even if temporary, could damage our reputation, result in product liability suits against us, divert research and development resources and delay or reduce market acceptance of our business process outsourcing solutions based on the software, any of which could harm our business.

Oracle's and other third parties' software applications used with our software or in our solutions may contain defects when introduced or when new versions or enhancements are released. If this were to occur, our business and reputation may be harmed, and we may lose revenues.

 We have guaranteed cost savings to Nuevo Energy.

We renewed our contracts with Nuevo Energy in 2000. In connection with this renewal, we agreed to cause Nuevo Energy to realize $3.5 million in cost savings over three years beginning in August 2000, with a minimum savings of $500,000 per year, compared with the amount Nuevo Energy would have paid if the contract terms had not changed from those in effect in 1999. This $3.5 million cost savings target will be reduced by one-half of the profit Nuevo Energy realizes on warrants to purchase our common stock that we have agreed to issue to them. If we fail to cause Nuevo Energy to realize all or a portion of these cost savings and the value of their warrants does not increase sufficiently, we would be required to pay Nuevo Energy up to $3.5 million over the next three years.

 The market for business process solutions in the oil and gas industry is highly competitive and we may not be able to compete successfully.

The market for providers of business process solutions to the upstream sector of the oil and gas industry is extremely competitive. Although there are currently a limited number of companies against whom we directly compete, we anticipate that technology and consulting companies currently focused on providing solutions across multiple industries may enter our market. In addition, traditional service and start-up companies focused on the upstream sector of the oil and gas industry may compete with us. Our current and potential competitors include:

 . international, national and regional accounting and consulting firms, such as PricewaterhouseCoopers, Cap Gemini Ernst & Young and KPMG, that provide consulting services and outsourced accounting and transactional services, or that enter into collaborative alliances with software and hardware providers to perform these services;

 . providers of software solutions for the upstream oil and gas industry, such as Petroleum Place and Artesia Data Systems;

 . enterprise resource planning software providers such as PeopleSoft and SAP; and

 . application service providers such as Corio, Interliant, USinternetworking and FutureLink.

Some of our competitors have substantially greater financial, technical and marketing resources and possess greater name recognition that they can use to gain market share. As a result, they may be able to provide customers with additional benefits at lower costs and may be in a better position to respond more quickly to new or emerging technologies or changes in customer requirements. If we are unable to compete, we will lose customers or be unable to attract new customers.

 We engage in international operations which subject us to additional risks that may harm our operating results and limit our future international growth.

We currently have limited international operations but plan to expand our international sales and marketing efforts. International operations are generally subject to a number of risks that may adversely affect our operating results or limit our prospects for international expansion, including:

 .  adapting software for foreign countries;

 .  protectionist laws that favor local competition;

 .  our dependence on local distributors and consultants;

 .  multiple, conflicting and changing governmental laws and regulations;

 .  longer sales cycles;

 .  the need to enforce contractual rights and judgments in foreign courts;

 .  difficulties in collecting accounts receivable;

 .  foreign currency exchange rate fluctuations; and

 .  political and economic instability.

 We may not be able to manage our expanding operations.

The growth of our customer base has placed and will continue to place a significant demand on our management, financial and operational resources. We have expanded our operations rapidly and intend to continue to expand our U.S. and international operations in the foreseeable future, to pursue existing and potential market opportunities, and to support our growing customer base. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely and cost-effective basis. If we fail to improve our operational systems in a timely and cost-effective manner, we could experience customer dissatisfaction, cost inefficiencies and lost revenue opportunities.

In addition, demands on our limited resources have already required us and may require us in the future to engage third-party resources over which we have limited control to assist us in implementing our growth strategy. We depend on third parties to provide administrative and other services and to assist our clients in the transition of their employees to us when we provide business process outsourcing. One or more of our third-party providers may fail to deliver the services we require. The failure of any of these third parties to provide services or any disruption of these services could result in an interruption of our outsourcing services or support for our licensing arrangements. Any such event would diminish the attractiveness of our solutions to our customers.

 We may not be able to attract and retain the qualified staff necessary to grow our business.

Our business is growing at a rapid pace and we intend to continue the expansion of our current operations and pursue existing and potential market opportunities. In order to manage our growth, we must attract, retain, manage and motivate qualified information technology, accounting and transaction processing personnel, as well as oil and gas industry professionals. Competition for these individuals, especially information technology personnel, is intense and recruiting and training them requires substantial resources. Other employers may offer significantly greater compensation and benefits or more attractive career paths or geographic locations than we are able to offer. We may not be able to hire and retain the necessary personnel or we may need to pay higher compensation for employees than we currently expect. If we are unable to attract and retain skilled employees, the growth of our business will be limited.

 Our prior S corporation status could result in future tax liability.

Prior to February 2000, we were an S corporation for federal income tax purposes. Unlike a C corporation, an S corporation generally is not subject to income tax at the corporate level. We could have liability from our previous activities if our S corporation status were denied by the Internal Revenue Service in the future.

Risks Associated with Our Technology

 Our business may be harmed if we fail to develop and deliver new software and services that are valuable to our customers.

Our market is characterized by rapidly changing technology and frequent new product and service introductions. If we fail to introduce new software or services, or to improve our existing software or services in response to industry developments, we may lose customers, which would lead to a loss of revenue.

There are a number of risks associated with new software development projects, including:

 .  we may not complete the projects in a timely manner;

 . we may be unable to attract or retain required technical and management personnel to develop and manage these projects;

 .  we may need to develop or acquire new technology; or

 .  we may encounter technical challenges that we cannot overcome.

Any one of the above events could delay the timing of a software release or decrease the quality of our solutions and services and, thereby, decrease market acceptance of our products.

We plan to extend our software and services to further automate business processes and to facilitate workflow collaboration among oil and gas industry participants. There are a number of risks and uncertainties associated with this extension, including:

 . we may not accurately determine the features required by oil and gas industry participants and develop solutions that incorporate these features;

 . this extension is unproven and may not be adopted by oil and gas industry participants; and

 . we have no experience in establishing a new strategy like this among industry participants.

Any of these risks or uncertainties could prevent us from successfully implementing this extension, which could hamper our growth and would harm our operating results.

 If we fail to adapt our solutions to rapid changes in the oil and gas industry, our existing products could become obsolete.

The market for our solutions is characterized by frequent introduction of new software products and related technology enhancements, changes in customer demands and evolving industry standards. We may not be able to successfully develop and market new software or updates to our existing software. Software based on new technologies or new industry standards could render our existing software obsolete and unmarketable. If we fail or are delayed in developing enhancements to our current products or new products, we could lose revenue opportunities and customers and our cost of doing business may increase.

 Losses from damage to hardware or loss of data through viruses could undermine customer confidence in our services, which could harm our business and reputation.

We currently conduct all of our data processing and network operations at our facility in Houston, Texas. Sunguard Recovery Services is our primary disaster recovery provider. In the event of a disaster, Sunguard has agreed to provide us with the infrastructure and computer hardware necessary to resume operations. Nevertheless, our customers' data may not be available in the event of a disaster and our recourse against Sunguard is limited. Any disruption that results in the unavailability of our services to our customers could result in the loss of existing customers and the inability to attract future customers.

In the event of a major catastrophe, our operations are dependent on Sunguard being able to successfully provide back-up processing capability and our ability to restore back-up data to the most recent time frame possible. Some of the events that could lead to a major catastrophe include:

 . physical damage or interruption from long-term power loss, telecommunication failure, fire, storms and other natural disasters;

 .  computer viruses; and

 .  physical or electronic break-ins.

We cannot assure you that the precautions we have taken will protect us against these types of events. In the event that a disaster occurs, our reputation and business could be materially harmed due to claims by customers, loss of contract revenues, the costs of replacing lost systems, the loss of current customers and an inability to attract new customers.

 Our limited ability to protect our intellectual property rights in our software could harm our operating results and competitive position.

Our business and financial performance depends to a significant degree upon our software and other proprietary technology. If we are unable to successfully protect this technology, we may be unable to effectively compete in this industry. We do not have any patents. We generally enter into confidentiality agreements with employees and other persons who have access to our software and license agreements with customers. The measures we have taken may be inadequate and afford only limited protection. Our competitors may independently develop technologies that are substantially similar to ours. In addition, detecting unauthorized use of our intellectual property rights may be difficult. Even if we do detect unauthorized use of our intellectual property rights, we may not be able to enforce our rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as those in the United States. If we litigate to enforce our rights, it could be expensive, divert management resources and could be inadequate to protect our business.

 We could be subject to claims alleging infringement on patents or copyrights of others.

There has been substantial litigation in the software industry regarding intellectual property rights. We could be the subject of claims alleging infringement of third-party intellectual property rights, which could divert management's attention and resources and disrupt our operations. In addition, we may be required to indemnify partners and customers for similar claims made against them. Defending an infringement claim, even if without merit, could be time consuming, costly and involve substantial risk. As a result of an infringement claim, we may be required to pay damages, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claim.

 If our security system is breached, our business and reputation could suffer.

Our activities involve the storage and transmission of proprietary information, such as financial accounting information, of our customers and security breaches could damage our reputation and expose us to a risk of loss or litigation. We rely on encryption and authentication technology licensed from third parties in an effort to secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise of the methods we use to protect customer transaction data. Anyone who is able to avoid our security measures or those of our customers could misappropriate our proprietary information or cause interruptions in our Internet operations. We may need to spend significant funds or other resources to protect against the threat of security breaches or to address problems caused by breaches, which may not be effective.

Despite the implementation of security measures, our networks and those of our customers may be vulnerable to unauthorized access, computer viruses and other disruptions. Internet service providers have experienced and may experience future interruptions in service as a result of the accidental or intentional actions of Internet users, employees or others. Additionally, concerns over the security of transactions conducted on the Internet may inhibit the growth of the Internet as a means of conducting commercial transactions which could hinder the development of our business.

Risks Relating to this Offering

 Torch will own approximately % of our stock following the offering ( % if the underwriter's over-allotment option is exercised in full), and will be able to exert influence over our operations.

After the offering, Torch will own approximately % of our outstanding common stock ( % if the underwriter's over-allotment option is exercised in full). As a result, Torch will be able to significantly influence our board of directors and all matters that our stockholders vote upon, even if other directors or stockholders oppose them. These matters include the election of directors and significant transactions, such as business combinations. Such concentration of ownership may have the effect of delaying, deterring or preventing a change of control or other business combination which would be economically beneficial to us or our other stockholders.

 You will be subject to immediate and substantial dilution in connection with your purchase of our common stock.

The net tangible book value of shares of our common stock that you purchase in this offering will be substantially less than the price you pay for them. This immediate and substantial dilution in the net tangible book value of the shares you purchase will be $ per share based on the initial public offering price. If and to the extent that outstanding common stock options are exercised after the offering, you will experience further dilution in the net tangible book value of your shares of common stock. See "Dilution."

 An active public market for our stock may not develop.

Before this offering, there has been no market for our common stock. We cannot offer any assurance that an active trading market for these shares will develop or continue, or how active that market might become after this offering. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price will be determined by negotiations between us and representatives of the underwriters and may bear no relationship to the price at which the common stock will trade in the market upon completion of the offering. You may not be able to sell your shares at prices above the initial public offering price. You should read "Underwriting" for a description of the factors considered in determining the initial public offering price.

 Our stock price may be volatile, resulting in expensive securities class action litigation.

The securities markets have experienced significant price and volume fluctuations, and the market prices of the securities of technology companies in particular have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, the price of our common stock could decrease significantly if our operating results are below the expectations of public market analysts and investors. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. If we are the target of securities class action litigation, it could result in substantial costs, a diversion of management's attention and resources and harm to our reputation.

 The lapse of legal restrictions on the sale of our stock could affect our stock price and dilute your stock ownership.

Sales of substantial amounts of our common stock in the public market by insiders following the offering, or the perception that these sales may occur, could cause the market price of our common stock to fall. After the offering, assuming the underwriters do not exercise their over-allotment option, there
will be    shares of our common stock outstanding. If the underwriters
exercise their over-allotment option, this number will increase to    shares.
Of these,    shares will be held as follows:

                                                                        Number
   Stockholder                                                         of Shares
   -----------                                                         ---------
   Torch.............................................................. 9,076,675
   Oracle............................................................. 2,484,395

The holding periods under Rule 144 with respect to the shares of our common stock held by Torch and Oracle will expire before the scheduled expiration of the lock-up agreements to be entered into by our directors, officers and specified shareholders, including Torch and Oracle. These lock-up agreements are scheduled to expire 180 days after the date of this prospectus.

 We have a substantial number of shares subject to options and warrants with exercise prices substantially below the price to the public in the offering, which may dilute your investment and decrease the market price.

As of September 15, 2000, we had:

 . 2,138,824 shares underlying outstanding options at a weighted average exercise price of $1.63 per share;

 . 161,066 shares subject to outstanding warrants at an exercise price of $4.00 per share;

 . 170,000 shares subject to warrants that we have agreed to issue to Nuevo Energy at an exercise price of $4.00 per share;

 . 750,000 shares subject to warrants that we have agreed to issue to Unocal, the final terms of which are still subject to negotiation; and

 . 400,000 shares underlying options that will be issued to our chief executive officer immediately prior to the offering with an exercise price equal to the price to the public in the offering.

The issuance of these shares will dilute our common stock and may cause our stock price to decline.

 We have anti-takeover defenses that could delay or prevent a takeover that shareholders may consider favorable.

Provisions of our certificate of incorporation, bylaws and Delaware law could have the effect of delaying, deterring or preventing a merger, acquisition or other change of control of Novistar even if such change of control would be beneficial to us or our stockholders. For example,

 . our board of directors is divided into three classes, the members of which serve three year terms;

 . after the offering, we may issue up to 5,000,000 shares of preferred stock, with rights, terms and preferences determined by our board of directors;

 . our stockholders may take action only at a stockholders meeting, and may not take action by written consent;

 . our stockholders must give 90 days notice of an intent to nominate a person to our board of directors; and

 . Section 203 of the Delaware General Corporation Law provides that a person who owns 15% of our common stock, or any affiliate or associate of such person, is an interested stockholder and that an interested stockholder must receive a vote of 66 2/3% of our shares not owned by the interested stockholder to engage in a merger or other business combination with us.

                           Forward-Looking Statements

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

 .  our future business plans and intent of management;

 . the capabilities and date of release of future versions and upgrades of our software; and

 .  expectations about the market acceptance of our software and services.

These statements may be found under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Result of Operations," "Business" and elsewhere that are forward-looking and not based on historical facts. Forward looking statements are typically identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including those we discuss under "Risk Factors" and other sections of this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements about our business that are addressed in this prospectus.

                                Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock
we are offering will be approximately $   million. If the underwriters fully
exercise the over-allotment option, the net proceeds of the shares we sell will
be $   million. "Net proceeds" is what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be
$   per share.

We will use:

 .  $   million of the net proceeds to repay working capital advances made to us by Torch. These advances are due on demand and bear interest at 9% per annum.

 .  $   million of the net proceeds to repay principal and interest owed to
    Oracle. The amount owed to Oracle was incurred as part of the purchase price of the Oracle Energy Upstream business. Amounts owed to Oracle are due upon the earlier of the offering or February 18, 2005. Interest on the Oracle loan is currently 9% and increases to 17% in annual increments until maturity.

 .  $   million of net proceeds to repay principal and interest owed to Torch and incurred to finance the acquisition of the Oracle Energy Upstream business. The amounts owed to Torch have the same terms as the amounts owed to Oracle.

 . up to $5.7 million of net proceeds to acquire the Torch contracts. This amount was agreed upon by us, Torch and Oracle as the value of the Torch contracts based on the revenues anticipated to be generated in the future by the Torch contracts. We will seek a fairness opinion from an investment bank reasonably acceptable to the underwriters of this offering regarding the fairness, from a financial point of view, of the value assigned to the Torch contracts. If the investment bank is unable to opine that the value assigned to the Torch contracts is fair to us, from a financial point of view, Torch has agreed to reduce the purchase price of the Torch contracts to the value determined by the investment bank to be fair to us.

 . the balance of the net proceeds for general corporate purposes, including working capital, software development and the expansion of our operations, including the recruitment and retention of personnel.

See "Certain Transactions" for additional information about the foregoing transactions.

In addition, we may pursue the acquisition of new or complementary businesses, products or technologies in an effort to enter into new business areas, diversify our sources of revenue and expand our product and service offerings. A portion of the net proceeds may be used to fund these acquisitions or investments. We currently have no agreements or understandings, and are not engaged in active negotiations, for any acquisitions or investments. We will retain broad discretion in the allocation of the net proceeds of this offering. This discussion represents our best estimate of the allocation of the net proceeds of this offering based upon our current plans. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions for other purposes.

Until we use the net proceeds of the offering, we will invest the funds in short-term, investment grade, interest-bearing securities.

                                Dividend Policy

We have never paid any cash dividends on our capital stock. We do not expect to pay cash dividends in the foreseeable future. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. In addition, as part of our letter of intent with Unocal for business processing outsourcing and a concurrent investment in us by them, we have agreed not to pay cash dividends prior to 2004.

                                 Capitalization

The following table shows:

 .  Our actual capitalization on June 30, 2000.

 . Our capitalization on June 30, 2000, assuming the completion of the offering at an assumed public offering price of $ per share and the use of the net proceeds as described under "Use of Proceeds."

This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes appearing elsewhere in this prospectus.

                                                             June 30, 2000
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
   Cash and cash equivalents............................  $    151     $
                                                          ========     ====
   Due to Torch.........................................  $ 11,114
                                                          ========
   Note payable--Oracle.................................    10,000
   Note payable--Torch..................................     8,675
   Stockholders' equity:
     Common stock, $0.01 par value per share; 20,000,000
      shares authorized, 9,076,675 shares issued and
      outstanding; 50,000,000 shares authorized,
            shares issued and outstanding, as adjusted..        91
     Preferred stock, $0.01 par value per share;
      3,000,000 shares authorized, 2,484,395 shares of
      series A preferred stock issued and outstanding
      (liquidation preference $9,950,000); 5,000,000
      shares authorized, no shares issued and
      outstanding, as adjusted..........................        25
     Warrants...........................................        15
     Additional paid-in capital.........................    15,748
     Accumulated deficit................................   (10,526)
                                                          --------     ----
       Total stockholders' equity.......................     5,353
                                                          --------     ----
       Total capitalization.............................  $ 24,028     $
                                                          ========     ====

                                    Dilution

Our net tangible book value on June 30, 2000, was approximately $(26.4) million, or $(2.91) per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares outstanding.

After giving effect to adjustments relating to the offering, our pro forma net
tangible book value on June 30, 2000, would have been $   , or $    per share.
The adjustments made to determine pro forma net tangible book value per share are the following:

 . An increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" (assuming that the public offering price
    will be $    per share).

 . The addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following table illustrates the pro forma increase in net tangible book
value of $    per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

   Assumed public offering price per share..........................      $
   Net tangible book value per share as of June 30, 2000............ $
   Increase in net tangible book value attributable to the
    offering........................................................
                                                                     ----
   Pro forma net tangible book value per share as of June 30, 2000 after giving effect to the offering.............................
                                                                          ----
   Dilution per share to new investors in the offering..............      $
                                                                          ====

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share. The table assumes that
the public offering price will be $   per share.

                                               Shares         Total      Average
                                             Purchased    Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
   Existing stockholders..................             %   $          %   $
   New investors..........................
                                            ---     ---    ---     ---
     Total................................             %   $          %
                                            ===     ===    ===     ===

The foregoing table assumes no exercise of the underwriters' over-allotment option and excludes the following:

 . 2,138,824 shares underlying options outstanding as of September 15, 2000 at a weighted average exercise price of $1.63 per share;

 . 161,066 shares subject to warrants outstanding as of September 15, 2000 at an exercise price of $4.00 per share;

 . 170,000 shares subject to warrants that we have agreed to issue to Nuevo Energy at an exercise price of $4.00 per share;

 . 750,000 shares subject to warrants that we have agreed to issue to Unocal, the final terms of which are still subject to negotiations; and

 . 400,000 shares underlying options that will be issued to our chief executive officer immediately prior to the offering with an exercise price equal to the price to the public in the offering.

               Unaudited Pro Forma Combined Financial Statements

Basis of Presentation

The following table sets forth our selected historical and unaudited pro forma combined financial information for the periods shown. The pro forma statement of operations and balance sheet data were derived from the historical combined financial statements of the respective companies and give effect to:

 . the combination of Novistar, Petroleum Financial and the Torch contracts which were under common control, as an integral part of Torch's overall operations;

 .  the acquisition of the Oracle Energy Upstream business;

 .  the common stock offering and related transactions as described in this
    prospectus at an offering price of $   per share; and

 . the provision (benefit) for corporate income taxes as if we had been a C corporation for tax purposes during the periods presented.

These items are collectively referred to as the "pro forma adjustments."

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been had the events described above occurred on the date assumed, nor is it necessarily indicative of future results of operations or financial position. You should read the unaudited pro forma combined financial information with our historical combined financial statements and accompanying notes and the statement of assets acquired and liabilities assumed of Oracle Energy Services and the related statements of revenues and direct operating expenses from certain activities.

As permitted by the rules and regulations of the SEC, the unaudited pro forma combined financial information is presented on a condensed basis.

The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 1999 and the six months ended June 30, 2000 were prepared as if the pro forma adjustments had occurred as of January 1, 1999. The unaudited pro forma combined balance sheet was prepared as if the pro forma adjustments had occurred as of June 30, 2000.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                      For the Year Ended December 31, 1999

                                                                                         Pro Forma
                         Historical   Historical                 Pro Forma              As Adjusted
                          Combined   Oracle Energy Acquisition   Combined    Offering    Combined
                          Novistar    Services(A)  Adjustments   Novistar   Adjustments  Novistar
                         ----------  ------------- -----------   ---------  ----------- -----------
Revenues................ $   18,122    $ 24,651      $    --     $ 42,773     $           $
Cost of revenues........    (15,581)    (22,770)          --      (38,351)
                         ----------    --------      -------     --------     -------     -------
Gross profit............      2,541       1,881           --        4,422

Operating expenses......     (5,835)     (8,609)      (6,677)(B)  (21,121)
                         ----------    --------      -------     --------     -------     -------
Operating loss..........     (3,294)   $ (6,728)      (6,677)     (16,699)
Interest expense........         --          --       (1,681)(B)   (1,681)
                         ----------    --------      -------     --------     -------     -------
Loss before income
 taxes..................     (3,294)   $ (6,728)      (8,358)     (18,380)
                                       ========
Income tax benefit(G)...         --                    3,828 (C)    3,828
                         ----------                  -------     --------     -------     -------
Net loss................ $   (3,294)                 $(4,530)    $(14,552)    $           $
                         ==========                  =======     ========     =======     =======
Basic and diluted net
 loss per share......... $    (0.36)                                                      $
                         ==========                                                       =======
Weighted average number
 of shares used in per
 share computation,
 basic and diluted......  9,076,675
                         ==========                                                       =======


                     For the Six Months Ended June 30, 2000

                                          Historical
                                         Oracle Energy
                                     Services, Period From                                       Pro Forma
                         Historical     January 1, 2000                  Pro Forma              As Adjusted
                          Combined          Through        Acquisition   Combined    Offering    Combined
                          Novistar   February 18, 2000(A)  Adjustments   Novistar   Adjustments  Novistar
                         ----------  --------------------- -----------   ---------  ----------- -----------
Revenues................ $  14,844          $2,316           $    --      $17,160    $           $
Cost of revenues........    (9,656)         (1,690)               --      (11,346)
                         ---------          ------           -------     --------    --------    --------
Gross profit............     5,188             626                --        5,814

Operating expenses......    (8,960)         (1,081)             (835)(B)  (10,876)
                         ---------          ------           -------     --------    --------    --------
Operating loss..........    (3,772)           (455)             (835)      (5,062)
Interest expense........      (930)             --              (210)(B)   (1,140)
                         ---------          ------           -------     --------    --------    --------
Loss before income
 taxes..................    (4,702)         $ (455)           (1,045)      (6,202)
                                            ======
Income tax benefit(G)...     1,592                            (1,592)(C)       --
                         ---------                           -------     --------    --------    --------
Net loss................ $  (3,110)                          $(2,637)    $ (6,202)   $           $
                         =========                           =======     ========    ========    ========
Basic and diluted net
 loss per share......... $   (0.34)
                         =========                                                               ========
Weighted average number
 of shares used in per
 share computation,
 basic and diluted...... 9,076,675
                         =========                                                               ========


                See accompanying notes to financial statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (in thousands)

                                At June 30, 2000

                                                                     Pro Forma
                                          Historical                As Adjusted
                                           Combined     Offering     Combined
                                           Novistar  Adjustments(D)  Novistar
                                          ---------- -------------- -----------
Current assets:
  Cash and cash equivalents..............  $   151      $            $
  Accounts receivable....................    4,476
  Other current assets...................      384
                                           -------      -------      --------
    Total current assets.................    5,011

Property and equipment, net..............    3,738
Intangibles, net.........................   31,784
                                           -------      -------      --------
    Total assets.........................  $40,533      $            $
                                           =======      =======      ========
Current liabilities:
  Due to affiliates......................  $11,114      $            $
  Accounts payable and accrued
   liabilities...........................    2,418
                                           -------      -------      --------
    Total current liabilities............   13,532
Note payable--preferred stockholder......   10,000
Note payable--common stockholder.........    8,675
Deferred tax liabilities.................    1,815
Deferred revenues and other..............    1,158
                                           -------      -------      --------
    Total long-term liabilities..........   21,648
    Total liabilities....................   35,180
Stockholders' equity:
  Common stock...........................       91
  Preferred stock........................       25
  Warrants...............................       15
  Additional paid-in capital.............   15,748
  Accumulated deficit....................  (10,526)
                                           -------      -------      --------
    Total stockholders' equity...........    5,353
                                           -------      -------      --------
    Total liabilities and stockholders'
     equity..............................  $40,533      $            $
                                           =======      =======      ========

                See accompanying notes to financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

 Oracle Energy Acquisition Adjustments

 A. The unaudited pro forma combined statements of operations reflect the historical revenues and direct operating expenses from certain activities of Oracle Energy Services. Except for consulting activity, the amounts reflect the activity for the Oracle Energy Upstream business which was acquired by Novistar. Due to the historical record-keeping methodology followed by Oracle for its consulting practice, consulting services cannot be separately identified. Therefore, consulting revenues and the related direct operating expenses reflect upstream, downstream and financials' activity.

 B. To reflect depreciation and amortization of $6.7 million related to the assets acquired with the Oracle Energy Upstream business based on a three-year life for tangible assets and a five-year life for intangible assets, and $1.7 million of interest expense on related financing costs for the year ended December 31, 1999. To reflect depreciation and amortization of $835,000 related to the assets acquired with the Oracle Energy Upstream business based on a three-year life for tangible assets and a five-year life for intangible assets, and $210,000 of interest expense on financing costs for the six months ended June 30, 2000.

 C. The income tax effect related to the acquisition of the Oracle Energy Upstream business in the unaudited pro forma combined statement of operations for the year ended December 31, 1999 reflects the benefit associated with the recognition of the deferred tax asset generated in 1999 to the extent of the deferred tax liability established at the acquisition date due to the excess of book basis over tax basis of the assets acquired.

   The income tax effect related to the acquisition of the Oracle Energy Upstream business in the unaudited pro forma combined statement of operations for the six months ended June 30, 2000 reflects the elimination of the historical income tax benefit because had the acquisition occurred as of January 1, 1999, Novistar would have been unable to recognize a benefit for the deferred tax asset generated during the period.

 Offering Adjustments

 D. The unaudited pro forma combined balance sheet gives the effect to the
    sale of common stock in the offering at an initial price of $   per share,
    after deducting underwriting discounts and estimated offering expenses; the application of the net proceeds therefrom to repay working capital advances, and related interest, from Torch; principal and interest owed to Oracle in connection with the acquisition of the Oracle Energy Upstream business; principal and interest owed to Torch in connection with their financing for the acquisition of the Oracle Energy Upstream business; and the payment to Torch in connection with the transfer to Novistar of the Torch contracts.

 E. The unaudited pro forma combined statements of operations reflect the reversal of interest expense related to amounts due to Oracle and Torch which will be repaid upon consummation of the initial public offering.

 F. The preferred stock issued to Oracle in connection with the acquisition of the Oracle Energy Upstream business is convertible into 2,484,395 shares of common stock. The conversion is automatic upon the sale of Novistar's common stock in an initial public offering at a price per share of not less than $10 from which Novistar receives gross proceeds of not less than $50 million. Pro forma earnings per share calculations assume automatic conversion will be required on the effective date of the stock offering.

 Income Tax Adjustments

 G. The unaudited pro forma combined statements of operations reflect the benefit for corporate income taxes, as if Novistar had been a C corporation for tax purposes during the periods presented.

                            Selected Financial Data
                     (in thousands, except per share data)

This section presents selected historical financial data. Prior to 1999, we operated as a division of Torch. Torch is in the business of providing services to the oil and gas industry, including the services offered by us. Torch did not separately allocate the fees it received from clients or the costs and expenses associated with those fees between Novistar and the other divisions of Torch until 1999. It is therefore impossible to prepare separate financial statements for the activities currently performed by Novistar before 1999.

The following table shows Novistar's selected historical financial data for 1999 and the first six months of 2000. The table also shows operating, balance sheet and other data about the service fee activities of Torch for the five years ended December 31, 1999, which includes the activities of Novistar. We believe that Novistar has represented a substantial portion of the revenues and expenses of Torch's service fee activities since 1997. Torch was sold to its management in September 1996, so we have divided the 1996 information to reflect activities before and after this transaction. You should carefully read the financial statements included in this prospectus, including the notes to the financial statements. The selected financial data in this section is not intended to replace the financial statements.

The selected financial data consists of:

  . the service fee activities of Torch, which include the activities of Novistar, management consulting services, services in connection with the acquisition and divestiture of oil and gas properties, land administration services, human resources and other administrative services not conducted by Novistar.

  . combined Novistar, which includes the results of Petroleum Financial and the Torch contracts and presents our combined financial position and results of operations as if we had been a stand-alone entity. The revenues of combined Novistar include the service fees earned from Bellwether Exploration, one of our largest customers, since October 1, 1999.

This financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate stand-alone entity during the periods presented. For further information that will help you better understand this selected financial data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes appearing elsewhere in this prospectus.

                                     Predecessor Service Fee Activities of Torch                  Combined Novistar
                           ----------------------------------------------------------------  -----------------------------
                                         Nine Months  Three Months                                          Six Months
                            Year Ended      Ended        Ended     Year Ended December 31,    Year Ended  Ended June 30,
                           December 31, September 30, December 31, ------------------------  December 31, ----------------
                               1995         1996          1996      1997    1998     1999        1999      1999     2000
                           ------------ ------------- ------------ ------- -------  -------  ------------ -------  -------
   Statement of
    Operations Data:
    Revenues.............    $19,577       $17,627       $5,724    $23,710 $19,667  $21,215    $18,122    $ 7,563  $14,844
    Cost of revenues.....     19,899        15,881        6,135     20,885  20,040   23,794     15,581      8,107    9,656
                             -------       -------       ------    ------- -------  -------    -------    -------  -------
    Gross profit (loss)..       (322)        1,746         (411)     2,825    (373)  (2,579)     2,541       (544)   5,188
    Operating loss.......        N/A           N/A          N/A        N/A     N/A      N/A     (3,294)    (3,206)  (3,772)
    Basic and diluted net
     loss per share......        N/A           N/A          N/A        N/A     N/A      N/A    $ (0.36)   $ (0.35) $ (0.34)

                                                            At             At
                                                       December 31,     June 30,
                                                           1999           2000
                                                       ------------     --------
   Balance Sheet Data:
    Cash and cash equivalents.........................   $    61        $   151
    Total assets......................................     7,200         40,533
    Due to affiliates.................................     7,497         11,114
    Note payable--preferred stockholder...............        --         10,000
    Note payable--common stockholder..................        --          8,675
    Stockholders' equity (deficit)....................    (1,114)         5,353

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements. Factors that might cause future results to differ materially from those projected in these forward-looking statements include those discussed in "Risk Factors" and "Forward-Looking Statements."

Overview

 Our History

We commenced operations on January 1, 1999 as a wholly-owned subsidiary of Torch. Torch has provided administrative and other services to the oil and gas business since 1981. Torch began using the Oracle Energy Upstream software in its business process outsourcing services in 1996. Effective January 1, 1999, Torch contributed to us its business process outsourcing activities. In February 2000, we acquired the Oracle Energy Upstream business.

In connection with this offering, Torch has transferred Petroleum Financial and will transfer the Torch contracts to us. Petroleum Financial provides business process outsourcing activities to small and mid-sized oil and gas companies using software licensed from Petroleum Place. Under the Torch contracts, Torch negotiates agreements for oil and gas sales by Nuevo Energy and Bellwether Exploration, and uses our software to account for the oil or gas they sell. Since 1999, our employees have performed the services required by the Torch contracts as a subcontractor for Torch. See "Certain Transactions--Transactions with Torch--Transactions in Connection with the Offering."

 Our Historical Financial Statements

Because Torch did not separately allocate the fees and expenses received from its clients between those attributable to our operations and to Torch's other service activities prior to January 1, 1999, it is not possible to prepare historical financial statements of Novistar for periods prior to 1999. The historical financial statements in this prospectus include the following:

 . the service fee activities of Torch, which include the activities of Novistar, management consulting services, services in connection with the acquisition and divestiture of oil and gas properties, land administration services, human resources and other administrative services not conducted by Novistar.

 . combined Novistar, which includes the results of Petroleum Financial and the Torch contracts and presents our combined financial position and results of operations as if we had been a stand-alone entity. The revenues of combined Novistar include the service fees earned from Bellwether Exploration, one of our largest clients, since October 1, 1999.

 Description of Our Solutions

We deliver our solutions through business process outsourcing, application hosting and licensing arrangements. Our business process outsourcing contracts vary, but generally provide for the following fee arrangements:

 .  a fixed charge per month.

 . a fee based on a fixed dollar amount per business unit. A business unit is usually an individual well, although our solutions permit our customers to select other business units such as productive formations or groups of wells.

 . a variable charge for services such as marketing, which is based on the amount of oil and gas marketed or time and materials expended on select items specified in the customer's contract.

 . subjective incentive fees payable at the discretion of our customers if we meet service levels.

Our service fee revenues include revenues from business process outsourcing contracts, application hosting, license fees and annual maintenance fees.

Our fee arrangements are as follows:

 . Our business process outsourcing contracts are usually multi-year agreements, which provide for termination at the customer's election on six months prior notice. If a customer terminates the agreement before the end of the contract term, it must pay a termination fee generally equal to one year's revenue.

 . Our fees for application hosting are based on the number of concurrent users. We currently do not have any customers that use our application hosting services separately from our business process outsourcing services.

 . Our fees for licenses require an initial payment for the license based on the number of our customers' employees who will access our software simultaneously. Typically our customers purchase an annual maintenance contract for approximately 20% of the license fee.

We also receive consulting fees from our outsourcing, hosting and licensing customers for implementing our solutions and transitioning our customers' data and business processes to our solutions. Our service fee revenues from affiliates consist of revenues we received from Torch. Our marketing commissions include revenues we received as a subcontractor under the Torch contracts.

Results of Operations of Novistar for the Six Months Ended June 30, 1999 and June 30, 2000

The following table provides additional information about our revenues and expenses in the first six months of 1999 and 2000.

                                                                Six Months
                                                              Ended June 30,
                                                              ----------------
                                                               1999     2000
                                                              -------  -------
                                                                (Unaudited)
                                                              (in thousands)
Revenues:
  Service fees............................................... $ 4,852  $12,022
  Service fees--affiliates...................................   1,531    1,512
  Marketing commissions......................................   1,180    1,310
                                                              -------  -------
    Total revenues...........................................   7,563   14,844
Cost of revenues.............................................   8,107    9,656
                                                              -------  -------
    Gross profit (loss)......................................    (544)   5,188
                                                              -------  -------
Operating expenses:
  General and administrative--affiliates.....................   1,133    1,346
  Selling, general and administrative........................     271    1,383
  Research and development...................................      --    2,329
  Depreciation and amortization..............................   1,258    3,902
                                                              -------  -------
    Total operating expenses.................................   2,622    8,960
Operating loss...............................................  (3,206)  (3,772)
  Interest expense...........................................      --      930
                                                              -------  -------
Loss before income taxes.....................................  (3,206)  (4,702)
Income tax benefit...........................................      --    1,592
                                                              -------  -------
Net loss..................................................... $(3,206) $(3,110)
                                                              =======  =======

 Revenues

For the six months ended June 30, 2000, our revenues were $14.8 million, representing an increase of $7.3 million, or 96%, over revenues for the same period in 1999.

Service Fees. Service fees were $12.0 million in the six months ended June 30, 2000, representing an increase of $7.2 million, or 147.8%, over the same period in 1999. Service fees represented 64.2% and 81.0% of total revenues during the six months ended June 30, 1999 and 2000. The increase in service fees is attributable to the consulting and support contracts acquired in the Oracle Energy Upstream acquisition in February 2000 and to service fee revenues generated from four new outsourcing customers. In addition, we received $800,000 of revenue from transition services provided to new outsourcing customers during the six months ended June 30, 2000.

Service Fees--Affiliates. Service fees from affiliates remained constant for the six-month periods ended June 30, 1999 and 2000. Service fees from affiliates represented 20.2% and 10.2% of total revenues during the six months ended June 30, 1999 and 2000.

Marketing Commissions. Marketing commissions were $1.3 million during the six months ended June 30, 2000, representing an increase of $130,000, or 11.0%, over the same period in 1999. These commissions represented 15.6% and 8.8% of total revenues during the six months ended June 30, 1999 and 2000. The increase in commissions resulted from an increase in oil and gas prices during the six months ended June 30, 1999 when compared to the six months ended June 30, 2000.

 Costs and Expenses

Cost of Revenues. Cost of revenues was $9.7 million during the six months ended June 30, 2000, representing an increase of $1.5 million, or 19.1%, over the same period in 1999. The most significant expense increases during the six-months ended June 30, 2000 were for salaries and salary-related expenses incurred in connection with the acquisition of the Oracle Energy Upstream business.

General and Administrative Expense--Affiliates. General and administrative expense paid to affiliates were $1.1 million and $1.3 million during the six months ended June 30, 1999 and 2000. Effective January 1, 2000, Torch has charged us general and administrative expenses in accordance with a support services agreement. Prior to January 1, 2000, Torch charged us pursuant to an oral agreement on terms similar to the contract effected as of January 1, 2000.

Selling, General and Administrative. Selling, general and administrative expenses were $271,000 and $1.4 million during the six months ended June 30, 1999 and 2000. The increase of $1.1 million is primarily due to the establishment of a sales function subsequent to June 30, 1999 and increases to the sales force attributed to the acquisition of the Oracle Energy Upstream business.

Depreciation and Amortization. Depreciation and amortization costs were $3.9 million during the six months ended June 30, 2000, representing an increase of $2.6 million, or 210%, over the same period in 1999. The increase is primarily due to the amortization of intangible assets related to the acquisition of the Oracle Energy Upstream business, which is being amortized over a five-year period. Fixed assets, which include computer equipment and related infrastructure, are depreciated over a three-year period, and did not change significantly.

Interest Expense. We did not have any interest expense during the six months ended June 30, 1999. For the six months ended June 30, 2000, we had interest expense of $930,000 related to notes payable to Oracle and Torch.

Income Taxes. The income tax benefit for the six months ended June 30, 2000 was $1.6 million. Prior to February 18, 2000, the corporation was treated as an S corporation for federal income tax purposes, whereby taxable income or losses flow through to, and are reported by, our stockholders. The S corporation status was terminated on February 18, 2000, as a result of the issuance of preferred stock in connection with the acquisition of the Oracle Energy Upstream business. Accordingly, we have made a provision for federal income taxes beginning February 18, 2000.

 Impact of Inflation

Inflation did not have a significant effect on our results of operations or financial position for the six months ended June 30, 1999 and 2000.

Results of Operations of the Service Fee Activities of Torch for Years Ended December 31, 1999, 1998 and 1997

 Revenues

Torch provides services to oil and gas companies, often through outsourcing arrangements. In addition to the services provided by Novistar, Torch's service fee activities include management consulting services, services in connection with the acquisition and divestiture of oil and gas properties, land administration services and human resources.

Revenues for Torch's service activities are received under outsourcing and management contracts and are classified as service fees. Service fees include payments for management and administrative services, oil and gas marketing activities and consulting services as well as transaction fees received for arranging or advising clients on acquisitions and divestitures.

The manner in which Torch calculates fees for its contracts for outsourcing and management services differs from contract to contract. Prior to January 1, 1999, customer contract fees were calculated based on a percentage of the book value of assets and operating cash flow. On January 1, 1999, substantially all of the contracts were revised to provide for a combination of fixed and variable fees related to the activities performed. As of October 1, 1999, all contracts under which fees were calculated based on book value of assets and cash flows were terminated.

Below are the statements of revenues and direct operating expenses of the service fee activities of Torch. This information was derived from the historical accounting records of Torch and prepared on the accrual basis of accounting. The statements do not include depreciation and amortization, general and administrative or interest expenses.

                                                        For the Year Ended
                                                           December 31,
                                                      ------------------------
                                                       1997    1998     1999
                                                      ------- -------  -------
                                                          (in thousands)
Revenues:............................................ $23,710 $19,667  $21,215
Direct operating expenses:
 Cost of revenues....................................  20,885  20,040   23,794
                                                      ------- -------  -------
  Total direct operating expenses....................  20,885  20,040   23,794
                                                      ------- -------  -------
  Excess (deficiency) of revenues over direct
   operating expenses................................ $ 2,825 $  (373) $(2,579)
                                                      ======= =======  =======

Revenues. Revenues were $19.7 million and $21.2 million for the years ended December 31, 1998 and 1999. The 7.9% increase in revenues was primarily attributed to the purchase of Petroleum Financial on December 15, 1998. Revenues associated with Petroleum Financial were $2.4 million for the year ended December 31, 1999. In addition, Torch received $600,000 from a new outsourcing customer during 1999 as well as a transaction fee in the amount of $700,000 for advising a customer on a divestiture. These increases were partially offset by several decreases in service fees. Fees received from Bellwether Exploration decreased $900,000 primarily due to a decrease in total assets and operating cash flow. Fees under this agreement were based on total assets and operating cash flow until October 1, 1999. Marketing commissions decreased $800,000 primarily as a result of a new contract with Nuevo Energy, one of the Torch contracts, that provides for lower fees for those services. Similarly, fees we charged for reviewing possible acquisitions for clients decreased $600,000 due to new contracts for Bellwether Exploration and Nuevo Energy that provide for lower fees.

Revenues were $23.7 million and $19.7 million for the years ended December 31, 1997 and 1998. The 17.1% decrease in revenues was due to a decrease in the book value of assets and operating cash flow of Nuevo Energy. For the years ended December 31, 1997 and 1998, the service fees charged to Nuevo Energy were based on a percentage of the book value of assets and operating cash flow. Marketing commissions decreased $1.3 million as a result of depressed oil and gas prices. In addition, in April 1997, partnerships managed by Torch were sold, resulting in a decrease in fees of $900,000. These decreases were partially offset by an increase in fees of $700,000 from a new outsourcing customer.

Cost of Revenues. Cost of revenues was $20.0 million and $23.8 million for the years ended December 31, 1998 and 1999. The 18.7% increase in cost of revenues primarily is attributed to the expenses from Petroleum Financial, acquired in December 1998.

Cost of revenues was $20.9 million and $20.0 million for the years ended December 31, 1997 and 1998. The 4.0% decrease was primarily attributed to a decrease in the performance incentive paid to employees, offset by an increase in staffing in anticipation of obtaining new clients.

Liquidity and Capital Resources

Our principal use of capital since our formation was to acquire the Oracle Energy Upstream business. The agreed upon purchase price was $30.0 million, consisting of $10.0 million in cash, subject to purchase price adjustments, $10.0 million in a promissory note and $10.0 million in shares of our series A preferred stock, convertible into 2,484,395 shares of our common stock. We borrowed the cash portion of the purchase price actually paid at closing from Torch pursuant to a promissory note.

To finance the cash portion of the purchase price of the acquisition of the Oracle Energy Upstream business, we borrowed $8.7 million from Torch. The interest rate on the Oracle and the Torch notes is currently 9% per annum and increases to 17% in annual increments until maturity. Both notes are due upon the earlier of closing of this offering or February 18, 2005. Accordingly, we will repay the notes to Torch and Oracle with a portion of the proceeds of this offering.

To date, our working capital has been funded by Torch. In February 2000, we executed a $15.0 million revolving promissory note, which bears interest at 9% per annum, payable monthly, with principal payable on demand. As of September 15, 2000, our total borrowings from Torch, other than to finance the acquisition of the Oracle Energy Upstream business, were approximately $11.1 million. We will repay all amounts under the revolving note with a portion of the proceeds of this offering.

We are currently in preliminary discussions with a commercial bank for a credit facility to fund our working capital requirements over the next twelve months. We expect to have a credit facility in place prior to the completion of this offering to replace the Torch revolving note.

We believe that the cash proceeds from this offering, the availability of borrowings from our proposed credit facility and cash flow from operating activities will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may not be available on terms favorable to us. We may also issue equity or equity-related securities for acquisitions from time to time in the future. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

Disclosures About Market Risk

The following discusses our exposure to market risk related to changes in interest rates and equity prices. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the Risk Factors section.

As of June 30, 2000, all of our investments were classified as cash equivalents with maturities at the date of purchase of less than three months. The principal portion of our investments are not subject to interest rate risk; however, declines in interest rates over time will reduce our interest income.

We do not have any investments in equity or debt securities traded in the public markets. Therefore, we do not currently have any direct equity price risk.

Our exposure to market risk for changes in interest rates relates to our long-term debt, the proceeds of which we used to finance the acquisition of the Oracle Energy Upstream business. We believe the carrying value of this debt approximates its fair value. We anticipate using the net proceeds from this offering to pay off this debt. However, if we were not able to do so and had to replace this debt, we might have to do it at average interest rates higher than those on our current debt instruments.

                                    Business

Overview

We provide comprehensive business process solutions to the oil and gas industry. Our solutions combine our software with consistent business practices to automate and standardize transaction processing, improve workflow and provide greater business intelligence to our customers and their partners. By employing our solutions, our customers are able to focus on their core business competencies, reduce costs and improve profitability.

In February 2000, we acquired the Oracle Energy Upstream business, which consisted of software applications, development, sales and marketing personnel, and related infrastructure. The predecessor company to Oracle Energy Upstream had marketed earlier versions of this software since 1991, and since 1996 our predecessors have provided business process outsourcing services using this software.

To meet our customers' requirements, we deliver our solutions through business process outsourcing, application hosting and licensing arrangements. We provide our customers the flexibility to outsource some of their business processes while using our hosting or license arrangements for other processes. Many of our customer contracts span multiple years and contain significant early-termination penalties. We believe these contract terms result in predictable and recurring revenue. As of September 1, 2000, we had 70 customers, including Bellwether Exploration, BHP, Kerr-McGee, Newfield Exploration, Nuevo Energy, Occidental, Phillips Petroleum, Shell and Unocal.

Industry Background

The oil and gas industry consists of three sectors:

 . upstream, which includes exploring for, producing and selling oil and natural gas;

 . midstream, which encompasses the transportation, marketing and storage of oil, natural gas and natural gas liquids; and

 . downstream, which includes refining oil into gasoline and other petroleum products and distributing and marketing refined petroleum products.

Our solutions are focused on the upstream oil and gas industry, which is a large and capital-intensive business. According to the Energy Information Administration, during 1999 upstream companies produced $74.4 billion barrels of oil and gas in the United States. In addition, according to John S. Herold, Inc., 155 leading oil and gas companies spent $25.8 billion in 1999 exploring for, developing and acquiring oil and gas reserves in the United States.

Due to the uncertainty and expense involved in drilling oil and gas wells, producing reserves are generally held by complex partnerships allowing numerous participants to share risks. A partnership developing a well is generally managed by a single entity, the operator, which is responsible for coordinating group expenditures, procuring goods and services, managing production and reporting results to the other participants. Interests held by other participants in a well may include:

 . working interests, which entitle the owner to its share of production and require it to pay its share of expenses;

 . royalty interests, which entitle the owner to a share of gross production free of costs;

 . overriding royalty interests, which entitle the owner to a share of a working interest owner's production or net production;

 . production payments, which entitle the owner to a volume of production or a cash payment free of costs of production for a fixed period of time or until a fixed volume of hydrocarbons has been produced or cash has been paid;

 . net profits interests, which entitle the owner to a percentage of gross or net production; and

 . interests of domestic and international governmental agencies, which are entitled to tax, royalty and other payments out of production.

A participant's share of production and its obligation to pay costs attributable to a well may differ according to productive formation or geologic zone and the nature of the costs, and may change based on the volume and costs of production, passage of time and the participant's agreement to participate in the capital costs of a well. Participants in the domestic upstream oil and gas industry include over 7,750 companies and over 4.5 million royalty interest owners with interests in over 860,000 wells. According to the Energy Information Administration, in 1999, these complex partnerships produced approximately 5.4 billion barrels of oil equivalents in the United States. These participants also regularly acquire and divest wells, increase or decrease interests in wells and enter into new exploration partnerships. Managing these activities is time and manpower intensive because of the number of transactions, complexity of partnerships and the number of participants in a well.

Oil and gas companies are highly dependent on commodity prices for their revenues. Because they have no direct control of the sales price of their production, oil and gas companies focus on controlling costs as a way to remain competitive, especially when prices decline. To manage their transaction processing requirements, most oil and gas companies use customized software, developed by them or by consulting firms. We believe these customized software solutions:

 . have a high total cost of ownership, which includes a large initial capital investment and the expense of maintaining and upgrading the systems to keep pace with technological innovations;

 . require expensive in-house information-technology personnel, who are difficult to recruit and retain;

 . are not able to effectively share information among industry participants;

 . do not have the required flexibility to efficiently account for the changing asset portfolio of an oil and gas company;

 . do not provide useful business intelligence tools to access, analyze and share data for better decision making; and

 . require time-consuming, redundant paper and telephone communications.

Recently, companies known as application service providers, or ASPs, began providing integrated software applications, which they host at their data centers. Most ASPs fail to address the needs of the oil and gas industry because they do not provide personnel and industry-specific services.

Oil and gas companies are seeking to adopt better business processes and web-enabled applications in order to increase efficiency and lower costs. While oil and gas companies have traditionally retained business processes deemed core to their business, they have outsourced business functions in which they do not have a core competency, such as seismic surveying, drilling, and plugging and abandonment. We believe the definition of non-core processes is widening to include the transaction processing our solutions address.

The Novistar Solution

We provide our customers with a full range of business process outsourcing services using our software, which is designed to meet the specific needs of upstream oil and gas companies. We believe our customers benefit from the economies of scale that our solutions provide and enable them to focus on their core competencies. For customers who prefer to maintain their own back-office functions, we offer licensing arrangements and application hosting. Our solutions reduce the costs of upstream oil and gas transaction processing and provide business intelligence, resulting in quicker and better informed business decisions.

We believe that our solutions provide the following competitive advantages:

 . Industry-specific software. In February 2000, we acquired the Oracle Energy
   Upstream business which included core modules of our software, as well as software engineers and other technical personnel. Oracle designed our software to address the complexity and volume of transactions inherent in the operation of oil and gas wells. Since the acquisition, we have extended our software solutions to provide business intelligence applications. Our software is scalable to allow customers to efficiently increase and decrease the size of their asset portfolio. Our software is also based on open standards, which enables our software to integrate with our customers' existing systems.

 . Extensive domain knowledge. Because of the complicated relationships among participants in the upstream oil and gas industry, we believe that our in-depth knowledge of the unique characteristics of the industry is imperative to providing our solutions. We combine our extensive experience in the oil and gas industry with feedback from an active customer user group to continually improve our software and services. Our executive management team has an average of 16 years of oil and gas industry experience. Our six product managers have an average of 15 years of industry experience and our ten product support professionals have an average of 17 years.

 . Flexible delivery and pricing models. Although we believe our business process outsourcing service provides the most comprehensive solution, we also provide our customers with the flexibility to purchase licenses for specific software modules or contract for our application hosting services. This flexibility allows our customers to choose the manner in which they deploy our solutions to meet their needs. The fees we charge for business process outsourcing are based on the number of wells owned by our customers. Our fees therefore vary based on our customers' asset portfolios, providing our customers with a predictable cost structure as their asset base changes. In addition, our outsourcing and application hosting services do not require a substantial initial payment by our customers to purchase licenses of our software.

 . Advanced technology infrastructure. We are able to recruit and retain a staff of experienced information technology professionals, whom we believe oil and gas companies have difficulty attracting. We have a strong foundation on which we are building, with our customers and partners, an advanced technology infrastructure that includes high-end servers and network performance management applications.

 . Standardized software and processes. Our software addresses the unique needs of the oil and gas industry without customization, enabling us to easily upgrade and maintain our software. We believe our solutions provide a framework upon which we can build additional functionality to facilitate collaboration among industry participants. We use our extensive industry experience and feedback from our customer user group to design standardized procedures that gather, store and process data. This consistency in transaction processing reduces the costs to gather data, provides higher quality information and permits related business functions to share information.

We measure our performance against service levels tailored specifically to our customers' business requirements. Provisions for service level credits are included in our contracts, which obligate us to deliver services at a reduced cost if we fail to meet service levels.

Our Strategy

Our objective is to be the premier global provider of comprehensive business process outsourcing solutions based on industry-leading software for the oil and gas industry. Key elements of our strategy include:

Extending our product and business process services leadership. Our expertise and in-depth understanding of the upstream oil and gas industry has allowed us to be at the forefront of providing solutions to industry participants. Our software is extensible, allowing us to add functions to our existing products and to introduce new software applications into our solutions. For example, in October 2000, we plan to introduce our Upstream Performance Advisor, or UPA, business intelligence product, which allows both our business process outsourcing and software customers to access, analyze and share data gathered by our transactional support software and other software applications to enhance their business intelligence and decision making.

Facilitating more efficient workflow collaboration among industry participants. We are developing Internet-based extensions to our software to optimize transaction processing among industry participants. We believe that our established customer base, which has implemented our solutions, will provide the critical mass necessary to successfully establish a foundation for information exchange and transaction processing among industry participants. During the first half of 2001, we plan to begin introducing solutions which will use extensible markup language and extend our workflow management and standard business processes to facilitate efficient workflow collaboration among participants in the oil and gas industry.

Continuing to strengthen global sales channels. We have a sales organization consisting of 14 employees based in Houston, two of whom are dedicated to international sales. We intend to expand our international sales efforts by partnering with industry leaders such as Oracle and global consulting firms and establishing relationships with resellers and local distributors in Europe, Asia and Latin America. Since the acquisition of our software from Oracle, we have added PTT Thailand and Repsol YPF as new license clients.

Expanding alliances and strategic relationships. We seek to establish strategic alliances to generate new sales opportunities, provide additional technology and implement and enhance our solutions. We have established alliances with Oracle and formed a customer user group, and are developing relationships with leading systems integrators and industry consultants, as well as energy procurement and trading exchanges.

Products and Services

 Business Process Outsourcing

For our business process outsourcing customers, we provide application hosting of our software and software we license from Oracle and other vendors as well as transaction processing services. We price these services according to a variable cost structure, which typically provides for price adjustments as our customers add or sell wells. We believe that our business process outsourcing customers benefit from the following advantages:

 .  greater focus on their core business functions;

 . substantial cost savings from economies of scale resulting from fewer personnel, shared hardware and software resources and standardized business practices;

 . advanced technology infrastructure resulting in improved reliability, availability and performance; and

 . standardized processes providing efficient and reliable transaction processing.

We typically hire some of our customers' existing personnel when we undertake a new business process outsourcing project. Our business process outsourcing operations are primarily located in Houston, enabling us to benefit from centralized resources. As of September 1, 2000, we employed 168 professionals to provide transactional and technical support to our customers. We provide ongoing training for our employees through regularly scheduled internal interactive presentations and participation in external seminars and conferences.

Using our software, which integrates with financial, procurement and database applications licensed from Oracle, we are able to provide our business process outsourcing customers with a range of services. Our business process outsourcing organization is divided into five groups responsible for different aspects of customer relationships. These groups include:

 . Business Applications. Business applications is responsible for day-to-day customer interaction at a management level, coordination of transition services and maintenance of system controls.

 . Operational Cost Accounting. Operational cost accounting records invoice amounts into the customers' books, generates monthly joint interest billings to working interest partners and monitors cost overruns on various projects.

 . Revenue Recognition. Revenue recognition records volume data associated with oil and gas production, records related revenue into the customers' books and pays royalty owners.

 . Regulatory Reporting. Regulatory reporting performs lease administration functions, responds to royalty owner inquiries and prepares all monthly reports required by government agencies.

 . Cash Management. Cash management records cash receipts and generates checks for invoice payments, performs preliminary monthly reconciliations of bank accounts and collects receivables owed to our customers.

Customer representatives are assigned to each customer to ensure that service levels are met and to respond to any issues that require attention. Typical service level requirements include delivery of critical reports on a timely basis, monthly reconciliation of accounts, posting of cash receipts within a customer-defined time period and providing network and database availability during predefined times.

 Application Hosting

We offer application hosting for our software, as well as software we license from Oracle and other vendors. When we host software applications, our customers manage their transaction processing personnel while we maintain the software applications. To date, our application hosting services have accounted for a small portion of our business, but we expect these services to represent an increasingly larger portion of our business in the future.

Our application hosting services enable customers to purchase subscriptions for applications through payment of a monthly service fee instead of incurring a large initial cost. Our prices are based on the number of users, types of applications hosted and number of support services that our customers use. Our application hosting team provides active monitoring and support for our applications 24 hours a day, seven days a week. These support capabilities often reduce the customers' need for a large information technology staff. We provide fast response times, reliability, scalability and security.

 Licensing

For customers who prefer to maintain their software applications and personnel internally, we offer licenses of our software for an initial, up-front license fee based on the number of users who may simultaneously access our software. We also provide consulting services to implement our software and optimize its use within each customer's organization. Our consulting services are priced on a time and materials basis. Typically, our customers purchase an annual maintenance contract for approximately 20% of the license fee. These maintenance contracts provide for regular software upgrades and help desk support. Customers who have purchased licenses of our software include Coastal, Kerr-McGee, Phillips Petroleum and Shell.

Software

Our software consists of transactional processing and business intelligence applications which enable oil and gas companies to efficiently process transactions and improve decision making.

 . Our transactional processing software is divided into production volume and asset management functions. Our volumes management software allows our customers to monitor their daily production and optimize their production processes by efficiently allocating production volumes. Our asset management software enables customers to accurately assign proceeds and costs of production to multiple participants in a well. Both our volumes and asset management software allow our customers to streamline administrative processes, store data in a centralized location and access data across different business processes.

 . Our business intelligence application integrates with our transactional support software or third-party software applications to permit our customers to access, analyze and share critical management and operations data. This enables our customers to make quicker and more accurate decisions at all levels within an organization, from field technician to chief executive officer.

[Diagram entitled Novistar Software Framework. The diagram is divided into three horizontal columns:

 . The bottom column is labeled Technology Foundation and contains two boxes. The first box is labeled Oracle Database. The second box, labeled Oracle Internet Infrastructure, sits on top of the box labeled Oracle Database.

 . The middle column is labeled Transactional Support. There is a box at the bottom of this column labeled Novistar Energy Base--Reference & Integration. On top of this box sit four boxes with arrows pointing to the right of the column. The boxes are labeled, from left to right: Novistar Volumes Management Suite, Novistar Asset Management Suite, Financials and Procurement. The third and fourth box from the left have the words Oracle and 3rd Party listed underneath the labels. To the right of these four boxes is an arrow that points from the four boxes up to the box on the far right of the top column. On the bottom of the far right side of the middle column is a box labeled Budgets & Forecasts with the words 3rd Party underneath the label. An arrow points from this box to the far right box of the top column.

 . The top column is labeled Business Intelligence. There are two boxes on the far left side of this box. The bottom box is labeled Operational and the top box is labeled Management. Above these boxes is a title called Presentation Layers. The middle box in this column has the words Novistar Upstream Performance Advisor above it. On the top left side of this box are the words Decision Support Application. Beneath this label are three circles. The center circle has the word Well in it. Surrounding this circle is a circle containing the word Basin. Surrounding both of these circles is a circle labeled Region. There are three lines coming out of the right side of the outer circle. The top line is labeled Data Analysis, the middle line is labeled "What-if" Scenarios and the bottom line is labeled Performance Measurement. The box on the far right of this column is connected to the middle box by a line. This box is labeled Data Warehouse and has the following bullet points: Capital, Land, Reserves, Incidents, Human Resources, Production, Revenues and Expenses.]

 Transactional Support Software

Our transactional support applications and their functionality are summarized below.

  Volume Management
-----------------------------------------------------------------------------
  Field Operations           .  Enables field technicians to measure oil and
                                gas volumes at locations designated by our
                                customers, using hand-held devices.
                             .  Transmits data to a corporate repository,
                                making the measured volumes available for
                                reports and analysis.
-----------------------------------------------------------------------------
  Production Management      .  Allocates production volumes from wells
                                according to complex allocation rules
                                contained in contracts for oil and gas
                                partnerships.
                             .  Manages complex allocations with graphical
                                tools.
                             .  Provides information that can be used to
                                optimize production.
-----------------------------------------------------------------------------
  Production Planning        .  Estimates future production from wells and
                                lifespan of wells.
                             .  Allocates company production quotas to
                                individual wells.
-----------------------------------------------------------------------------
  Supply Planning            .  Automates process of estimating amounts of
                                natural gas available for sale.
                             .  Reports results by partner, marketing group
                                and delivery point.
                             .  Transfers results to third-party applications
                                for marketing analysis and pipeline
                                deliveries.
-----------------------------------------------------------------------------
  Terminal Management        .  Tracks the transportation of production to a
                                refinery, and forecasts daily deliveries of
                                oil at the refinery for each owner of
                                production.
                             .  Maintains levels of oil in storage tanks
                                within operational limits and tracks the
                                quantities of oil removed from tanks by
                                partners.
-----------------------------------------------------------------------------
  First Purchaser            .  Tracks purchases of oil and gas at a well.
                             .  Generates payments to the royalty owners of a
                                well.


  Asset Management
--------------------------------

  Land and Concessions       .  Tracks complex ownership in oil and gas
                                properties.
                             .  Enables customers to meet contractual
                                obligations, such as payments and
                                notifications, to other participants in a
                                well.
------------------------------------------------------------------------------
  Partner Balancing          .  Identifies volumes produced and allocates,
                                based on marketing arrangements, the volumes
                                to working interest partners.
------------------------------------------------------------------------------
  Revenue Settlement         .  Calculates taxes and deductions based on
                                partnership terms.
                             .  Allocates revenues after deductions and
                                credits based on applicable partnership terms.
                             .  Writes a check or remits documentation to
                                support an electronic funds transfer to
                                royalty owners.
------------------------------------------------------------------------------
  Authorizations for         .  Facilitates creation of budgeting for well
   Expenditure                  expenditures.
                             .  Compares budgeted to actual expenditures.
                             .  Creates amendments and supplements to, and
                                reclassifies, authorizations for expenditure.
                             .  Creates accruals of capitalized overhead and
                                interest.
------------------------------------------------------------------------------
  Partnership Accounting     .  Tracks direct and indirect costs of
                                partnership activities relating to wells,
                                including cost recovery (payout) situations.
                             .  Automates the allocation of overhead and
                                payroll burden among participants in a well
                                based on contract terms.
                             .  Generates joint interest statements and
                                invoices that are sent to participants in a
                                well.
------------------------------------------------------------------------------
  Regulatory Reporting       .  Generates and submits electronic reports to
                                governmental entities covering domestic
                                reporting requirements for production volumes,
                                purchase price information, royalties,
                                severance taxes and federal and state tax
                                returns.

 Business Intelligence Software

Our web-enabled business intelligence software application, UPA, provides real-time graphical representations of key performance indicators which our customers use as the basis for decisions. UPA is flexible and allows our customers to design key performance indicators which they feel are important to their business, including production, expenses, revenues and reserves. UPA also allows our customers to calculate relationships among data, such as cash flows per barrel of oil equivalent and return on capital employed. UPA enables users to access historical data, derive projections, monitor variations between forecasts and actual results, receive alerts of relevant news and simulate "what if" scenarios. UPA is designed for use by all levels of employees within an upstream oil and gas company, from operating personnel and field supervisors to senior management. UPA enables customers to define and enforce appropriate security rules by providing different levels of access for different user groups. We plan to release UPA in the fourth quarter of 2000.

Source data on key performance indicators typically resides in multiple, disparate corporate databases. Our UPA product allows our customers to extract and consolidate data into a centralized data warehouse. Users can access data from this warehouse to identify problems, manage assets and consider new opportunities. For example, customers can evaluate their oil and gas portfolios based on product, asset, capital investment and reserve type.

For in-depth analysis, users can access information at various levels of detail such as well, field, basin and geographic region, across any time period. Users can then analyze and combine reported data to create customized reports that are project- or company-specific. For example, if a manager observes that monthly production is below forecast levels, she could review the underlying data in progressively greater detail, beginning with groups of assets, and continuing down to the field, asset type and individual well level.

Our current UPA module is designed to operate with our volume and asset management software and Oracle's financials applications but can be configured to integrate with other applications.

 Related Third-Party Modules

Our volume and asset management applications integrate with third-party financial applications offered by Oracle, SAP and PeopleSoft. These financial applications contain general ledger, accounts receivable and accounts payable programs enabling our customers to perform accounting-related tasks. We currently have a sub-licensing agreement with Oracle to incorporate their financial applications either into our business processing outsourcing or application hosting services.

Our software integrates with select modules from Oracle's procurement software, including inventory, purchasing and projects, to enable our customers to automate the process and reduce the cost of acquiring goods and services. We recently completed negotiations with Oracle to enable us to host its procurement and human resource applications in connection with hosting our software.

Through our subsidiary, Petroleum Financial, we also provide business process outsourcing services using the Excalibur software, which we license from Petroleum Place. The Excalibur software provides some of the same functionality as ours, but was originally designed for small oil and gas companies. As of September 1, 2000, we provided transaction processing services on the Excalibur platform to 27 customers who own approximately 8,000 wells in the United States.

Strategic Relationship with Oracle

When we purchased the Oracle Energy Upstream business, we entered into an agreement with Oracle that provides for the following benefits:

 . receipt of releases of Oracle applications which integrate with our software to enable us to coordinate updates;

 . the ability to host Oracle applications, including financials, human resources and procurement; and

 .  joint marketing of our solutions.

We believe our alliance with Oracle will provide us with additional credibility in the marketplace as well as access to customers to whom we may not otherwise be able to effectively market. See "Certain Transactions--Transactions with Oracle in Connection with Our Purchase of the Oracle Energy Upstream Business."

Customers and Case Studies

We provide a wide range of application and business process outsourcing solutions and services to the upstream oil and gas industry. The following list includes all of our license customers and business process outsourcing customers that accounted for at least $100,000 of our pro forma revenues during the 18-month period ended June 30, 2000.

  Arguello                                Nuevo Energy
  Bargo                                   Oracle Middle East
  Bellwether                              PG&E Texas Management
  Exploration                             PennzEnergy
  Coastal                                 Phillips
  Conoco                                  Plains Resources
  Dynegy                                  Shell
  Kerr-McGee                              Torch
  MCN                                     Weatherford
  Newfield Exploration

Nuevo Energy represented 20.2% of our pro forma revenues during 1999 and 25.9% of our pro forma revenues during the first six months of 2000. Bellwether Exploration represented 4.5% of our pro forma revenues during 1999 and 12.7% of our pro forma revenues during the first six months of 2000. Torch represented 7.7% of our pro forma revenues during 1999 and 12.0% of our pro forma revenues during the first six months of 2000.

The following case studies illustrate how a select group of representative upstream oil and gas companies are using our solutions, delivered using both our license and business process outsourcing arrangements.

Newfield Exploration. Newfield is a publicly traded oil and gas exploration and production company with properties located in the Gulf of Mexico, onshore in the Gulf Coast region and offshore in Australia and China. Newfield selected our business process outsourcing solutions because these solutions scale with Newfield's growing business, are supported with Oracle's technology and provide predictable price adjustments as they add or sell wells. Taking advantage of our economies of scale, we were able to use fewer employees. We provide transaction support services as part of our business process outsourcing agreement. Newfield's employees administer land applications in the environment we host.

Unocal. Unocal is a publicly traded, international oil and gas company with production in North America, Europe, Asia and Africa. Unocal first became a licensee of our software in 1991 and is one of our long-term customers. On August 16, 2000, Unocal signed a letter of intent with us to enter into a ten-year business process outsourcing agreement whereby we will provide Unocal with certain domestic transaction processing services and related information technology support. Negotiations are currently underway and, contingent on the signing of a definitive agreement, transition of service responsibility to Novistar could begin as early as November 2000.

Bargo. Bargo is a domestic oil and gas production, exploitation and acquisition company headquartered in Houston, Texas with properties located in Texas, New Mexico, Louisiana and California. Prior to becoming our customer in March 2000, Bargo outsourced its transaction support to another third-party vendor. Bargo increased its portfolio of wells from approximately 1,000 to 4,500 wells when it acquired properties from Texaco in March 2000. We worked closely with Texaco to obtain all of the information necessary to provide for a smooth and quick transition to our solutions, which we accomplished in just eight weeks.

BHP. BHP is an Australian-based, public, global resources company. BHP has oil and gas properties in Australia, offshore Gulf of Mexico, the North Sea, the Irish Sea, Algeria, Pakistan and Bolivia. In 1999, BHP became a license customer by purchasing our production, revenue and marketing software modules to use on all BHP's operated petroleum properties worldwide. The Internet architecture of our software has enabled BHP's employee base on five different continents to access the same applications and database, centralized in their Houston office, via their corporate Intranet.

Sales and Marketing

We sell our solutions primarily through our direct sales force and marketing staff, based in Houston and Denver. Our sales force includes a vice president of international sales, a vice president of domestic sales, three account managers and nine sales consultants. Our two sales vice presidents and three account managers are compensated on a quota-based system and are responsible for generating and qualifying leads, managing the sales process and closing the sale. Our sales consultants, who have extensive industry experience, assist sales vice presidents and account managers throughout the sales process. Technical personnel from the research and development group are available to support the sales effort. Our sales cycle varies based on the size of the company and the needs of the customer. Small to mid-sized companies generally have a sales cycle of up to 12 months and large companies usually have sales cycles from six to 18 months. We generally direct our sales efforts to chief executive and chief financial officers and other key personnel responsible for ensuring cost and operational efficiencies within their organizations.

We have also established a marketing alliance with Oracle to jointly market our solutions to oil and gas companies worldwide. See "--Key Strategic Relationship with Oracle." To enhance our presence in international markets, we are also establishing relationships with resellers and local distributors in Europe, Asia and Latin America.

Our marketing efforts are focused on generating incremental revenue from current customers, identifying new sales opportunities and creating awareness about the value of our solutions. We have successfully generated repeat business through the following channels:

 .  sales executives and sales consultants;

 .  resellers and local distributors;

 .  a user group of our customers;

 .  our consulting organization; and

 .  our technical support center.

To support our sales effort, we conduct marketing programs, including advertising, direct mail, public relations, web-based and face-to-face seminars and demonstrations at customer sites and at our offices, participate in trade shows and maintain an ongoing customer communications programs.

Research and Development

Our research and development group is divided into product teams, consisting of program, product and development managers; development engineers and technical writers. We have largely developed our software in-house with minimal use of consultants. Our product managers have an average of 15 years of experience in the oil and gas industry, and members of our technical staff, which test commercial applications, typically have at least eight years of experience. As of September 1, 2000, we had 53 employees in our research and development group.

We believe that our software is the leading product in our market. Our software leverages Oracle's developments in database, network communications and applications technology. Following the acquisition of the Oracle Energy Upstream business, we have further enhanced our software's industry-specific functionality and are extending it to integrate with any third-party application.

We follow a disciplined process to design, develop and commercialize new software modules.

 . Planning stage. We draft a description of the business requirements of a product based on input from product managers, consultants and our customer user group. Next, we develop detailed product and technical specifications, a testing strategy and the basic documentation for the product.

 . Development stage. Our developers write and test the product code and then identify and resolve problems.

 . Product completion stage. The software code undergoes further testing, including in-house and beta testing by a select group of users. We also run a field readiness program to ensure that our sales force and technical support services are prepared to sell and support the commercial release of our products.

Customer Service and Support

We believe that a high level of customer service and technical support is necessary to maintain our existing customers and attract additional customers. Our primary technical support center is located in Denver, and our primary business process outsourcing service center is located in Houston.

Professional Services. We provide integration services to our customers to enable them to transition to our solutions in the following manner:

 .  we configure our software to accommodate our customers' requirements;

 .  we transfer our customers' historical data to our solution;

 .  we train personnel to become proficient with our solution; and

 . we run our solution in parallel with the customers' existing systems, then terminate those systems.

We also provide upgrades and additional services on an as needed basis. As of September 1, 2000, we had 35 employees in our professional services organization.

Customer Support. We provide our customers with technical support through telephone, e-mail and on-site assistance. We are currently developing our website to offer our customers online product support. For our license customers, we offer maintenance contracts which typically provide for an annual payment of 20% of the initial license fee. As of September 1, 2000, we employed ten individuals in Denver devoted to product support, with an average of 17 years of experience in the oil and gas industry, as well as 13 employees devoted to desktop and network support and 12 employees devoted to application support in Houston.

Competition

The market for providers of business process outsourcing solutions to the upstream oil and gas industry is competitive. Although there are currently a limited number of companies against whom we directly compete, we anticipate that large technology and consulting companies currently focused on providing solutions across multiple industries may enter our market. In addition, traditional service and start-up companies focused on the oil and gas industry may compete with us. Many of these companies have substantially greater resources and access to capital than we have. Our current and potential competitors include:

 . international, national and regional accounting and consulting firms that provide system integration and outsourced accounting and transactional services, or that enter into collaborative alliances with software and hardware providers to perform these services;

 .  providers of software solutions for the upstream oil and gas industry;

 .  enterprise resource planning software vendors; and

 .  application service providers.

We believe that the principal competitive factors with respect to our solutions include:

 .  software functionality and performance;

 .  industry expertise;

 .  flexible delivery and pricing models;

 .  established customer base;

 .  customer service and support; and

 .  information technology staff and infrastructure.

We believe that we have a leadership position in the upstream oil and gas marketplace because of our sophisticated software, optimized business process solutions, industry experience and a strategic alliance with a technology leader.

Proprietary Rights

We rely on a combination of copyright, trademark and trade secret laws, nondisclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights. We have copyright and trade secret rights for our products, consisting mainly of source code and product documentation. We attempt to protect our trade secrets and other proprietary information through agreements with suppliers, non-disclosure agreements with employees and consultants, and other security measures.

Employees

As of September 1, 2000, we had a total of 284 full-time employees. None of our employees is represented by a labor union. We believe that our relations with our employees are satisfactory.

Facilities

Our executive offices, located in downtown Houston, consist of approximately 43,000 square feet of office space which is provided under an agreement with Torch whereby Torch has agreed to offer space to us on a best-efforts basis. Torch has orally agreed to lease us an additional 15,000 square feet in downtown Houston beginning on October 1, 2000. We also lease approximately 12,000 square feet in Denver from Oracle and approximately 10,000 square feet in Fort Worth. The Denver facility is devoted almost exclusively to our software development organization. The sublease for the Denver facility expires in February 2001, and the lease for the Fort Worth facility expires in May 2002. We are currently evaluating alternative leasing arrangements in Denver.

Legal Proceedings

From time to time, we may be involved in legal proceedings that arise in the ordinary course of business. As of the date of this prospectus, we are not a party to any pending legal proceedings that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                                   Management

Directors and Executive Officers

The following table presents information about our directors and executive officers. Each of our executive officers serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

             Name           Age                      Position
             ----           ---                      --------
   Class I Directors:
   (Term Expires in 2003)
   Thomas M. Ray III.......  46 President, Chief Executive Officer and Chairman
   J.P. Bryan..............  60 Director

   Class II Directors:
   (Term Expires in 2002)
   Michael B. Smith........  39 Director
   Ian Thacker.............  43 Director

   Class III Directors:
   (Term Expires in 2001)
   Frost W. Cochran........  35 Director

   Other Executive
    Officers:
   Kelly C. Parrino........  47 Senior Vice President and Chief Information Officer
   John V. Sobchak.........  40 Chief Financial Officer
   Richard E. Williams.....  47 Senior Vice President--Strategy and Marketing
   Timothy M. McHugh.......  33 Vice President--North American Sales
   Claudio Grossling.......  41 Vice President--International Sales
   Scott W. DeVries........  42 Vice President--Corporate Development
   Ralph E. Carthrae.......  57 Vice President--Energy Marketing Services

Thomas M. Ray III. Mr. Ray has been our President and Chief Executive Officer since joining Novistar in May 1999. Mr. Ray was appointed Chairman in September 2000. Prior to joining Novistar, Mr. Ray had served as Group Vice President and General Manager of Oracle Energy, Oracle's Global Oil and Gas vertical markets division, since 1998. Mr. Ray joined Oracle in 1990. During his tenure at Oracle, Mr. Ray served as Vice President of Sales for the Oracle Energy Americas sales division from 1997 until 1998 and as Global Energy Applications Sales Director from 1996 until 1997. From 1995 until 1996, Mr. Ray served as Director of Alliances for Oracle Energy. Prior to joining Oracle in 1990, Mr. Ray had served as Computer Corporation of America's Regional Vice President of Sales for the Southwest Region since 1988. Mr. Ray received a BBA from Texas A&M University in 1978.

J.P. Bryan. Mr. Bryan has served as one of our directors since May 1999. Since October 1998, Mr. Bryan has served as Senior Managing Director of Torch. Mr. Bryan was Chairman of the Board and Chief Executive Officer of Torch and its predecessor from January 1981 until May 1997. Mr. Bryan has served as the Chairman of the Board of Bellwether Exploration since August 1999. He has served as a Director of Bellwether since its inception. Mr. Bryan was Bellwether's Chairman from August 1987 to June 1997, and Chief Executive Officer from August 1999 until May 2000, from June 1994 to January 1995 and from August 1987 to March 1988. From January 1995 to February 1998, Mr. Bryan was Chief Executive Officer of Gulf Canada Resources Limited. He was Chairman of the Board of Nuevo Energy from March 1990 to December 1997, and was Chief Executive Officer of Nuevo Energy from March 1990 to January 1995. Mr. Bryan is also a member of the Board of Directors of AutoNation, Inc. Mr. Bryan received a bachelors of Foreign Trade in 1966 from Thunderbird, The American Graduate School of International Management, a JD in 1965 and a BA in 1962 from the University of Texas.

Michael B. Smith. Mr. Smith has been a director of the company since its incorporation on April 1998. From April of 1998 until May of 1999, Mr. Smith served as our President. Mr. Smith has been Chief Financial Officer of Torch since September 1995. Prior to joining Torch in April 1995 as Vice President of Acquisitions and Financial Analysis, Mr. Smith had held various positions in finance with ARCO since 1989. From January 1984 until August 1987, Mr. Smith worked in oil and gas exploration at Unocal. Mr. Smith received an MBA from the University of California at Los Angeles in 1989 and a BS from the University of Texas in 1983.

Ian Thacker. Mr. Thacker has served as one of our directors since February 2000. Mr. Thacker was appointed to the board of directors by Oracle pursuant to the stockholders agreement between Novistar, Oracle and Torch dated February 2000. Mr. Thacker has worked for Oracle since 1984. From June 1994 until February 2000, Mr. Thacker was a Development Senior Vice President responsible for a number of product areas within Oracle including, from July 1998, the Oracle Energy Upstream products that Oracle sold to Novistar. Mr. Thacker is currently Senior Vice President of Oracle Support Services.

Frost W. Cochran. Mr. Cochran has served as one of our directors since May 1999. Mr. Cochran has been a Managing Director of Torch since December 1998. Mr. Cochran heads up Torch's Capital Markets Group. Before joining Torch, Mr. Cochran had served as Managing Director and Partner at Energy Asset Management LLC since 1996. Prior to joining Energy Asset Management, Mr. Cochran served as Vice President of Enron Development Corporation from 1993 until 1996, as Project Finance Manager at Destec Energy Incorporated from 1991 until 1993 and as a Senior Associate with Kemper Securities Group from 1989 until 1991. Mr. Cochran received an MBA from the University of Texas in 1989 and a BBA from the University of Mississippi in 1987.

Kelly C. Parrino. Mr. Parrino has served as our Senior Vice President and Chief Information Officer since May 1998. He has over 20 years of experience managing information systems and technologies in the energy industry. Prior to joining Novistar, Mr. Parrino had served as Chief Information Officer of Torch since April 1995. While at Torch, Mr. Parrino served as President of the Oracle Energy User Group. Prior to joining Torch, Mr. Parrino was employed at Union Texas Petroleum from 1979 until 1991, most recently in the position of Manager--E&P Technical Systems, and at Nerco Oil and Gas from 1991 until 1993 as Director of Information Technology. While working at Nerco, Mr. Parrino directed a team of developers working on the co-development of the Apogee products, the first release of the software products we acquired from Oracle. Mr. Parrino received a BS degree in engineering from Louisiana State.

John V. Sobchak. Mr. Sobchak has served as our Chief Financial Officer since June 2000. Prior to joining Novistar, he had served as Director and Treasurer of Torch since 1997. Prior to joining Torch, he was Treasurer of MESA, Inc., where he had worked since 1988. Before joining MESA, Mr. Sobchak held engineering positions at Brooklyn Union Gas and American Cyanamid. Mr. Sobchak has a BE in Chemical Engineering from Cooper Union and an MBA in Finance and International Business from New York University.

Richard E. Williams. Mr. Williams has served as our Senior Vice President-- Strategy and Marketing since joining us in February 2000. Prior to this time, Mr. Williams had served in several capacities, including Senior Director of Product Marketing and Management, Director--Business Development, Regional Application Sales Manager and Application Salesman for Oracle's Energy Division. He joined Oracle in March 1995 as part of Oracle's acquisition of Apogee Open Systems, which developed the first releases on the products that became Oracle Energy Upstream. Mr. Williams founded Apogee in August 1991 and served as its Executive Vice President responsible for all operations including product development, sales, and administration. Prior to Apogee, he founded and led two successful information management consulting companies and served as an early employee of Oracle in sales consulting. He began his career as an exploration geologist for Exxon and BP. Mr. Williams graduated with honors from Amherst College in 1975 with a BA in Geology and received an MS in Applied Earth Sciences from Stanford University in 1978.

Timothy M. McHugh. Mr. McHugh has served as our Vice President--North American Sales since July 1999. Mr. McHugh has ten years' experience in the exploration and production segment of the energy industry. Prior to joining Novistar, he had served in sales management at Oracle Energy since 1995. He managed Oracle's upstream application sales organization for the Americas from June 1997 until June 1999. Mr. McHugh holds a BA from Southern Illinois University.

Claudio Grossling. Mr. Grossling has served as our Vice President-- International Sales since February 2000. Prior to joining Novistar, Mr. Grossling had served as Regional Manager for Oracle Energy Latin America since September 1996. Mr. Grossling worked with Oracle Chile as a Senior Account Manager for Energy and Natural Resources from September 1996 until January 2000, and for IBM de Chile S.A. as a Sales Manager for the Mining, Oil and Gas and Manufacturing segments from September 1989 until August 1996. He worked in the drilling, production and seismic areas for Empresa Nacional del Petroleo and acted as information technology system engineer and analyst from January 1982 until August 1989. Mr. Grossling holds a BS in Petroleum and Mining Engineering as well as postgraduate degrees in Computer Engineering and Systems Analysis from the Universidad de Santiago de Chile.

Scott W. DeVries. Mr. DeVries has served as our Vice President--Corporate Development since our incorporation in April 1998. Prior to joining Novistar, Mr. DeVries had served as Director of Outsourcing Services for Torch since January 1997. Mr. DeVries joined Torch in October 1991 and served as Vice President of Accounting until December 1996. Prior to joining Torch, he worked for Deloitte & Touche from 1980 until September 1991. Mr. DeVries received a BS from Michigan State University and is a certified public accountant.

Ralph E. Carthrae. Mr. Carthrae has served as our Vice President--Energy Marketing Services since May 2000. Mr. Carthrae had previously served as the Director of Crude Oil Marketing for Novistar since January 1999 and, prior to that, he had held the same position at Torch since November 1996. From September 1993 until November 1996, Mr. Carthrae served as Vice President of Galveston Terminals, Inc. Mr. Carthrae has 33 years of experience in the oil and gas industry, 28 years of which have been involved in the marketing, trading and transportation sector. Mr. Carthrae holds a BS in engineering from Kansas State University.

Director Compensation

We reimburse our directors for reasonable out-of-pocket costs incurred in attending meetings of the board of directors and its committees. We have not provided any compensation to our directors for acting as directors. Following the offering, we have advised our non-employee directors that they will receive the following compensation for serving on our board:

 . an annual grant of an option to purchase 5,000 shares of our common stock at an exercise price equal to the market price on the date of grant; and

 . cash in the amount of $10,000 per year for service on our board of directors or any committee of our board.

Board Committees

Compensation Committee. Following the offering we will form a compensation
committee composed of Mr.      , Mr.       and Mr.     . The compensation
committee will review the performance of our chief executive officer annually, and will determine his or her compensation. Our compensation committee will also review the compensation for our executive officers and make recommendations to our chief executive officer regarding executive officer compensation. The compensation committee will also administer the 1999 stock option plan.

Audit Committee. Following the offering, we will form an audit committee
composed of Mr.      , Mr.       and Mr.      . The audit committee will
recommend to the board of directors the selection of our independent auditors and will review the scope and results of the audit with them. Our audit committee will also evaluate our internal auditing procedures.

Commitments to Nominate Directors

When we purchased the Oracle Energy Upstream business, we agreed to nominate an Oracle designee to our board of directors until Oracle owned less than 2% of our common stock. Torch agreed to vote for the Oracle nominee. Mr. Thacker is the current Oracle nominee.

Under the term sheet we signed with Unocal, we agreed that we will annually nominate one person designated by a member of our user group of customers to serve on our board of directors, and that a designee of Unocal will be the first nominee. Our obligation to nominate a user group member designee will not occur until we execute a definitive business processing outsourcing agreement with Unocal. Unocal has not advised us who their nominee will be.

Executive Compensation

                           Summary Compensation Table

The following table summarizes all compensation earned by or paid to our chief executive officer and to each of our executive officers who received in excess of $100,000 in compensation for services rendered in all capacities to us during 1999. We refer to these officers as the named executive officers in this prospectus.

                                          Annual Compensation           Long-Term Compensation
                                   ----------------------------------- ------------------------
                                                          Other Annual  Restricted  Securities   All Other
      Name and Principal    Fiscal                        Compensation    Stock     Underlying  Compensation
           Position          Year  Salary ($) Bonus ($)      ($)(1)    Award(s) ($) Options (#)    ($)(2)
      ------------------    ------ ---------- ---------   ------------ ------------ ----------- ------------
   Thomas M. Ray III(3)....  1999   $167,255   $50,000(4)      --           --        500,000      $4,688
    President, Chief
    Executive Officer and
    Chairman

   Kelly C. Parrino........  1999   $142,615        --         --           --             --      $7,150
    Senior Vice President
    and Chief Information
    Officer

   Scott W. DeVries........  1999   $121,488        --         --           --             --      $6,856
    Vice President--
    Corporate Development

------------------
(1) None of our executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of their total salary and bonus.
(2) Amounts reflect our contribution in 1999 to the 401(k) savings plans of the named executive officers.
(3) Michael B. Smith served as our President until May 1, 1999, the date Mr. Ray was appointed President. Mr. Smith is an employee of Torch and was not compensated directly for his services to us.
(4) Mr. Ray received a bonus upon becoming our chief executive officer.

Stock Option Grants in Last Fiscal Year

The following table sets forth information concerning our grants of options to purchase common stock made during the past year to the named executive officers.

                             Number of    % of Total
                            Securities     Options     Exercise
                            Underlying    Granted to   or Base              Grant Date
                              Options     Employees     Price   Expiration   Present
             Name           Granted (#) in Fiscal Year  ($/Sh)     Date    Value ($)(2)
             ----           ----------- -------------- -------- ---------- ------------
   Thomas M. Ray III (1)...   500,000         75%       $2.00     5/1/09     899,420
    President, Chief
    Executive Officer and
    Chairman

------------------
(1) Michael B. Smith served as our President until May 1, 1999, the date Mr. Ray was appointed President.
(2) In accordance with the rules of the SEC, this column illustrates the gains that may exist for the options over a ten-year period using the Black-Scholes option pricing model. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The Grant Date Present Value set out in this column is based on the following assumptions: a ten-year option term; 93% expected future annual stock volatility; a risk-free rate of return of 6 1/2%; and no expected dividend yield. The above model does not include any adjustments for non-transferability or risk of forfeiture. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, the value of the options will be zero.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table shows information about the exercise during the last year of options to purchase common stock by our named executive officers and the number and value of unexercised options to purchase common stock held by such individuals on December 31, 1999. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of existing stock options and the price to the public in this offering.

                                                      Unexercised Options at December 31, 1999
                                                 ---------------------------------------------------
                             Number of                   Number of                 Value of
                              Shares               Underlying Securities     In-the-Money Options
                             Acquired    Value   ------------------------- -------------------------
             Name           On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
             ----           ----------- -------- ----------- ------------- ----------- -------------
   Thomas M. Ray III(1)....      --        --         --        500,000         --      $1,000,000(2)
    President, Chief
    Executive Officer and
    Chairman

------------------
(1) Michael B. Smith served as our President until May 1, 1999, the date Mr. Ray was appointed President.
(2) Assumes a fair market value of $4.00 per share on December 31, 1999. Using
    the estimated offering price of our stock of $   per share, the value of
    Mr. Ray's unexercisable options is $  .

1999 Stock Option Plan

Our 1999 Stock Option Plan was adopted by our board of directors and approved by our stockholders on May 1, 1999. Up to 2,600,000 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the 1999 plan. As of September 15, 2000, options to purchase 2,138,824 shares of common stock at a weighted average exercised price of $1.63 per share were outstanding. Pursuant to the terms of Mr. Ray's employment offer letter, dated March 23, 1999, immediately prior to the completion of the offering, Mr. Ray will receive options to purchase an additional 400,000 shares of common stock that become exercisable upon completion of the offering.

The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-statutory stock options. Our executive officers, employees, directors and consultants are eligible to receive awards under the 1999 plan. In addition, executive officers and employees of our subsidiaries, executive officers and key employees of any consultant to, administrator for or manager of us who have the capability of making a substantial contribution to our success are eligible to receive awards under the 1999 plan. Under the 1999 plan, however, incentive stock options under the Internal Revenue Code may only be granted to officers or key employees.

Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant non-statutory options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under the 1999 plan and present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our capital stock.

There are limits on the number of shares that may be granted under an option. In particular, Section 162(m) of the Internal Revenue Code denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000.

In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the incentive plan as well as under any other stock plans that our affiliates or we maintain. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options.

The 1999 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note or by any combination of the permitted forms of payment.

Our board of directors currently administers the 1999 plan. Our board of directors will delegate the administration of the 1999 plan to our compensation committee following the offering. The compensation committee will have the full authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1999 plan and to interpret its provisions.

Our compensation committee will select the recipients of awards and will determine:

 . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

 .  the exercise price of options;

 .  the term of options; and

 .  the restrictions and conditions on the award.

As of September 1, 2000, approximately 280 persons would have been eligible to receive awards under the 1999 plan, including eight executive officers and four non-employee directors. The granting of awards under the 1999 plan is discretionary. Unless the compensation committee determines otherwise, the term of non-statutory stock options is ten years. The maximum term for incentive stock options is ten years, but the committee may establish a shorter period.

Generally, an option terminates immediately after the optionholder's service to us terminates. However, if termination is due to the optionholder's retirement, the exercise period is generally extended three months. If termination is due to the optionholder's permanent disability, the exercise period generally is extended six months. If termination is due to the optionholder's death or if the optionholder dies within the period after his or her service terminates during which the options are still exercisable, the exercise period generally is extended to one year following the optionholder's death.

Options granted to recipients are not assignable or transferable except by his or her will or by the laws of descent and distribution.

If we merge, liquidate or sell all or substantially all of our assets, our compensation committee is authorized to provide for:

 .  the assumption or substitution of all outstanding options by the acquiror;

 . the termination of all outstanding options as of the effective date of the acquisition event if each option holder is given 30 days prior notice;

 . appropriate cash payments to option holders, if our stockholders will receive cash payments as consideration in the acquisition event; and

 .  the vesting in full of outstanding options prior to the acquisition event.

No incentive stock option may be granted under the 1999 plan after July 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors or compensation committee may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our compensation committee or the board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.

Option Exchange

In January 2000, in contemplation of the Oracle transaction, Torch transferred to us 9,233.25 shares of our common stock and their right to receive a stock dividend of 99 shares of common stock per share, representing 923,325 shares after payment of the dividend, and we issued options to purchase 923,324 shares of our common stock to 15 of our employees who owned options to purchase stock of Torch. Simultaneously, these option holders canceled their Torch options.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee of our board of directors, but plan to form one after the offering. During 1999, our board of directors, including our chief executive officer, determined the compensation of our executive officers.

                             Principal Stockholders

The following table shows the ownership of our common stock and series A preferred stock as of September 1, 2000 by:

 . each of our named executive officers;

 . each of our directors;

 . all of our executive officers and directors as a group; and

 . anyone who is known to us to beneficially own more than 5% of our outstanding common stock or series A preferred stock.

Based on SEC rules, shares of common stock which an individual or group has the right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of such individual or group. These shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on this table.

Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to their name. The address of each person listed below is 1331 Lamar, Suite 1650, Houston, Texas 77010, unless a different address is provided.

                                        Common Stock                   Preferred Stock
                              -------------------------------------- --------------------
                                               Percentage Percentage
      Name and Address of     Number of         Prior to    After    Number of
       Beneficial Owners        Shares          Offering   Offering   Shares   Percentage
      -------------------     ----------       ---------- ---------- --------- ----------
   Executive Officers:
     Thomas M. Ray III......     600,000(1)(2)     6.2%                     --      --
     Kelly C. Parrino.......     292,141(1)(3)     3.1%                     --      --
     Scott DeVries..........     251,899(1)(3)     2.7%                     --      --
   Non-Employee Directors:
     J.P. Bryan.............   9,076,675(4)      100.0%                     --      --
     Frost Cochran..........   9,076,675(4)      100.0%                     --      --
     Ian Thacker............          --            --                      --      --
     Michael B. Smith.......   9,076,675(4)      100.0%
   Directors and Executive
    Officers as a group (12
    persons)................  10,490,905(5)      100.0%
   Certain Beneficial
    Owners:
     Torch Energy Advisors
      Incorporated..........   9,076,675         100.0%                     --      --
      1221 Lamar, Suite 1600
      Houston, Texas 77010
     Oracle Corporation
      (6)...................   2,484,395          21.5%              2,484,395   100.0%
      500 Oracle Parkway
      Redwood Shores,
       California 94065

------------------
*  Under 1%
(1) Represents options to purchase shares of common stock that become exercisable upon completion of the offering.
(2) Pursuant to the terms of Mr. Ray's employment offer letter, dated March 23, 1999, immediately prior to the completion of the offering, Mr. Ray will receive options to purchase an additional 400,000 shares of common stock that become exercisable upon completion of the offering.
(3) Mr. Parrino and Mr. DeVries received all of their options in exchange for relinquishing options to purchase Torch common stock in February 2000.

(4) Represents shares of common stock held by Torch. Mr. Bryan is Senior Managing Director and Mr. Cochran and Mr. Smith are Managing Directors of Torch. Messrs. Bryan, Cochran and Smith disclaim beneficial ownership of these shares.
(5) Represents options to purchase 1,414,230 shares of common stock that become exercisable upon completion of the offering and 9,076,675 shares held by Torch over which Messrs. Bryan, Cochran and Smith disclaim beneficial ownership.
(6) Prior to the offering, all of the shares of common stock held by Oracle represent shares that could be acquired upon conversion of the series A preferred stock held by Oracle. Upon the closing of the offering, all of Oracle's preferred stock will automatically be converted into common stock and we will not have any preferred stock outstanding, assuming we receive not less than $10 per share and $50 million in gross proceeds pursuant to this offering.

Sale of Common Stock by Torch to Unocal

We have entered into a letter of intent with Unocal under which Torch will sell 750,000 shares of our common stock to Unocal. Following the sale of 750,000 shares of our common stock to Unocal, Torch's percent ownership of us will be reduced to 91.7% of our outstanding common stock.

Warrants to be Issued to Unocal

We have entered into a letter of intent with Unocal which contemplates Unocal outsourcing to us business process services related to its U.S. upstream oil and gas activities. In connection with this business process outsourcing agreement, we expect to issue Unocal warrants to purchase 750,000 shares of our common stock at a price to be determined following Unocal completing its due diligence investigation of us. The warrants will expire in ten years. Unocal will own common stock and warrants representing 15.3% of our common stock following the purchase from Torch and the issuance of warrants by us, which will represent % of the outstanding common stock following the offering. In connection with the outsourcing agreement, we have agreed to reinvest our cash flow in our business, and not to pay cash dividends prior to 2004.

Warrants Issued to Newfield Exploration

In January 2000, we issued warrants to Newfield when it signed a substantial long term agreement with us. These warrants have a five year term and entitle Newfield to acquire an aggregate of 161,066 shares of common stock. The exercise price of the warrants is $4.00 per share.

Warrants to be Issued to Nuevo Energy

In January 2000, we agreed to issue warrants to purchase 170,000 shares of common stock to Nuevo Energy when it signed an extension of its outsourcing agreement for three years. The warrants have a term of ten years. In connection with the renewal of the Nuevo Energy outsourcing agreement, we agreed to provide $3.5 million in cost savings to Nuevo Energy over the three-year term of the agreement extension. The amount of cost savings we are required to provide Nuevo Energy will be reduced by one-half of the profits earned by Nuevo Energy on the warrants. See "Certain Transactions--Renewal of the Nuevo Energy Contract."

                              Certain Transactions

Transactions with Torch

 Services Contracts

Prior to February 2000, we were a wholly-owned subsidiary of Torch. J.P. Bryan, Frost W. Cochran and Michael B. Smith, who are members of our board of directors, are directors and executive officers of Torch. Mr. Bryan owns approximately 28.2% of the stock of the parent of Torch and Mr. Smith owns approximately 5.4%, assuming all employee options and other rights to receive common stock were exercised. Mr. Cochran owns options to purchase approximately 5.4% of the parent of Torch, assuming all employee options and other rights to receive common stock were exercised. Prior to January 1, 1999, our operations were integrated with Torch's other services, and were not accounted for as a separate entity. Until February 2000, we had an oral agreement to provide services to Torch. In February 2000, in connection with our acquisition of the Oracle Energy Upstream business, we entered into a formal written contract with Torch, effective as of January 1, 2000, with the same basic terms as the oral agreement in effect during 1999. The agreement terminates in 2005, and then is renewable on an annual basis. The principal services we provide to Torch are revenue accounting, operational cost accounting, property administration, production accounting, treasury, information technology and oil and gas marketing strategy formulation. Fees under the current contract are based on a stated monthly fee, variable fee and provisions for time and materials charges for requested services. The fees under the previous oral agreement were assessed on substantially the same basis. For the year ended December 31, 1999, we received $3.0 million for these services, and for the six months ended
June 30, 2000, we received $1.5 million for these services.

Prior to February 2000, we also received services from Torch pursuant to an oral agreement. In February 2000, in connection with the acquisition of the Oracle Energy Upstream business, we entered into a formal written contract with Torch, effective as of January 1, 2000, under the same basic terms as the oral agreement. The agreement terminates in 2005, and then is renewable on an annual basis. We can terminate this agreement at any time upon 90 days notice and payment of a termination fee of $1.0 million. The services Torch provides to us under this agreement are primarily human resources, office administration, office facilities, risk management, corporate secretary, legal support, graphic services, tax and financial planning, corporate relations and internal and joint interest audit. Fees under this agreement are based on a monthly fee and provisions for time and materials charges for requested services. The fees under the previous oral agreement were assessed on the same basis. For the year ended December 31, 1999, we paid Torch $1.5 million, and for the six months ended June 30, 2000, we paid Torch $1.0 million. We also sublease our office space from Torch at the cost paid by Torch. In 1999, we paid Torch $600,000 in rent, and in the first six months of 2000, we paid Torch $300,000 in rent.

 Working Capital Loans

Since our inception, our working capital needs have been met by advances from Torch. Since February 16, 2000, these advances have borne interest at 9% per annum, payable monthly, with principal due on demand pursuant to a revolving subordinated promissory note. Prior to February 16, 2000, advances from Torch did not bear interest. As of June 30, 2000, $11.1 million was outstanding under these advances, $306,000 of which represents accrued interest.

 Transactions in Connection with the Offering

In connection with the offering, Torch transferred to us the stock of Petroleum Financials and will transfer the Torch contracts upon completion of the offering. These assets were transferred to us because Torch and Oracle, our only stockholders, determined that the operations of Petroleum Financial and the Torch contracts were appropriately conducted by us.

Acquisition of Petroleum Financial. On September 18, 2000, Torch transferred to us all of the capital stock of Petroleum Financial, which offers business process outsourcing services to upstream oil and gas companies which compete with the services we offer. Petroleum Financial's customers are small and mid-sized upstream oil and gas companies who primarily use the Excalibur software package, which Petroleum Financial licenses from Petroleum Place. We believe that Petroleum Financial provides us with the opportunity to sell our software solutions to Petroleum Financial's customers as they grow.

The terms of the transfer to us of Petroleum Financial were determined based on negotiations between Torch and Oracle. In connection with the contribution of Petroleum Financial, Oracle orally agreed with us, subject to final documentation, as follows:

 . Oracle will amend their alliance agreements with us to allow us to host its human resources and procurement software applications in connection with our software and solutions;

 . Oracle will waive non-compete agreements with several of its employees in Oracle's Aberdeen, Scotland office and permit Novistar to offer employment to them;

 . Oracle will subcontract us to complete a software customization project for a customer in the Middle East. We will be reimbursed by Oracle for our actual costs incurred, subject to penalties for performance shortfalls not to exceed $1.3 million. Oracle's contract with this Middle Eastern company was not assigned to us in connection with our purchase of the Oracle Energy Upstream business; and

 . Oracle will retain contracts with two customers in the Middle East, which we determined not to be appropriate for our business.

Acquisition of the Torch Contracts. Also in connection with the offering, Torch will assign business process outsourcing contracts in which Nuevo Energy and Bellwether Exploration outsource to us the negotiation of agreements for oil and gas sales, and use our software to record and process the oil or gas they sell. These contracts are:

 . natural gas marketing services agreement with Nuevo Energy, which has a three year term ending on December 31, 2001;

 . crude oil marketing services agreement with Nuevo Energy, which has a four year term ending on December 31, 2002; and

 . crude oil and natural gas marketing services agreement with Bellwether Exploration, which has a three year term ending on October 1, 2002.

Under the Torch contracts, Bellwether Exploration and Nuevo Energy pay Torch base charges and time and materials charges, which are subject to annual increases of a maximum of 4% for Bellwether Exploration and a maximum of 5% for Nuevo Energy, beginning in the third year of the contracts. In addition, Bellwether Exploration and Nuevo Energy pay Torch monthly variable charges based upon a percentage of their crude oil and natural gas sales, purchases, and exchanges. Bellwether Exploration and Nuevo Energy also pay Torch monthly incentive fees based upon increases in the sales prices of their crude oil and natural gas.

The Torch contracts renew automatically on an annual basis unless notice of termination is provided no later than 120 days before the expiration of the initial term or any renewal term. Bellwether Exploration can terminate its contract at any time upon 90 days notice and payment of a termination fee of approximately half of what Torch would be likely to receive under the remaining term of the contract. Nuevo Energy can terminate its contracts at any time upon 90 days notice and payment of approximately one year's fees.

Under these contracts, Torch received total fees of $2.9 million during 1999 and $1.3 million during the first six months of 2000.

At the closing of the offering, Torch will transfer the Torch contracts to us for a cash payment not to exceed $5.7 million, which was agreed upon by us, Torch and Oracle as the value of the Torch contracts based on the revenues anticipated to be generated in the future by the Torch contracts. We will seek a fairness opinion from an investment bank reasonably acceptable to the underwriters of this offering regarding the fairness, from a financial point of view, of the value assigned to the Torch contracts. If the investment bank is unable to opine that the value assigned to the Torch contracts is fair to us, from a financial point of view, Torch has agreed to reduce the purchase price of the Torch contracts to the value determined by the investment bank to be fair to us.

 Common Contracts

Our business process outsourcing contracts with Nuevo Energy and Bellwether Exploration were executed when we were a subsidiary of Torch. These agreements are subject to the terms and conditions of master services agreements among Torch, us and each of these companies. In the master services agreements, Torch guarantees our obligations under each of our contracts. Termination of the master services agreement does not affect our contracts. During 1999, Bellwether Exploration paid us $1.9 million, representing 10.6% of our gross revenues for 1999, and during the first six months of 2000 paid us $2.2 million, representing 14.6% of our gross revenues. During 1999, Nuevo Energy paid us $8.6 million, representing 47.6% of our gross revenues for 1999, and during the first six months of 2000 paid us $4.5 million, representing 30% of our gross revenues. In addition, we perform business process outsourcing services for Plains Resources pursuant to a subcontracting agreement with Torch. Termination of the Torch agreement would terminate our agreement with Plains Resources, unless Plains Resources otherwise agreed. The Plains Resources agreement has been in effect since September 1999, and we have received total fees of $271,000 during the first six months of 2000 under this agreement, representing 1.8% of our revenues.

Renewal of the Nuevo Energy Contract

We renewed our business process outsourcing contract with Nuevo Energy in August 2000, and extended its term until the end of 2003. We also received an option to extend the contract to the end of 2004. In the renewal negotiations, we agreed to cause Nuevo Energy to realize $3.5 million in cost savings over three years, with a minimum savings of $500,000 per year. We also agreed to issue to Nuevo Energy warrants to purchase 170,000 shares of our common stock with a term of ten years at an exercise price of $4.00 per share. The $3.5 million cost savings we agreed to provide Nuevo Energy will be reduced by one-half of the profit Nuevo Energy realizes on their warrants upon exercise. Nuevo Energy's profit on the warrant upon exercise is equal to the difference between the market price of our common stock on the date of exercise and the exercise price. Also, we may offer to purchase the warrants from Nuevo Energy for a purchase price per warrant share equal to the market price of our stock less the exercise price. Whether or not Nuevo Energy elects to sell the warrants to us, Nuevo Energy will be deemed to have received a profit equal to the offered purchase price.

At the same time that we renegotiated our contracts with Nuevo Energy, Torch paid Nuevo Energy $1.5 million in cash to settle claims regarding services Torch rendered to Nuevo Energy. These claims arose out of a defalcation by a Nuevo Energy employee of funds from Nuevo Energy by issuing forged wire transfer instructions processed by Torch.

Transactions With Bellwether Exploration

J.P. Bryan, one of our directors, is the chairman of Bellwether Exploration. From August 1999 to May 2000, Mr. Bryan also served as chief executive officer of Bellwether Exploration. Bellwether Exploration is currently a client of ours, and has been a client of Torch's since 1988. In addition, Bellwether Exploration represented $4.2 million, or 20%, of the combined service revenues of Torch for 1999 and $5.1 million, or 26% of the combined service revenues of Torch in 1998.

Transactions in Connection with Our Purchase of the Oracle Energy Upstream Business

On February 18, 2000, we purchased software from Oracle, hired most of Oracle's developers and technical personnel responsible for the software, and assumed responsibility for a portion of the related consulting and technical support contracts to which Oracle was a party. The agreed upon purchase price was $30.0 million, consisting of $10.0 million in cash, subject to purchase price adjustments, $10.0 million in a promissory note and $10.0 million in shares of our series A preferred stock, convertible into 2,484,395 shares of our common stock at any time.

To finance the cash portion of the purchase price actually paid for the acquisition of the Oracle Energy Upstream business at closing, we borrowed $8.7 million from Torch. The interest rate on the Oracle and the Torch notes is currently 9% per annum and increases to 17% in annual increments until maturity. Both notes are due upon the earlier of closing of this offering or February 18, 2005. Accordingly, we will repay the notes to Torch and Oracle with a portion of the proceeds of this offering.

We entered into a Stockholders Agreement with Torch and Oracle. In the agreement, we agreed that for so long as Oracle owns more than 2% of our common stock, or preferred stock convertible into more than 2% of our common stock, we would cause a representative of Oracle to be nominated or elected to our board of directors. Oracle currently owns preferred stock convertible into 2,484,395 shares of our common stock. Mr. Thacker is Oracle's current nominee to our board under this agreement.

We agreed to register the common stock owned by Oracle with the SEC upon request on two occasions, beginning 180 days after the completion of this offering. We are obligated to pay Oracle's costs incurred in one of these registrations. We also granted Oracle rights to include shares they own in registration statements which we file with the SEC.

From February through July 2000, we paid Oracle $783,000 under all of our contracts with Oracle, including interest payments of $244,000.

                          Description of Capital Stock

Selected provisions of our organizational documents are summarized below. This summary is not complete. You should read the organizational documents, which are filed as exhibits to the registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Pursuant to our certificate of incorporation, we have the authority to issue an aggregate of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of September 1, 2000, 9,076,675 shares of common stock and 2,484,395 shares of series A preferred stock were outstanding. As of September 1, 2000, 2,138,824 shares underlying outstanding options to purchase our common stock were reserved for issuance under our 1999 stock incentive plan, 161,066 shares of our common stock were reserved for issuance pursuant to warrants, 2,484,395 shares of our common stock were reserved for issuance upon conversion of series A preferred stock, 920,000 shares were subject to warrants that we have agreed to issue and 400,000 shares were subject to options that we will issue immediately prior to the offering. We had one holder of record of our outstanding shares of common stock, and one holder of record of our outstanding shares of series A preferred stock as of September 1, 2000.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors. Our board of directors is divided into three classes that are elected for staggered three year terms.

Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully Paid. All shares of common stock outstanding are fully paid and nonassessable, and all the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Other Rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe to our securities.

Preferred Stock

We have designated 2,484,395 shares of the 5,000,000 authorized shares of preferred stock as series A preferred stock. Immediately prior to the offering, all of the series A preferred stock will be outstanding. The remaining shares of preferred stock are undesignated and have not been issued. Our board can, without the approval of our stockholders, issue one or more additional series of preferred stock. The board can also determine the number of shares of each series, establish the rights, preferences, privileges and restrictions, including the dividend rights, voting rights, conversion rights, redemption rights, and any liquidation preferences of any series of preferred stock and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay or prevent a change in the persons and entities controlling us and make it harder to remove the present management. Under certain circumstances, preferred stock could restrict dividend payments to holders of our common stock and restrict our ability to repurchase or redeem shares of common stock while there is an arrearage in the payment of dividends to the holders of preferred stock.

 Series A Preferred Stock

At any time, each share of series A preferred stock may be converted by the holder into one share of our common stock. The conversion ratio for our series A preferred stock is subject to adjustment for stock dividends and splits, reorganizations and other distributions with respect to our common stock. Assuming that we receive not less than $10 per share and $50 million in gross proceeds pursuant to this offering, each share of series A preferred stock will automatically be converted into one share of our common stock.

The holders of our series A preferred stock are entitled to receive, on an as converted basis, any dividends paid to holders of our common stock. If we dissolve, liquidate or wind up our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities, holders of series A preferred stock are entitled to a liquidation preference equal to $4.01 per share plus their ratable share of any assets distributed to holders of our common stock. Each holder of series A preferred stock is entitled to vote, together as a single class with all other shares entitled to vote, on all matters voted on by holders of common stock. Holders of series A preferred stock are entitled to cast the number of votes they would be entitled to cast if they had converted their stock to common stock on the applicable record date. As long as shares of series A preferred stock are outstanding we cannot, without the approval of 90% of the shares of series A preferred stock:

 . amend our certificate of incorporation or bylaws in a manner materially adverse to the holders of series A preferred stock;

 . authorize or issue any equity security that has rights senior to or on parity with the series A preferred stock;

 . repurchase any shares of our capital stock other than from an employee upon termination;

 . consolidate, merge or sell all or substantially all of our assets or engage in another transaction that results in a change of control; or

 .  dissolve.

Delaware Anti-Takeover Law And Certain Charter And Bylaw Provisions

Our bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

 Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner that includes approval by at least 66 2/3% of the outstanding stock not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

 . the owner of 15% or more of the outstanding voting stock of the corporation;

 . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

 . an affiliate or associate of the persons described in the foregoing bullet points.

Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board because stockholder approval of the transaction, as discussed above, would be unnecessary.

 Charter and Bylaw Provisions

Our bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Special meetings of stockholders may be called by the chairman or the chief executive officer or by a majority of the board.

Our bylaws provide for the division of the board of directors into three classes, as nearly equal in size as possible. Each year at the annual meeting of stockholders, one class of directors is elected for a three-year term. The number of directors is fixed by resolution of our board of directors. The size of the board is currently fixed at five members.

Directors may be removed with the approval of the holders of a majority of our voting power present and entitled to vote at a meeting of stockholders. Directors may only be removed by stockholders for cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders.

Limitation Of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

 . for any breach of the director's duty of loyalty to us or our stockholders;

 . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

 . for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

Our bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We plan to enter into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock will be        .

                        Shares Eligible For Future Sale

When the offering is completed, we will have a total of       shares of common
stock outstanding. The        shares offered by this prospectus will be freely
tradable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining 11,561,070 shares will be owned, 9,076,675 by Torch and 2,484,395 by Oracle. The Torch shares may be publicly sold under Rule 144 following the offering and the Oracle shares may be sold after February 18, 2001. Rule 144 will limit the amount of stock Torch and Oracle may sell and the manner in which they may sell their stock while they are our affiliates.

In addition, 2,299,890 shares are issuable upon exercise of options and warrants. If any options and warrants are exercised, the shares issued upon exercise will also be restricted, but may be sold under Rule 144 after the shares have been held for one year. Sales under Rule 144 may be subject to volume limitations and other conditions.

Torch, Oracle and holders of options and warrants to purchase   shares of
common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. See "Underwriting" for additional details. After the 180-day lock-up period, all of the shares owned by Torch and Oracle may be sold in accordance with Rule 144. We plan to register with the SEC the shares subject to issuance upon exercise of options 180 days following the offering.

                                  Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Stephens Inc. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

                                                                      Number of
   Underwriter                                                         Shares
   -----------                                                       -----------
   CIBC World Markets Corp..........................................
   Stephens Inc.....................................................
                                                                     -----------
   Total............................................................
                                                                     ===========

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about      , 2000 against payment
in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of
$   per share. The underwriters may also allow, and such dealers may reallow, a
concession not in excess of $    per share to other dealers. After the shares
are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the
underwriters to purchase a maximum of    additional shares from us to cover
over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will
be $   and the total proceeds to us will be $  . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                                                    Total With
                                                   Total Without  Full Exercise
                                                    Exercise of         of
                                              Per  Over-Allotment Over-Allotment
                                             Share     Option         Option
                                             ----- -------------- --------------
   Novistar.................................

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $ .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We, our officers and directors and substantially all other stockholders have
agreed to a 180-day "lock-up" with respect to     shares of common stock that
they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

The underwriters have reserved for sale up to     shares for employees,
directors and other persons associated with us. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

There is no established trading market for the shares. The offering price for the shares has been determined by us and the representatives, based on the following factors:

 .  the history and prospects for the industry in which we compete;

 .  our past and present operations;

 .  our historical results of operations;

 .  our prospects for future business and earning potential;

 .  our management;

 . the general condition of the securities markets at the time of this offering;

 .  the recent market prices of securities of generally comparable companies;

 . the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

 .  other factors deemed to be relevant.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

 . Stabilizing transactions. The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

 . Over-allotments and syndicate covering transactions. The underwriters may sell more shares of our common stock in connection with this offering than the number of shares they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

 . Penalty bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

 . Passive market making. Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 Legal Matters

Certain legal matters with respect to the validity of the common stock offered hereby are being passed upon for us by Haynes and Boone, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    Experts

The combined financial statements of Novistar, Inc. as of December 31, 1999 and for the year then ended, the statements of revenues and direct operating expenses of the service fee activities of Torch Energy Advisors Incorporated for each of the three years in the period ended December 31, 1999, and the statement of assets and liabilities assumed as of February 18, 2000 and the statements of revenues and direct operating expenses from certain activities of Oracle Energy Services for the years ended December 31, 1998 and 1999, appearing in this prospectus and the registration statement of which it is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      Where You Can Find More Information

We have filed a registration on Form S-1 with the SEC in connection with this offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at "http://www.sec.gov."

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

After the offering, we expect to provide annual reports to our stockholders that include financial information examined and reported on by our independent public account.

                         Index to Financial Statements

                                                                           Page
                                                                           ----
Combined Financial Statements of Novistar, Inc.
 Report of Independent Auditors...........................................  F-2
 Combined Statement of Operations for the Year Ended December 31, 1999....  F-3
 Combined Balance Sheet as of December 31, 1999...........................  F-4
 Combined Statement of Stockholder's Deficit for the Year Ended December
  31, 1999................................................................  F-5
 Combined Statement of Cash Flows for the Year Ended December 31, 1999....  F-6
 Notes to Combined Financial Statements...................................  F-7

Unaudited Combined Financial Statements of Novistar, Inc.
 Combined Statements of Operations for the Six Months Ended June 30, 1999
  and 2000................................................................ F-16
 Combined Balance Sheets as of December 31, 1999 and June 30, 2000........ F-17
 Combined Statement of Stockholders' Equity for the Six Months Ended June
  30, 2000................................................................ F-18
 Combined Statements of Cash Flows for the Six Months Ended June 30, 1999
  and 2000................................................................ F-19
 Notes to Combined Financial Statements................................... F-20

Service Fee Activities of Torch Energy Advisors, Inc.
 Report of Independent Auditors........................................... F-28
 Statements of Revenues and Direct Operating Expenses of the Service Fee
  Activities of Torch Energy Advisors Incorporated for the Years Ended
  December 31, 1997, 1998 and 1999........................................ F-29
 Notes to Statements of Revenues and Direct Operating Expenses............ F-30

Oracle Energy Services (A division of Oracle Corporation)
 Report of Independent Auditors........................................... F-31
 Statement of Assets Acquired and Liabilities Assumed as of February 18,
  2000.................................................................... F-32
 Statements of Revenues and Direct Operating Expenses from Certain
  Activities for the Years Ended December 31, 1998 and 1999 and for the
  period from January 1, 2000 through February 18, 2000 (Unaudited)....... F-33
 Notes to Statement of Assets Acquired and Liabilities Assumed and
  Statements of Revenues and Direct Operating Expenses from Certain
  Activities.............................................................. F-34

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Novistar, Inc.:

We have audited the accompanying combined balance sheet of Novistar, Inc., combined on the basis described in Note 1, as of December 31, 1999, and the related combined statements of operations, stockholder's deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Novistar, Inc. as of December 31, 1999, and the combined results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Houston, Texas
September 13, 2000

                            NOVISTAR, INC. (Note 1)

                    COMBINED STATEMENT OF OPERATIONS FOR THE
                          YEAR ENDED DECEMBER 31, 1999
                 (Amounts in Thousands, Except Per Share Data)

Revenues:
 Service fees....................................................... $   12,238
 Service fees--affiliates...........................................      3,033
 Marketing commissions..............................................      2,851
                                                                     ----------
  Total revenues....................................................     18,122
                                                                     ----------
Cost of revenues....................................................     15,581
                                                                     ----------
  Gross profit......................................................      2,541
Operating expenses:
 General and administrative--affiliates.............................      2,242
 Selling, general and administrative................................      1,095
 Depreciation and amortization......................................      2,498
                                                                     ----------
  Total operating expenses..........................................      5,835
                                                                     ----------
Net loss............................................................ $   (3,294)
                                                                     ==========
Net loss per share:
Historical basic and diluted net loss per share .................... $    (0.36)
                                                                     ==========
Weighted-average shares outstanding basic and diluted...............  9,076,675
                                                                     ==========
Pro forma statement of operations data (unaudited) (Note 2):
 Loss before benefit for income taxes, as reported.................. $   (3,294)
 Pro forma income tax (benefit).....................................         --
                                                                     ----------
 Pro forma net loss................................................. $   (3,294)
                                                                     ==========
 Pro forma basic and diluted net loss per share..................... $       --
                                                                     ==========
 Pro forma weighted--average shares outstanding basic and diluted...         --
                                                                     ==========


                See accompanying notes to financial statements.

                            NOVISTAR, INC. (Note 1)

                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                 (Amounts in Thousands, Except Per Share Data)

Current assets:
 Cash and cash equivalents............................................ $    61
 Accounts receivable..................................................   1,560
 Other current assets.................................................     426
                                                                       -------
  Total current assets................................................   2,047
Property and equipment, at cost:
 Office furniture and equipment.......................................   7,842
 Accumulated depreciation.............................................  (3,753)
                                                                       -------
                                                                         4,089
Intangible assets, net of accumulated amortization of $317............   1,064
                                                                       -------
  Total assets........................................................ $ 7,200
                                                                       =======
Current liabilities:
 Due to affiliates.................................................... $ 7,497
 Accounts payable and accrued liabilities.............................     794
                                                                       -------
  Total current liabilities...........................................   8,291
Other.................................................................      23
Stockholder's deficit:
 Common stock, par value $.01 per share--authorized, issued and
  outstanding 100,000 shares at December 31, 1999.....................       1
 Additional paid-in capital...........................................   4,991
 Accumulated deficit..................................................  (6,106)
                                                                       -------
  Total stockholder's equity..........................................  (1,114)
                                                                       -------
  Total liabilities and stockholder's deficit......................... $ 7,200
                                                                       =======


                See accompanying notes to financial statements.

                            NOVISTAR, INC. (Note 1)

                  COMBINED STATEMENT OF STOCKHOLDER'S DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (Amounts in Thousands)

                                        Additional
                                 Common  Paid-in   Accumulated Stockholder's
                          Shares Stock   Capital     Deficit      Deficit
                          ------ ------ ---------- ----------- -------------
Balance, December 31,
 1998...................   100    $ 1     $1,250     $    39      $ 1,290
Contributions...........    --     --      3,741          --        3,741
Distributions (Note 9)..    --     --         --      (2,851)      (2,851)
Net loss................    --     --         --      (3,294)      (3,294)
                           ---    ---     ------     -------      -------
Balance, December 31,
 1999...................   100    $ 1     $4,991     $(6,106)     $(1,114)
                           ===    ===     ======     =======      =======




                See accompanying notes to financial statements.

                            NOVISTAR, INC. (Note 1)

                    COMBINED STATEMENT OF CASH FLOWS FOR THE
                          YEAR ENDED DECEMBER 31, 1999
                             (Amounts in Thousands)

Cash flows from operating activities:
 Net loss............................................................. $(3,294)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.......................................   2,498
 Changes in operating assets and liabilities:
  Accounts receivable.................................................  (1,181)
  Other current assets................................................    (209)
  Accounts payable and accrued liabilities............................     563
                                                                       -------
Net cash flows used in operating activities...........................  (1,623)
Cash flows from investing activities:
 Investment in property and equipment.................................  (2,846)
                                                                       -------
Net cash flows used in investing activities...........................  (2,846)
                                                                       -------
Cash flows from financing activities:
 Due to affiliates....................................................   7,338
 Distributions........................................................  (2,851)
                                                                       -------
Net cash flows provided by financing activities.......................   4,487
                                                                       -------
Net increase in cash and cash equivalents.............................      18
Cash and cash equivalents, at beginning of period.....................      43
                                                                       -------
Cash and cash equivalents, at end of period........................... $    61
                                                                       =======

Supplemental schedule of noncash financing activities

Novistar (see Note 1) was formed on April 24, 1998 by Torch Energy Advisors Incorporated and commenced operations effective January 1, 1999. During 1999, Torch contributed all assets and liabilities related to the operations of Novistar which have been accounted for in the statement of cash flows as noncash transactions. The net assets and liabilities contributed are as follows:

      Net assets contributed............................................ $3,793
      Net liabilities contributed.......................................    (52)
                                                                         ------
      Contributed capital as of December 31, 1999....................... $3,741
                                                                         ======

                See accompanying notes to financial statements.

                                 NOVISTAR, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Organization and basis of presentation

 Organization of business

Novistar, Inc. ("Novistar"), a Delaware corporation, was formed on April 24, 1998 by Torch Energy Advisors Incorporated ("Torch") and commenced operations effective January 1, 1999, for the purpose of providing state-of-the-art business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology and procurement and inventory management. Novistar's clients range from small private energy companies to major integrated oil companies. Novistar is headquartered in Houston, Texas and is wholly owned by Torch which is wholly owned by Torch Acquisition Company ("TAC").

 Basis of presentation

In September, 2000 Torch transferred to Novistar at book value the stock of Petroleum Financial Inc. ("Petroleum Financial"). Upon effectiveness of the public offering discussed in Note 9, Torch will assign to Novistar the crude oil and natural gas marketing activity under contractual arrangements administered by a division of Torch, (the "Torch Contracts"). During the year covered by these combined financial statements, Novistar, Petroleum Financial and the Torch Contracts (collectively the "Company" or "Novistar") were under common control as an integral part of Torch's overall operations. These combined financial statements have been prepared from Torch's historical accounting records and present the combined financial position and results of operations of the Company as of December 31, 1999 and for the year then ended as if the Company had been a separate stand-alone entity.

The financial information included herein may not necessarily reflect the Company's future or historical combined financial position, results of operations, cash flows, or changes in stockholder's deficit had the transactions referred to above occurred as of the beginning of the year presented.

2. Summary of significant accounting policies

 Principles of combination

The accompanying financial statements include the accounts of Novistar, Petroleum Financial and the Torch Contracts combined as of December 31, 1999 and for the year then ended. All material intercompany transactions between the combined entities have been eliminated.

 Cash and cash equivalents

The Company defines cash and cash equivalents as cash on deposit in banks and cash invested temporarily in various instruments with original maturities of three months or less.

 Property and equipment

Fixed assets are recorded at historical cost. Depreciation is calculated using a straight-line basis over the estimated useful life, which generally ranges from three to five years. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.

 Fair value of financial instruments

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities. The current carrying amount of these instruments approximates fair market value due to the relatively short period of time to maturity for these instruments.

                                 NOVISTAR, INC.

 Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivables. The Company maintains cash and cash equivalents with high credit quality financial institutions. Accounts receivable are predominately with energy related companies. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral.

 Equity instruments issued to customers

For equity instruments issued to customers, the Company follows the guidance provided in Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" and in Emerging Issues Task Force Issue No. 96-18 ("EITF 96-18") "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services."

 Intangible assets

Intangible assets represent the excess cost of acquired assets over the amounts assigned to their tangible net assets at acquisition. Such amounts are amortized on a straight-line basis over five years.

The Company periodically reviews the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or the estimate of useful lives. This evaluation consists of the Company's projection of undiscounted future operating cash flows before interest over the remaining lives of the intangible assets, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Based on its review, the Company believes that no significant impairment of its long-lived assets or related intangible assets has occurred.

 Income taxes

Until February 18, 2000, Novistar elected to be treated as a qualified Subchapter S corporation under Section 1361(b)(3) of the Internal Revenue Code of 1986. As a result of this election, TAC filed an S corporation tax return for the year ended December 31, 1999 that includes Torch and subsidiaries, including Novistar. Each TAC stockholder is responsible for reporting his share of taxable income or loss for 1999. In connection with the acquisition by Novistar of certain assets of Oracle Energy Upstream as further discussed in
Note 9, Novistar was no longer eligible for Subchapter S corporation status. Until its contribution to Novistar in September 2000, Petroleum Financial also elected to be treated as a qualified Subchapter S corporation. As required by Staff Accounting Bulletin No. 98 ("SAB 98"), the accompanying financial statements reflect a pro forma income tax provision as if Novistar and Petroleum Financial had been C corporations for tax purposes during the period presented.

 Revenue recognition

The Company principally derives its revenues from the sale of business process services under long-term contractual arrangements. Service fees and marketing commissions are recognized over the term of the service and marketing agreements, as earned.

 Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 NOVISTAR, INC.

 Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to account for stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options awarded to employees and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

 Net loss per share

SFAS No. 128, "Earnings per Share" requires dual presentation of basic and diluted earnings per share. Basic net income per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share includes the impact of dilutive securities, such as options, warrants and convertible debt or preferred equity securities. The Company's net loss per share data has been calculated under SFAS No. 128 as if the number of common shares outstanding immediately prior to the offering (see
Note 9) had been outstanding for the year presented. The Company had a net loss and, therefore, a separate calculation of diluted earnings per share data was not required. However, had diluted earnings per share data been required, options outstanding as of December 31, 1999 would not have been included in the calculation because they were contingently issuable and the conditions for exercisability had not been satisfied.

As required by SAB 98, pro forma earnings per share information has been presented as if Novistar had been a C corporation for tax purposes during the period presented and also to give effect to the number of shares whose proceeds would be necessary to pay the distribution to Torch discussed in Note 9.

 Recently adopted accounting pronouncements

In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for fiscal periods beginning after June 15, 2000. The Company is currently evaluating the possible effects of SFAS No. 133 on its combined financial statements.

3. Related party transactions

The Company receives support services from Torch. Included in general and administrative expenses--affiliates are support service charges for human resources and office administration, risk management, corporate secretary-- legal services, corporate and litigation legal services, graphic services, tax department services, financial reporting and general accounting, corporate relations, financial planning and analysis, internal audit and joint interest audit. These services are provided by Torch for a fixed or variable fee. In addition, the Company may request Torch to perform services outside the scope of the support services for additional compensation based on a time and materials basis for hours worked and materials used by Torch personnel on such special requests as well as out-of-pocket expenses. For the year ended December 31, 1999, the Company paid $1.5 million for these services. In addition, the company paid $600,000 to Torch as reimbursement for

                                 NOVISTAR, INC.

office rent on space occupied by Novistar. The Company formalized its support services arrangement with Torch through a Support Services Agreement dated January 1, 2000.

The Company provides information management and accounting services to Torch. Included in service fees--affiliates are fees for revenue accounting, operational cost accounting, property administration, production accounting, treasury, information technology, and crude oil and natural gas marketing strategy formulation provided to Torch. These services are provided by the Company for a fixed or variable fee. In addition, Torch may request the Company to perform services outside the scope of the support services for additional compensation based on a time and materials basis for hours worked and materials used by Company personnel on such special requests as well as out-of-pocket expenses. For the year ended December 31, 1999, the Company received $3.0 million for these services. The Company formalized its management and accounting services arrangements with Torch through an Information Management and Accounting Services Agreement dated January 1, 2000.

All amounts due to and from Torch related to services rendered or received are settled through intercompany balances. In addition, the Company's working capital needs are also funded through intercompany advances from Torch who has agreed to continue funding the Company's working capital needs at least through December 31, 2001. As of February 16, 2000, under the terms of an intercompany note agreement, the Company is being charged interest at the rate of 9% on outstanding intercompany balances.

The full-time employees of the Company may participate in a 401(K) Retirement Plan sponsored by Torch. Employer contributions were approximately $184,000 during the year ended December 31, 1999.

During 1999, the Company performed business process outsourcing for two customers under the terms of contractual arrangements between the customers and Torch. Service fees in the accompanying financial statements include approximately $900,000 billed to these customers for the services provided.

4. Major customers

Effective January 1, 1999 and October 1, 1999, the Company negotiated new service agreements with two of its major customers, Nuevo Energy Corporation ("Nuevo") and Bellwether Exploration Company ("Bellwether"), respectively. Nuevo, Bellwether and Torch accounted for 48%, 11% and 18%, respectively, of the revenues of the Company during the year ended December 31, 1999. In addition, Nuevo and Bellwether are entities that were either formed by Torch or affiliated with Torch through common management or ownership and the performance under the service agreements are guaranteed by Torch.

5. Stock option plan

In May 1999, the Company adopted the 1999 Stock Option Plan ( the "Plan"). The Plan was established to grant incentive stock options to employees and others. The Company has reserved a total of 2,600,000 shares of common stock for future grant under the Plan.

Under the provisions of the plan, the exercise price of a stock option shall be 100% of the fair market value of a share of common stock on the date the stock option is granted. The stock options granted during 1999 vest up to one year from the date of grant. Stock options granted under the plan shall be exercisable as provided in the option agreement as described below.

Vested options are exercisable only if:

 . Novistar consummates an initial public offering;

 . Torch agrees to sell 70% or more of its common stock;

                                 NOVISTAR, INC.

 . Novistar merges with another company; or

 . Novistar's board of directors declares the options to be exercisable.

Unless otherwise provided in an option agreement, the term of the option is ten years, subject to earlier termination.

The following table summarizes stock option activity under the Plan through December 31, 1999:

                                                                        Weighted
                                                               Range of Average
                                                               Exercise Exercise
                                                       Options  Prices   Price
                                                       ------- -------- --------
   Granted............................................ 667,500  $2.00    $2.00
   Exercised..........................................      --     --       --
   Canceled...........................................      --     --       --
                                                       -------  -----    -----
   Outstanding, December 31, 1999..................... 667,500  $2.00    $2.00
                                                       =======  =====    =====
   Exercisable, December 31, 1999.....................      --     --       --
                                                       =======  =====    =====

The following table summarizes the weighted average grant date fair value and weighted average exercise price of options granted during the period from inception of the Plan through December 31, 1999. For purposes of the table below, the weighted average grant date fair value was computed using the Black-Scholes options pricing model.

                                                               Weighted Weighted
                                                               Average  Average
                                                                 Fair   Exercise
   Year ended December 31, 1999                        Shares   Value    Price
   ----------------------------                        ------- -------- --------
   Exercise price equals fair value...................      --  $  --    $  --
   Exercise price greater than fair value............. 667,500   0.53     2.00
   Exercise price less than fair value................      --     --       --
                                                       -------  -----    -----
                                                       667,500  $0.53    $2.00
                                                       =======  =====    =====

There were no options issued to non-employees during 1999.

The Company applies the measurement principles of APB Opinion No. 25 in accounting for issuances of employee stock options and of SFAS No. 123 for all other equity instruments. Had compensation expense for employee stock options granted been determined based on the fair value at the date of grant as prescribed by SFAS No. 123, the net loss and net loss per share for the year ended December 31, 1999 would have been as indicated below.

                                                                    December 31,
                                                                        1999
                                                                    ------------
   Net loss:
    As reported....................................................   $(3,294)
                                                                      =======
    Pro forma......................................................   $(3,294)
                                                                      =======
   Basic and diluted net loss per share:
    As reported....................................................   $ (0.36)
                                                                      =======
    Pro forma......................................................   $ (0.36)
                                                                      =======

                                 NOVISTAR, INC.

For the period indicated above, the Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                    December 31,
                                                                        1999
                                                                    ------------
   Risk-free interest rates........................................     6.34%
   Expected lives (in years).......................................      5.0
   Dividend yield..................................................       --
   Expected volatility.............................................        0%

Based on these assumptions, the minimum fair value of the options calculated using the Black-Scholes option pricing model, granted in the period indicated above was $354,000. Because the determination of fair value of all options granted after such time as the Company becomes a public entity (see Note 9) will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be indicative of future periods.

6. Stockholder's deficit

The components of stockholder's deficit are as follows:

                                                     December 31, 1999
                                             ----------------------------------
                                             Common Paid-in Accumulated
                    Company                  Stock  Capital   Deficit    Total
                    -------                  ------ ------- ----------- -------
   Novistar.................................  $ 1   $3,741    $(5,236)  $(1,494)
   Petroleum Financial......................   --    1,250       (870)      380
   Torch Contracts..........................   --       --         --        --
                                              ---   ------    -------   -------
     Total..................................  $ 1   $4,991    $(6,106)  $(1,114)
                                              ===   ======    =======   =======

The statement of stockholder's deficit reflects a deemed distribution of $2.9 million related to the cash flows from the Torch Contracts retained by Torch.

7. Commitments and contingencies

Future minimum lease payments under noncancellable operating leases for office space, equipment and other operating leases are as follows:

                        Year Ending December 31,
                        ------------------------
                         (Amounts in Thousands)
   2000............................................................... $178,000
   2001...............................................................  162,000
   2002...............................................................  118,000
   2003...............................................................    1,000
   2004...............................................................       --
   Thereafter.........................................................       --
                                                                       --------
     Total future minimum lease payments.............................. $459,000
                                                                       ========

Total rent expense for operating leases was approximately $300,000 for the year ended December 31, 1999.

                                 NOVISTAR, INC.

 Litigation

In the ordinary course of business, the Company has become involved in disputes and litigation. While the results of such disputes cannot be predicted with certainty, in management's opinion, based in part on the advice of counsel, the ultimate resolution of these disputes will not have a material adverse effect on the Company's financial position or its results of operations.

8. Fixed assets

Fixed assets consist of the following (in thousands):

                                                                    December 31,
                                                                        1999
                                                                    ------------
   Computer hardware, software and office equipment................    $5,505
   Furniture, fixtures and leasehold improvements..................     2,337
                                                                       ------
                                                                        7,842
   Less--Accumulated depreciation and amortization.................    (3,753)
                                                                       ------
                                                                       $4,089
                                                                       ======

Depreciation expense for the period from inception through December 31, 1999 amounted to $2.2 million.

9. Subsequent events

 Preferred stock

On February 16, 2000 the Company authorized 3,000,000 shares of preferred stock. Of these shares, 2,484,395 are designated as convertible preferred stock, Series A. The remaining shares of preferred stock are undesignated and have not been issued.

The Series A Preferred Stock may be converted by the holder into a share of common stock at any time. The conversion ratio for the Series A Preferred Stock is subject to adjustment for stock dividends and splits, reorganizations and other distributions with respect to the common stock. In the event of an initial public offering in which the Company receives not less than $10 per share and $50 million in gross proceeds, each share of the Series A Preferred Stock will automatically be converted into one share of common stock.

The holders of the Series A Preferred Stock are entitled to receive, on an as converted basis, any dividends paid to holders of common stock. In the event of any dissolution, liquidation, or winding up of the Company's affairs, whether voluntary or involuntary, after payment of debts and other liabilities, holders of Series A Preferred Stock are entitled to a liquidation preference equal to $4.01 per share and are entitled to share ratably, with the holders of the common stock, any assets distributed to holders of common stock. Each holder of Series A Preferred Stock is entitled to vote, together as a single class with all other shares entitled to vote, on all matters voted on by holders of common stock. Holders of Series A Preferred Stock are entitled to cast the number of votes they would be entitled to cast if they had converted their stock to common stock on the applicable record date. As long as shares of Series A Preferred Stock are outstanding the Company cannot, without the approval of 90% of the shareholders of Series A Preferred Stock:

 . amend its certificate of incorporation or bylaws in a manner materially adverse to the holders of Series A Preferred Stock;

                                 NOVISTAR, INC.

 . issue any equity security that has rights senior to or on parity with the Series A Preferred Stock;

 . repurchase any shares of capital stock other than from an employee upon termination;

 . consolidate, merge, sell all or substantially all of its assets or engage in other transactions that result in a change of control; or

 . dissolve.

 Common stock

On January 1, 1999 Torch transferred all the assets and liabilities of Novistar in exchange for Novistar declaring a stock dividend of 99 shares of common stock for each share of common stock outstanding on the record date of January 1, 1999. On January 31, 2000, Torch contributed 9,233.25 shares and the attached dividend rights to Novistar.

On February 18, 2000 Novistar increased the number of authorized shares of common stock and issued 8,985,908 additional shares of common stock to Torch representing payment of the stock dividend previously declared. Subsequent to the dividend, Torch held 9,076,675 shares of Novistar common stock.

 Acquisition of Oracle Energy Upstream Business

On February 18, 2000 the Company purchased from Oracle Corporation ("Oracle") the Oracle Energy Upstream business. In connection with the acquisition, the Company hired 85 employees of Oracle, primarily engaged in the development and implementation of the acquired software programs. In addition, Novistar became party to consulting and technical support contracts relating to the Oracle Energy Upstream business. The purchase price for the assets was $10.0 million in cash, subject to purchase price adjustments, a $10 million note issued by the Company and 2,484,395 shares of the Series A Preferred Stock valued at $9,950,000 based on the estimated fair value of the preferred stock. As part of the acquisition the Company entered into an alliance agreement with Oracle that will among other things, enable the Company to jointly market with Oracle software products and services.

 Initial public offering

The Company expects to file a registration statement on Form S-1 with the SEC covering the proposed initial public offering of newly issued common stock (the "IPO"). Upon effectiveness of the IPO, Torch will assign to Novistar the business activity of the Torch Contracts in exchange for an amount to be paid from the proceeds of the initial public offering and to be determined based on a fairness opinion, but not to exceed $5.7 million. The amount paid will be accounted for as a distribution.

In addition, upon effectiveness of the IPO the president and chief executive officer of the Company will be granted and immediately vest in an additional 400,000 options at the initial public offering price.

 Stock options

Subsequent to year end, under the terms of the 1999 Stock Option Plan the Company issued 1,471,324 employee stock options with an exercise price ranging between $0.01 and $4.00. Upon completion of the proposed initial public offering, discussed above, the Company anticipates taking a significant charge to income in relation to vested employee stock options, based on the price of the stock at that date.

                                 NOVISTAR, INC.

 Sales incentives

Subsequent to year end, warrants for 161,066 shares were issued to one customer as a sales incentive to enter into a long-term service contract. In addition, the Company entered into an agreement to issue warrants for an additional 170,000 shares of common stock to another customer also as a sales incentive to enter into a long-term service fee contract. As part of the sales incentive agreement with the latter customer, the Company guaranteed the customer $3.5 million in cash or cost savings under the service fee contract, with minimum annual payments of $500,000 . The $3.5 million sales incentive will be recorded as a deferred charge and amortized over the life of the related service fee contract. Given the terms of the warrants and the manner in which the sales incentives were structured, the Company expects to recognize additional deferred charges for the warrants issued based on the requirements of EITF No. 98-16. These deferred charges will be amortized over the lives of the related service fee contracts.

Novistar has entered into a letter of intent with a customer pursuant to which the customer will outsource certain business process services related to its U.S. upstream oil and gas activities to Novistar. In connection with negotiations of the outsourcing agreement Torch has also agreed to sell 750,000 shares of Novistar's common stock to the customer and the Company has agreed to, among other things, issue the customer warrants to purchase 750,000 shares of common stock at $10-15 per share. Upon completion of this transaction, the Company will reflect the transaction in its financial statements in accordance with EITF 98-16.

                            NOVISTAR, INC. (Note 1)

                  UNAUDITED COMBINED STATEMENTS OF OPERATIONS
                 (Amounts in Thousands, Except Per Share Data)

                                                           Six Months Ended
                                                               June 30,
                                                          --------------------
                                                            1999       2000
                                                          ---------  ---------
Revenues:
  Service fees........................................... $   4,852  $  12,022
  Service fees--affiliates...............................     1,531      1,512
  Marketing commissions..................................     1,180      1,310
                                                          ---------  ---------
    Total revenues.......................................     7,563     14,844
Cost of revenues.........................................     8,107      9,656
                                                          ---------  ---------
    Gross profit (loss)..................................      (544)     5,188
                                                          ---------  ---------
Operating expenses:
  General and administrative affiliates..................     1,133      1,346
  Selling, general and administrative....................       271      1,383
  Research and development expenses......................        --      2,329
  Depreciation and amortization..........................     1,258      3,902
                                                          ---------  ---------
    Total operating expenses.............................     2,662      8,960
Operating loss...........................................    (3,206)    (3,772)
  Interest expense.......................................        --        930
                                                          ---------  ---------
Loss before income taxes.................................    (3,206)    (4,702)
  Income tax benefit.....................................        --     (1,592)
                                                          ---------  ---------
Net loss................................................. $  (3,206) $  (3,110)
                                                          =========  =========
Net loss per share:
Historical basic and diluted net loss per share.......... $   (0.35) $   (0.34)
                                                          =========  =========
Weighted-average shares outstanding basic and diluted.... 9,076,675  9,076,675
                                                          =========  =========
Pro forma statement of operations data (Note 2):
  Loss before benefit for income taxes, as reported...... $  (3,206) $  (4,702)
  Pro forma income tax benefit...........................        --     (2,188)
                                                          ---------  ---------
  Pro forma net loss..................................... $  (3,206) $  (2,514)
                                                          =========  =========
  Pro forma net loss per share basic and diluted......... $          $
                                                          =========  =========
  Pro forma weighted-average shares outstanding basic and
   diluted...............................................
                                                          =========  =========

                See accompanying notes to financial statements.

                            NOVISTAR, INC. (Note 1)

                       UNAUDITED COMBINED BALANCE SHEETS
                   (Amounts in Thousands, Except Share Data)

                                                                    Pro Forma
                                                                   Stockholders
                                                                     Deficit
                                                           June      June 30,
                                             December 31,   30,        2000
                                                 1999      2000      (Note 8)
                                             ------------ -------  ------------
Current assets:
  Cash and cash equivalents.................   $    61    $   151
  Accounts receivable.......................     1,560      4,476
  Other current assets......................       426        384
                                               -------    -------    -------
    Total current assets....................     2,047      5,011
Property and equipment, at cost:
  Office furniture and equipment............     7,842      8,693
  Accumulated depreciation..................    (3,753)    (4,955)
                                               -------    -------    -------
                                                 4,089      3,738
Intangible assets, net......................     1,064     31,784
                                               -------    -------    -------
    Total assets............................   $ 7,200    $40,533
                                               =======    =======    =======
Current liabilities:
  Due to affiliates.........................   $ 7,497    $11,114
  Accounts payable and accrued liabilities..       794      2,418
                                               -------    -------    -------
    Total current liabilities...............     8,291     13,532
Note payable--preferred stockholder.........        --     10,000
Note payable--common stockholder............        --      8,675
Deferred tax liabilities....................        --      1,815
Deferred revenues and other.................        23      1,158
Stockholders' equity (deficit):
  Common stock, par value $.01--authorized
   100,000 and 20,000,000 shares; issued and
   outstanding 100,000 and 9,076,675 shares
   at December 31, 1999 and June 30, 2000,
   respectively--treasury stock, at cost, $0
   and 923,325 shares at June 30, 2000......         1         91
  Preferred stock, par value $.01; 3,000,000
   shares authorized, 2,484,395 shares
   issued and outstanding as of June 30,
   2000 (liquidation preference
   $9,950,000)..............................       --          25
  Warrants..................................       --          15
  Additional paid-in capital................     4,991     15,748
  Accumulated deficit.......................    (6,106)   (10,526)
                                               -------    -------    -------
    Total stockholders' equity (deficit)....    (1,114)     5,353
                                               -------    -------    =======
    Total liabilities and stockholders'
     equity (deficit).......................   $ 7,200    $40,533
                                               =======    =======

                See accompanying notes to financial statements.

                            NOVISTAR, INC. (Note 1)

              UNAUDITED COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                             (Amounts in Thousands)

                                           Preferred     Treasury
                          Common Stock       Stock         Stock              Additional
                          -------------- ------------- -------------           Paid-in   Accumulated Stockholders'
                          Shares  Amount Shares Amount Shares Amount Warrants  Capital     Deficit      Equity
                          ------  ------ ------ ------ ------ ------ -------- ---------- ----------- -------------
Balance December 31,
 1999...................    100    $ 1      --   $--     --    $--     $--     $ 4,991    $ (6,106)     $(1,114)
Treasury stock
 contributed by parent..     (9)    --      --    --      9     --      --          --          --           --
Issuance of Series A
 preferred stock........     --     --   2,484    25     --     --      --       9,925          --        9,950
Issuance of common stock
 upon stock dividend....  8,986     90      --    --    914     --      --         (90)         --           --
Issuance of warrants to
 customers..............     --     --      --    --     --     --      15          --          --           15
Contribution (Note 6)...     --     --      --    --     --     --      --         922          --          922
Distributions (Note 6)..     --     --      --    --     --     --      --          --      (1,310)      (1,310)
Net loss................     --     --      --    --     --     --      --          --      (3,110)      (3,110)
                          -----    ---   -----   ---    ---    ---     ---     -------    --------      -------
Balance June 30, 2000...  9,077    $91   2,484   $25    923    $--     $15     $15,748    $(10,526)     $ 5,353
                          =====    ===   =====   ===    ===    ===     ===     =======    ========      =======




                See accompanying notes to financial statements.

                            NOVISTAR, INC. (Note 1)

                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS
                             (Amounts in Thousands)

                                                                Six Months
                                                              Ended June 30,
                                                              ----------------
                                                               1999     2000
                                                              -------  -------
Cash flows from operating activities:
  Net loss................................................... $(3,206) $(3,110)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization............................   1,258    3,902
    Issuance of warrants.....................................      --       15
  Changes in operating assets and liabilities, net of the
   Oracle Energy Upstream acquisition effect:
    Accounts receivable......................................     (95)  (2,916)
    Other current assets.....................................    (374)      42
    Accounts payable and accrued liabilities.................   1,155    1,624
    Deferred tax liabilities.................................      --   (1,598)
    Deferred revenues and other..............................      --       33
                                                              -------  -------
Net cash flows used in operating activities..................  (1,262)  (2,008)
Cash flows from investing activities:
  Investment in property and equipment.......................  (1,285)    (797)
  Acquisition of Oracle Energy Upstream business.............      --   (9,009)
                                                              -------  -------
Net cash flows used in investing activities..................  (1,285)  (9,806)
Cash flows from financing activities:
  Due to affiliates..........................................   3,777    4,539
  Distributions..............................................  (1,180)  (1,310)
  Proceeds from note payable--common stockholder.............      --    8,675
                                                              -------  -------
Net cash flows provided by financing activities..............   2,597   11,904
                                                              -------  -------
Net increase in cash and cash equivalents....................      50       90
Cash and cash equivalents, at beginning of year..............      43       61
                                                              -------  -------
Cash and cash equivalents, at end of year.................... $    93  $   151
                                                              =======  =======
Supplemental disclosures:
Supplemental disclosures of cash flow information:
  Interest paid.............................................. $    --  $   221
                                                              =======  =======

                See accompanying notes to financial statements.

                                 NOVISTAR, INC.

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. Organization of business and basis of presentation

 Organization of business

Novistar, Inc. ("Novistar"), a Delaware corporation, was formed on April 24, 1998 by Torch Energy Advisors Incorporated ("Torch") and commenced operations effective January 1, 1999, for the purpose of providing state-of-the-art business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology and procurement and inventory management. Novistar's clients range from small private energy companies to major integrated oil companies. On February 18, 2000, Novistar acquired from Oracle Corporation the Oracle Energy Upstream business (see Note 4), which specializes in licensing, support and implementation of application software, including related consulting services. Novistar is headquartered in Houston, Texas and its majority stockholder is Torch, which is wholly owned by Torch Acquisition Company ("TAC").

 Basis of presentation

In September 2000 Torch transferred to Novistar at book value the stock of Petroleum Financial Inc. ("Petroleum Financial"). Upon effectiveness of the public offering discussed in Note 8, Torch will assign to Novistar the crude oil and natural gas marketing activity under contractual arrangements administered by a division of Torch, the Torch Contracts. During the periods covered by these combined financial statements, Novistar, Petroleum Financial and the Torch Contracts (collectively the "Company" or "Novistar") were under common control as an integral part of Torch's overall operations. These combined financial statements have been prepared from Torch's historical accounting records and present the combined financial position and results of operations of the Company as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 as if the Company had been a separate stand-alone entity.

The financial information included herein may not necessarily reflect the Company's future or historical combined financial position, results of operations, cash flows, or changes in stockholders' equity had the transactions referred to above occurred as of the beginning of the year presented.

The combined financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the unaudited combined balance sheets of Novistar as of June 30, 2000, the unaudited combined statements of operations for the six months ended June 30, 1999 and 2000, the unaudited statements of stockholders' equity for the six months ended June 30, 2000, and the unaudited statements of cash flows for the six months ended June 30, 1999 and 2000. Although management believes that the disclosures in these financial statements are adequate to make the interim information presented not misleading, certain information relating to the Company's organization and footnote disclosures normally included in annual audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the Company's audited combined financial statements for the year ended December 31, 1999 and the notes thereto. The results of operations and cash flows for the six-months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

2. Summary of significant accounting policies

 Principles of combination

The accompanying financial statements include the accounts of Novistar, Petroleum Financial and the Torch Contracts combined as of June 30, 2000 and for the six months ended June 30, 1999 and 2000. All material intercompany transactions between the combined entities have been eliminated.

                                 NOVISTAR, INC.

 Equity instruments issued to customers

For equity instruments issued to customers, the Company follows the guidance provided in Statement of Financial Accounting Standard ("SFAS") No. 123 "Accounting for Stock-Based Compensation" and in Emerging Issues Task Force Issue No. 96-18 ("EITF 96-18") "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 Income taxes

Until February 18, 2000, Novistar elected to be treated as a qualified Subchapter S corporation under Section 1361(b)(3) of the Internal Revenue Code of 1986. As a result of this election, Novistar was included in TAC's S corporation tax return for the year ended December 31, 1999 that includes Torch and subsidiaries. Each TAC stockholder is responsible for reporting his share of taxable income or loss for 1999. In connection with the acquisition by Novistar of certain assets of the Oracle Energy Upstream business as further discussed in Note 4, Novistar was no longer eligible for Subchapter S corporation status. Income taxes are calculated for Novistar beginning February 18, 2000 using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Until its contribution to Novistar in September 2000, Petroleum Financial also elected to be treated as a qualified subchapter S corporation and was included in TAC's S corporation tax return. As required by Staff Accounting Bulletin No. 98 ("SAB 98"), the accompanying financial statements reflect a pro forma income tax provision as if Novistar and Petroleum Financial had been C corporations for tax purposes during the entire period presented.

 Revenue recognition

The Company principally derives its revenues from the sale of business process services under long-term contractual arrangements. Service fees and marketing commissions are recognized over the term of the service and marketing agreements, as earned. In connection with the acquisition from Oracle Corporation (see Note 4), the Company will expand its product offerings to include consulting, licensing and support for the Oracle Energy Upstream business. For purposes of revenue recognition for these expanded product offerings, the Company will comply with the provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition"; SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2"; and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" including obtaining, as appropriate, vendor-specific objective evidence of fair value.

 Software development costs

All costs incurred in developing software products are expensed as research and development expenses in the period incurred. Software development costs incurred subsequent to the establishment of technological feasibility are not material.

 Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of credit risk

Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables. Accounts receivable were predominately with energy related companies.

                                 NOVISTAR, INC.

 Stock-based compensation

SFAS No. 123 encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to account for stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options awarded to employees and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

 Net loss per share

The Company's net loss per share data has been calculated under SFAS No. 128 as if the number of common shares outstanding immediately prior to the offering (see Note 8) had been outstanding for the entire period presented. The Company had a net loss and, therefore, a separate calculation of diluted earnings per share data was not required. However, had diluted earnings per share data been required, stock options outstanding as of June 30, 2000 would not have been included in the calculation because they were contingently issuable and the conditions for exercisability had not been satisfied. Warrants and other common stock equivalents would not have been included since they would have been anti-dilutive.

As required by SAB 98, pro forma earnings per share information has been presented as if Novistar had been a C corporation for tax purposes during the periods presented and also to give effect to the number of shares whose proceeds would be necessary to pay the distribution to Torch discussed in Note 8.

3. Related party transactions

The Company receives support services from Torch. Included in general and administrative expenses--affiliates are support service charges for human resources and office administration, risk management, corporate secretary-- legal services, corporate and litigation legal services, graphic services, tax department services, financial reporting and general accounting, corporate relations, financial planning and analysis, internal audit and joint interest audit. These services are provided by Torch for a fixed or variable fee. In addition, the Company may request Torch to perform services outside the scope of the support services for additional compensation based on a time and materials basis for hours worked and materials used by Torch personnel on such special requests as well as out-of-pocket expenses. For the six months ended June 30, 1999 and 2000, respectively, the Company paid $800,000 and $1.0 million for these services. In addition, the company paid $300,000 in both periods to Torch as reimbursement for office rent on space occupied by Novistar. The Company formalized its support services arrangement with Torch through a Support Services Agreement effective January 1, 2000.

The Company provides information management and accounting services to Torch. Included in service fees--affiliates are fees for revenue accounting, operational cost accounting, property administration, production accounting, treasury, information technology, and crude oil and natural gas marketing strategy formulation provided to Torch. These services are provided by the Company for a fixed or variable fee. In addition, Torch may request the Company to perform services outside the scope of the support services for additional compensation based on a time and materials basis for hours worked and materials used by Company personnel on such special requests as well as out-of-pocket expenses. For the six-month periods ended June 30, 1999 and 2000, respectively, the Company received $1.5 million and $1.5 million for these services. The Company formalized its management and accounting services arrangements with Torch through an Information Management and Accounting Services Agreement effective January 1, 2000.

                                 NOVISTAR, INC.

All amounts due to and from Torch related to services rendered or received are settled through intercompany balances. In addition, the Company's working capital needs are also funded through intercompany advances from Torch who has agreed to continue funding the Company's working capital needs at least through December 31, 2001. As of February 16, 2000, under the terms of an intercompany note agreement, the Company is being charged interest at the rate of 9% on intercompany balances.

During the six months ended June 30, 2000, the Company performed business process outsourcing for two customers under the terms of contractual arrangements between the customers and Torch. Service fees in the accompanying financial statements include approximately $500,000 billed to these customers for the services provided.

4. Acquisition of Oracle Energy Upstream business

On February 18, 2000 the Company purchased from Oracle Corporation ("Oracle") the Oracle Energy Upstream business. In connection with the acquisition, the Company hired 85 employees of Oracle, primarily engaged in the development and implementation of the acquired software programs. In addition, Novistar became party to consulting and technical support contracts relating to Oracle's Upstream software business. The purchase price for the assets was $10.0 million in cash, subject to purchase price adjustments, a $10.0 million note issued by the Company and 2,484,395 shares of Series A Preferred Stock valued at $9,950,000 based on the estimated fair value of the preferred stock. As part of the acquisition, the Company entered into an alliance agreement with Oracle that will among other things, enable the Company to jointly market with Oracle software products and services.

 Senior subordinated note payable--common stockholder

Cash for the Oracle transaction was funded by a loan from Torch. The loan is evidenced by a Senior Subordinated Note for $8.7 million dated February 18, 2000 with Torch. The note accrues interest at 9% from February 18, 2000 to February 17, 2001, 10% from February 18, 2001 to February 17, 2002, 12% from February 18, 2002 to February 17, 2003, 15% from February 18, 2003 to February 17, 2004, and 17% from February 18, 2004 to February 17, 2005. Interest is payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of the Company, (b) a sale of all or substantially all of the assets of the Company, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, that results in the transfer of 50% or more of the outstanding voting power of the Company.

 Senior subordinated note payable--preferred stockholder

On February 18, 2000, the Company executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrues interest at 9% from February 18, 2000 to February 17, 2001, 10% from February 18, 2001 to February 17, 2002, 12% from February 18, 2002 to February 17, 2003, 15% from February 18, 2003 to February 17, 2004, and 17% from February 18, 2004 to February 17, 2005. Interest is payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of the Company, (b) a sale of all or substantially all of the assets of the Company, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, that results in the transfer of 50% or more of the outstanding voting power of the Company.

                                 NOVISTAR, INC.

The following is a preliminary allocation of the purchase price for the Oracle Energy Upstream Business Acquisition reflected in the accompanying financial statements. The purchase price allocation is based upon the estimated fair value of the assets acquired and liabilities assumed in accordance with the purchase method of accounting in No. 16, "Business Combinations," and reflects net cash paid of $8.7 million after purchase adjustments and the capitalization of $333,000 in acquisition costs. The final purchase price allocation may be different from the preliminary one, and any differences may be material.

   Tangible assets..................................................... $    90
   Intangible assets...................................................  12,890
   Customer prepayments................................................  (1,102)
   Deferred tax liability..............................................  (3,413)
   Goodwill............................................................  20,494
                                                                        -------
   Adjusted purchase price............................................. $28,959
                                                                        =======
   Promissory note..................................................... $10,000
   Preferred stock.....................................................   9,950
   Cash................................................................   9,009
                                                                        -------
   Adjusted consideration.............................................. $28,959
                                                                        =======

The net assets and results of operations of the Oracle Energy Upstream business have been included in the financial statements of the Company since February 18, 2000. Had the results of operations been reflected at the beginning of the six-month period ended June 30, 2000, revenues and net loss for the six-month period would have approximated $17.2 million and $2.5 million, respectively.

 Intangible assets

The components of intangible assets are as follows:

                                                                       June 30,
                                                                         2000
                                                                       --------
   Goodwill........................................................... $20,494
   Software technology................................................   9,100
   Assembled work force...............................................   2,690
   Customer base......................................................   1,100
   Other..............................................................   1,376
                                                                       -------
                                                                        34,760
   Less--accumulated amortization.....................................  (2,976)
                                                                       -------
                                                                       $31,784
                                                                       =======

Amortization expense for the six months ended June 30, 2000 was $2.7 million.

5. Income taxes

Prior to February 2000, Novistar was treated as an "S Corporation" for federal income tax purposes, whereby taxable income or losses flow through to, and are reported by, the shareholder of the Company. The S Corporation status was terminated in February 2000, as a result of the issuance of preferred stock in connection with the acquisition of certain assets from Oracle. Accordingly, a provision has been made for federal income taxes in the accompanying financial statements for Novistar beginning February 2000.

                                 NOVISTAR, INC.

Income tax benefit attributable to income (loss) from operations consists of:

                                             Six months ended June 30, 2000
                                             -----------------------------------
                                              Current   Deferred       Total
                                             ---------------------   -----------
U.S. Federal................................   $    -- $    (1,370)  $    (1,370)
State and Local.............................         6        (228)         (222)
                                               ------- -----------   -----------
                                               $     6 $    (1,598)  $    (1,592)
                                               ======= ===========   ===========

Income Tax Expense differed from the amounts computed by applying U.S. Federal Income Tax Statutory rate of 35% to Pretax Income as a result of the following:

                                                                      June 30,
                                                                        2000
                                                                      --------
   Federal income tax (benefit) at statutory rate.................... $(1,646)
   Increase (reduction) in income taxes resulting from:
    Effect of non taxable earnings prior to termination of S
     corporation status..............................................     403
    Permanent differences............................................      96
    State and local taxes, net of federal income tax benefit.........    (111)
    Effect of non taxable earnings of the Torch contracts and
     Petroleum Financial.............................................    (334)
                                                                      -------
     Total income tax benefit........................................ $(1,592)
                                                                      =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2000 are presented below:

                                                                       June 30,
                                                                         2000
                                                                       --------
   Deferred tax assets:
    Allowance for doubtful accounts................................... $     8
    Miscellaneous accruals............................................      89
    Net operating loss carry forward..................................     992
    Other.............................................................      42
                                                                       -------
     Total deferred tax assets........................................ $ 1,131
   Deferred tax liabilities:
   Depreciation and amortization......................................  (2,946)
                                                                       -------
     Total deferred liabilities.......................................  (2,946)
                                                                       -------
   Net deferred tax liabilities....................................... $(1,815)
                                                                       =======

At June 30, 2000, the Company has U.S. net operating loss carry forwards of approximately $2.6 million which will begin to expire in 2019.

6. Stockholders' equity

The components of stockholders' equity are as follows:

                                                      Additional
                            Common Preferred           Paid In   Accumulated
                            Stock    Stock   Warrants  Capital     Deficit   Total
           Company          ------ --------- -------- ---------- ----------- ------
   Novistar................  $91      $25      $15     $13,576    $ (9,495)  $4,212
   Petroleum Financial.....   --       --       --       2,172      (1,031)   1,141
   Torch Contracts.........   --       --       --          --          --       --
                             ---      ---      ---     -------    --------   ------
                             $91      $25      $15     $15,748    $(10,526)  $5,353
                             ===      ===      ===     =======    ========   ======

                                 NOVISTAR, INC.

The statement of stockholders' equity reflects a deemed distribution of $1.3 million related to the cash flows from the Torch Contracts retained by Torch (see note 8).

Effective January 1, 2000, Torch contributed intercompany balances of $922,000 representing amounts due by Petroleum Financial to Torch at that date.

7. Equity instruments

 Preferred stock

On February 16, 2000 the Company authorized 3,000,000 shares of preferred stock, $.01 par value. Of these shares, 2,484,395 are designated as convertible preferred stock, Series A. The remaining shares of preferred stock are undesignated and have not been issued.

The Series Preferred Stock may be converted by the holder into a share of common stock at any time. The conversion ratio for the Series A Preferred Stock is subject to adjustment for stock dividends and splits, reorganizations and other distributions with respect to the common stock. In the event of an initial public offering in which the Company receives not less than $10 per share and $50 million in gross proceeds, each share of the Series A Preferred Stock will automatically be converted into one share of common stock.

The holders of the Series A Preferred Stock are entitled to receive, on an as converted basis, any dividends paid to holders of common stock. In the event of any dissolution, liquidation, or winding up of the Company's affairs, whether voluntary of involuntary, after payment of debts and other liabilities, holders of Series A Preferred Stock are entitled to a liquidation preference equal to $4.01 per share and are entitled to share ratably, with the holders of the common stock, any assets distributed to holders of common stock. Each holder of Series A Preferred Stock is entitled to vote, together as a single class with all other shares entitled to vote, on all matters voted on by holders of common stock. Holders of Series A Preferred Stock are entitled to cast the number of votes they would be entitled to cast if they have converted their stock to common stock on the applicable record date. As long as shares of Series A Preferred Stock are outstanding the Company cannot, without the approval of 90% of the shareholders of Series A Preferred Stock:

 . amend its certification of incorporation or bylaws in a manner materially adverse to the holders of Series A Preferred Stock;

 . issue any equity security that has rights senior to or on parity with the Series A Preferred Stock;

 . repurchase any shares of capital stock other than from an employee upon termination;

 . consolidate, merge, sell all or substantially all of its assets or engage in other transactions that result in a change of control; or

 . dissolve.

 Common stock

On January 1, 1999 Torch transferred all the assets and liabilities of Novistar in exchange for Novistar declaring a stock dividend of 99 shares of common stock for each share of common stock outstanding on the record dated of January 1, 1999. On January 31, 2000, Torch contributed 9,233.25 shares and the attached dividend rights to Novistar.

On February 18, 2000 Novistar increased the number of authorized shares of common stock and issued 8,985,908 additional shares of common stock to Torch representing payment of the stock dividend previously declared. Subsequent to the dividend, Torch held 9,076,675 shares of Novistar common stock.

                                 NOVISTAR, INC.

 Stock options

During the six-month period ended June 30, 2000, the Company issued 1,471,324 employee stock options with an exercise price ranging between $0.01 and $4.00, with vesting periods of up to three years under the terms of the 1999 Stock Option Plan, bringing their total outstanding stock options to 2,138,824. Upon completion of the Initial Public Offering ("IPO") discussed below, the majority of these stock options become exercisable. The Company anticipates taking a significant charge to income in relation to vested employee stock options at that date based on the price of the stock upon effectiveness of the offering.

In addition, the president and chief executive officer will be granted and immediately vest in an additional 400,000 options at the initial public offering price.

 Warrants

Warrants for 161,066 shares of common stock at a price of $4.00 per share were issued to a customer in January 2000 as a sales incentive to enter into a long-term service contract. The warrants vest over the life of the contracts absent an IPO of common stock by the Company. Upon completion of an IPO by the Company, the remaining unvested warrants vest and become fully exercisable. In accordance with EITF 96-18 the Company has taken a charge as a sales incentive related to the vested portion of the warrants for the period ended June 30, 2000. Upon completion of the IPO discussed below, the Company expects to recognize a deferred charge related to these warrants which will be amortized over the life of the related service contract.

In August 2000, the Company entered into an agreement to also issue warrants for 170,000 shares of common stock to another customer as a sales incentive to enter into a long-term service fee contract. As part of the sales incentive agreement, the Company also guaranteed the customer $3.5 million in cash or cost savings under the service fee contract, with minimum annual payments of $500,000 million. The warrants will be fully vested and non-forfeitable at the date of grant. However, at any time after an IPO, or one year from the date of grant (whichever comes first), upon exercise of the warrant by the customer, 50% of the value created, defined to be the difference between the fair market value of Novistar's common stock less the exercise price of the warrant, shall be credited against the $3.5 million liability. Alternatively, the Company, at its option, can offer to purchase the warrant at the fair market value of the common stock less the exercise price of the warrant. While the customer does not have to sell the warrant to the Company, upon an offer to purchase, 50% of the value created would be credited against the $3.5 million liability. The Company expects to recognize a deferred charge related to this sales incentive arrangement in accordance with EITF 96-18 and to amortize this charge over the life of the related service fee contract.

In August 2000, the Company also entered into a letter of intent with a customer pursuant to which the customer will outsource their U.S. upstream oil and gas activities to Novistar. In connection with negotiations of the outsourcing agreement, Torch has agreed to sell 750,000 shares of Novistar's common stock to the customer and the Company has agreed to, among other things, issue the customer warrants to purchase 750,000 shares of common stock. Upon completion of this transaction, the Company will reflect the transaction in its financial statements in accordance with EITF 98-16.

8. Initial public offering

The Company expects to file a registration statement on Form S-1 with the Securities and Exchange Commission covering the proposed initial public offering of newly issued common stock (the "IPO"). Upon effectiveness of the IPO, Torch will assign to Novistar the business activity related to the Torch Contracts in exchange for an amount to be paid from the proceeds of the initial public offering and to be determined based on a fairness opinion, but not to exceed $5.7 million. The amount paid will be accounted for as a distribution as reflected in the accompanying pro forma information.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Torch Energy Advisors Incorporated:

We have audited the accompanying statements of revenues and direct operating expenses of the Service Fee Activities of Torch Energy Advisors Incorporated for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the Service Fee Activities of Torch Energy Advisors Incorporated as described in Note 1 to the financial statements and are not intended to be a complete presentation of the revenues and expenses of the Service Fee Activities of Torch Energy Advisors Incorporated.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Service Fee Activities of Torch Energy Advisors Incorporated for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Houston, Texas
August 15, 2000

          SERVICE FEE ACTIVITIES OF TORCH ENERGY ADVISORS INCORPORATED

              STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

                                                         For the year ended
                                                            December 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------- -------  -------
Revenues: ............................................ $23,710 $19,667  $21,215

Direct operating expenses:
 Cost of revenues.....................................  20,885  20,040   23,794
                                                       ------- -------  -------
Total direct operating expenses.......................  20,885  20,040   23,794
                                                       ------- -------  -------
  Excess (deficiency) of revenues over direct
   operating expenses................................. $ 2,825 $  (373) $(2,579)
                                                       ======= =======  =======





                See accompanying notes to financial statements.

          SERVICE FEE ACTIVITIES OF TORCH ENERGY ADVISORS INCORPORATED

          NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

1. Organization and basis of presentation

 Description of business

The Service Fee Activities of Torch Energy Advisors Incorporated ("Torch" or the "Company") provide management services to energy companies. These services include accounting outsourcing, hosting software applications, management consulting services, services in connection with the acquisition and divestiture of oil and gas properties, land administration services, human resources and other administrative services. In addition to the Service Fee Activities, Torch is engaged in energy trading and marketing, exploration and production of crude oil and natural gas, contract operations of crude oil and natural gas properties, and investment banking services. Torch is headquartered in Houston, Texas and is solely owned by Torch Acquisition Company.

 Basis of presentation

The statements of revenues and direct operating expenses of the Service Fee Activities of Torch were derived from the historical accounting records of the Company and are prepared on the accrual basis of accounting. The accompanying statements of revenues and direct operating expenses reflect the operating expenses of the departmental functions established to provide administrative support to Torch's clients under its Service Fee Activities as well as to Torch. The statements do not include depreciation and amortization, general and administrative or interest expenses.

2. Summary of significant accounting policies

 Revenue recognition

The Company principally derives its service fee revenues from the sale of business process services. Service fees are recognized ratably over the term of the service agreement. Marketing commissions are recognized as the commissions are earned.

 Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recently adopted accounting pronouncements

In December 1999, the staff of the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition principles comply with SAB 101.

3. Major customers

Effective January 1, 1999 and October 1, 1999, the Company negotiated new service agreements with its two major customers, Nuevo Energy Corporation ("Nuevo") and Bellwether Exploration Company ("Bellwether"), respectively. Nuevo and Bellwether accounted for 61% and 23%, 60% and 28%, and 53% and 21%, respectively, of the total revenues from the service fee activities of Torch for the years ended December 31, 1997, 1998 and 1999, respectively. In addition, Nuevo and Bellwether are entities that were either formed by Torch or affiliated with Torch through common management or ownership.

                         REPORT OF INDEPENDENT AUDITORS

To the Management
Oracle Energy Services

We have audited the accompanying statement of assets acquired and liabilities assumed of Oracle Energy Services (the "Division") (a division of Oracle Corporation) as of February 18, 2000 (date of acquisition by Novistar, Inc.) and the related statements of revenues and direct operating expenses from certain activities of Oracle Energy Services as described in Note 1 for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements referred to above are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-1 of Novistar, Inc. as described in Note 1, and are not intended to be a complete presentation of the financial position, results of operations and cash flows of Oracle Energy Services.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of Oracle Energy Services (a division of Oracle Corporation) as of February 18, 2000 (date of acquisition by Novistar, Inc.), and the related revenues and direct operating expenses from certain activities of Oracle Energy Services as described in Note 1 for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP
Houston, Texas
September 14, 2000

           ORACLE ENERGY SERVICES (a division of Oracle Corporation)

              Statement of Assets Acquired and Liabilities Assumed

                               February 18, 2000

                             (Amounts in Thousands)

Assets acquired:
Prepaid royalties...................................................... $ 3,000
Accumulated amortization...............................................  (2,466)
                                                                        -------
                                                                            534

Furniture, fixtures and equipment......................................     602
Accumulated depreciation...............................................    (462)
                                                                        -------
                                                                            140
                                                                        -------
 Total assets acquired................................................. $   674
                                                                        =======

Liabilities assumed:
Deferred revenue....................................................... $ 1,372
                                                                        -------
 Total liabilities assumed............................................. $ 1,372
                                                                        =======




                See accompanying notes to financial statements.

           ORACLE ENERGY SERVICES (a division of Oracle Corporation)

  Statements of Revenues and Direct Operating Expenses from Certain Activities
                                    (Note 1)

                             (Amounts in Thousands)

                                                                   Period from
                                                   Year Ended       January 1,
                                                  December 31,     2000 through
                                                 ----------------  February 18,
                                                  1998     1999        2000
                                                 -------  -------  ------------
                                                                   (Unaudited)
Revenues:
  Consulting.................................... $22,095  $22,153     $2,044
  License.......................................   6,684      403         --
  Support.......................................   1,207    2,095        272
                                                 -------  -------     ------
   Total revenues...............................  29,986   24,651      2,316

Cost of revenues:
  Consulting, including interdivisional
   personnel expenses...........................  21,267   19,587      1,303
  License, including royalty related expenses...   1,103    1,925        258
  Support.......................................     845    1,258        129
                                                 -------  -------     ------
   Total cost of revenues.......................  23,215   22,770      1,690
                                                 -------  -------     ------

    Gross profit................................   6,771    1,881        626
                                                 -------  -------     ------

Operating expenses:
  Research and development, including
   interdivisional personnel expenses...........   9,517    8,609      1,081
                                                 -------  -------     ------
    Total operating expenses....................   9,517    8,609      1,081

  Deficiency of revenues over direct operating
   expenses..................................... $(2,746) $(6,728)    $ (455)
                                                 =======  =======     ======


                See accompanying notes to financial statements.

           ORACLE ENERGY SERVICES (a division of Oracle Corporation)

Notes to Statement of Assets Acquired and Liabilities Assumed and Statements of
                  Revenues and Direct Operating Expenses from
                               Certain Activities

 As of February 18, 2000, for the period from January 1, 2000 through February
                                    18, 2000
               and for the years ended December 31, 1998 and 1999

1. Description of business and basis of presentation

 Description of business

Oracle Energy Services ("OES" or "Oracle Energy") was an operating division of Oracle Corporation ("Oracle") that specialized in the licensing, support, and implementation of application software, including related consulting services, for the oil and gas industry. Oracle Energy's clients ranged from small private energy companies to major integrated oil companies. OES products and services are categorized into three primary areas:

 1. Upstream software ("Upstream"), which is tailored to the petroleum exploration and production market.

 2. Downstream software ("Downstream"), which is tailored to petroleum refining and processing activities.

 3. Financials' software extensions ("Financials"), which provide interface functionality between Oracle's core accounting and financial software products and the Upstream and Downstream products.

 Basis of presentation

On February 18, 2000, pursuant to an asset purchase agreement (the "Agreement"), Oracle sold certain assets and transferred certain liabilities related to its Oracle Energy Services division to Novistar, Inc. ("Novistar"). Assets sold related only to the Upstream products and services and included all Upstream intellectual property and licensing rights, as well as certain furniture, fixtures and equipment. According to the Agreement, liabilities assumed by Novistar included certain of Oracle's obligations under existing Upstream license and support agreements with U.S. and international customers. Certain consulting contracts with U.S. customers were also assumed by Novistar. Because Novistar has not assumed performance obligations under any international consulting contracts, revenues and direct operating expenses from international consulting contracts have been excluded from the accompanying statements. In addition, Novistar has not assumed performance obligations under two international license contracts; such revenues and direct operating expenses have also been excluded. Except for consulting activity, amounts reported for revenues and direct operating expenses reflect Upstream activity only. Due to Oracle's historical record-keeping methodology for its consulting practice, consulting for Upstream products cannot be separately identified and, therefore, Oracle Energy consulting revenues and direct operating expenses reflect Upstream, Downstream and Financials' activity. Accordingly, the accompanying statements present: (i) the assets acquired and liabilities assumed by Novistar as of February 18, 2000, (ii) the revenues and direct operating expenses from Oracle Energy's U.S. consulting services, which include Upstream, Downstream, and Financials' activity, and (iii) revenues and direct operating expenses from Oracle Energy's Upstream licensing and support activities conducted in the U.S. and internationally, with the exception of the two international license contracts described above which were not part of the acquisition.

Oracle Energy has, when needed, used non-OES employees on certain of its consulting projects and development activities. Oracle Energy has also, under certain circumstances, allowed its employees to work for other non-OES divisions of Oracle. Interdivisional employee activity was billed to and from the participating divisions at rates agreed-to by the divisions involved. Interdivisional personnel expenses incurred by Oracle Energy are reflected in consulting and research and development expenses. Amounts credited to Oracle Energy resulting from work performed for other divisions, however, have been excluded from the accompanying statements because they are considered to be irrelevant to Novistar's proposed future operations; the excluded interdivisional credits totaled $5.5 million in 1998, $3.2 million in 1999, and $267,000 during the period from January 1, 2000 through February 18, 2000.

           ORACLE ENERGY SERVICES (a division of Oracle Corporation)

Notes to Statement of Assets Acquired and Liabilities Assumed and Statements of
                  Revenues and Direct Operating Expenses from
                        Certain Activities--(Continued)


The statement of assets acquired and liabilities assumed and statements of revenues and direct operating expenses from certain activities have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission ("SEC") for business combinations accounted for as a purchase and are not intended to be a complete presentation of the financial position, results of operations and cash flows of Oracle Energy.

2. Significant accounting policies

 Revenue recognition

Oracle Energy followed the provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition"; SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2"; and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions."

 Consulting revenues

Customers often entered into arrangements for consulting services concurrent with execution of license agreements. The services did not include significant modification of the licensed products, were not essential to their functionality and were available from other vendors. Payment obligations with respect to the licensed products were not dependent upon the performance of these services. Furthermore, in accordance with SOP 97-2, Oracle Energy obtained vendor-specific objective evidence of fair value of these consulting services. Accordingly, Oracle Energy recognized revenues for these services as they were performed.

 License revenues

Oracle Energy's standard end-user license agreement provided for an initial fee to use the product in perpetuity up to a maximum number of users. License fees were recognized as revenue when contract execution occurred, the software was delivered, fees were fixed and determinable, and collection was probable. Fees from licenses sold together with consulting and support services were generally recognized upon contract execution using the "residual method" in accordance with SOP 98-9, provided that the above criteria had been met, the consulting and support services were not essential to the functionality of the software, payment of the license fee was not dependent upon the performance of the consulting and support services, and Oracle Energy had obtained vendor-specific objective evidence of fair value for the consulting and support services.

 Support revenues

Support revenues consist of fees for technical support and maintenance services. Support revenues were recognized ratably over the term of the support agreement. Support agreements were typically for one year, with renewal provisions available.

 Direct operating expenses

Direct operating expenses for consulting, support, and research and development primarily include salaries and other personnel related costs, and unreimbursed travel expenses. Direct operating expenses do not include allocated facilities usage charges, allocated computer and communications' charges, depreciation, general and administrative, or sales and marketing expenses as such costs could not be separately identified.

           ORACLE ENERGY SERVICES (a division of Oracle Corporation)

Notes to Statement of Assets Acquired and Liabilities Assumed and Statements of
                  Revenues and Direct Operating Expenses from
                        Certain Activities--(Continued)


 Furniture, fixtures, and equipment

The cost of furniture, fixtures, and equipment has been depreciated over the estimated useful lives of the related assets on a straight-line basis. Estimated useful lives typically ranged from two to five years.

 Deferred revenue

Deferred revenue consists of support agreements for which amounts collected from customers exceed the related revenue recognized to date.

 Use of estimates

The preparation of the statement of assets acquired and liabilities assumed and the statements of revenues and direct operating expenses from certain activities in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts included in the statements and accompanying notes. Actual results could differ from those estimates.

3. Royalties

Royalty expenses have been incurred by Oracle Energy pursuant to two agreements: (i) an asset purchase agreement, dated March 30, 1995, as amended, between Apogee Open Systems Corporation ("Apogee") and Oracle (the "Apogee Agreement"), and (ii) a software license and services agreement, dated March 30, 1995 between CNG Producing Company ("CNG") and Oracle (the "CNG Agreement").

Pursuant to the Apogee Agreement, Oracle acquired certain software products, including all source and object codes, which are significant components of certain Oracle Energy products, and, accordingly, Oracle was required to pay, quarterly, royalties to Apogee equal to 13.3 percent of license revenues generated from the sale of Apogee products, as defined. In November, 1998, Oracle paid $3 million to Apogee in full satisfaction of amounts due under the Apogee Agreement. During 1998, Oracle Energy incurred and paid $600,000 in royalties under the Apogee Agreement. The $3 million payment in November, 1998 was capitalized and amortized on a straight-line basis over the 19-month remaining term of the Apogee Agreement. Royalty expense in 1998 and 1999 includes $315,000 and $1,895,000, respectively, of amortization expense.

The CNG Agreement required royalty payments to be made by Oracle to CNG equal to 3.5 percent of license revenues generated from the sale of certain software products, as defined, up to a cumulative maximum of $4 million. In June 1993, CNG paid Apogee to develop certain software and, as a result, CNG was eventually granted certain software licenses and rights to receive royalties from Apogee based on future license revenues. Concurrent with the March 30, 1995 Apogee Agreement, Oracle entered into the CNG Agreement described above. During 1998 and 1999, Oracle Energy incurred and paid $188,000 and $30,000, respectively, in royalties under the CNG Agreement. In connection with Oracle's sale of the Oracle Energy division on February 18, 2000, Novistar assumed the obligations under the CNG Agreement.

           ORACLE ENERGY SERVICES (a division of Oracle Corporation)

Notes to Statement of Assets Acquired and Liabilities Assumed and Statements of
                  Revenues and Direct Operating Expenses from
                        Certain Activities--(Continued)


4. Related parties

 Interdivisional Personnel Expenses

Consulting expenses include interdivisional personnel expenses, as described in
Note 1, of $8.5 million and $6.4 million in 1998 and 1999, respectively. Research and development expenses include interdivisional personnel expenses of $3.7 million and $1.5 million in 1998 and 1999, respectively.

 Revenues from Novistar

Revenues recognized in 1998 and 1999 include approximately $900,000 and $600,000, respectively, which were generated from products and services provided to Novistar or its parent company, Torch Energy Advisors Incorporated.

5. Major customers

During 1998, revenues of $18 million were generated from four major customers. During 1999, revenues of $12 million were generated from three major customers.

Back Inside Cover

[Description of Artwork]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
---------------------------------------------------------------

                                     [LOGO]

                                 Novistar, Inc.

                                         Shares

                                  Common Stock

                                --------------

                                   PROSPECTUS

                                --------------

                                          , 2000


                               CIBC World Markets


                                 Stephens Inc.


--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale it not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until       , 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance And Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
   SEC registration fee..............................................  $26,400
   NASD filing fee...................................................   10,500
   Nasdaq National Market listing fee................................        *
   Printing and engraving expenses...................................        *
   Legal fees and expenses...........................................        *
   Accounting fees and expenses......................................        *
   Blue Sky qualification fees and expenses..........................        *
   Transfer agent and registrar fees.................................        *
   Miscellaneous fees................................................        *
                                                                       -------
     Total...........................................................  $     *
                                                                       =======

------------------
*  To be supplied by amendment.

Item 14. Indemnification of Directors And Officers

Article eight of the Registrant's bylaws (Exhibit 3.5 hereto) provides for mandatory indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant will enter into Indemnification Agreements with its officers and directors.
Reference is also made to Section   of the Underwriting Agreement contained in
Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Since the Registrant's inception, the Registrant issued and sold the following securities:

On April 24, 1998, the Registrant issued 100,000 shares of common stock to Torch Energy Advisors Incorporated in exchange for $1,000. This issuance was made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering.

On January 1, 1999, the Registrant declared a stock dividend of 99 shares of common stock per outstanding share in exchange for the transfer by Torch Energy Advisors Incorporated, the Registrant's sole shareholder at the time of the transfer of the software, hardware and other equipment necessary to operate the Registrant's business. On February 18, 2000, the Registrant issued 8,985,908.25 shares of common stock to Torch in payment of the dividend declared on January 1, 1999. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. All of the securities were acquired by the recipient for investment and not with a view toward the resale or distribution thereof. The Registrant was a wholly-owned subsidiary of the recipient at the time of the investment. The recipient is an accredited investor, the offer and sale was made without any public solicitation and the stock certificate bears a restrictive legend. No underwriter was involved in the transaction and no commissions were paid. The recipient had adequate access, through its relationships with the Registrant, to information about the Registrant.

On February 18, 2000, the Registrant issued 2,484,395 shares of series A preferred stock ("Preferred Stock") to Oracle Corporation. Each share of Preferred Stock is convertible into one share of the Registrant's common stock. In consideration for $10.0 million in cash, subject to purchase price adjustments, the Preferred Stock and a $10 million subordinated promissory note, the Registrant received a suite of software products which perform transaction processing functions for companies in the upstream energy business. The issuance of the Preferred Stock was made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. All of the securities were acquired by the recipient for investment and not with a view toward the resale or distribution thereof. The recipient is an accredited investor, the offer and sale was made without any public solicitation and the stock certificate bears a restrictive legend. No underwriter was involved in the transaction and no commissions were paid. The recipient had adequate access to information about the Registrant.

On the dates listed below, the Registrant granted the following options to employees to purchase an aggregate of 2,138,824 shares.

                                                                       Number of
      Grant Date                                          Option Price  Options
      ----------                                          ------------ ---------
      May 1999...........................................    $2.00      570,251
      July 1999..........................................    $2.00      167,500
      January 2000.......................................    $0.01      853,073
      February 2000......................................    $4.00      394,000
      March 2000.........................................    $4.00        1,000
      April 2000.........................................    $4.00        3,000
      May 2000...........................................    $2.00      100,000
      June 2000..........................................    $4.00       50,000

The options were issued in reliance on Section 4(2) of the Securities Act of 1933.

On January 24, 2000, the Registrant granted warrants to purchase an aggregate of 161,066 shares of common stock to Newfield Exploration Company, a customer, at an exercise price of $4.00 per share as an incentive to execute a long-term service contract with the Registrant. The issuance of the warrants was made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. All of the securities were acquired by the recipients for investment and not with a view toward the resale or distribution thereof. The recipients are accredited investors, the offer and sale was made without any public solicitation and the warrants bear restrictive legends. No underwriter was involved in the transaction and no commissions were paid. The recipient had adequate access to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

   Exhibit
   Number  Description
   ------- --------------------------------------------------------------
   (1)     Underwriting Agreement
       1.1 Form of Underwriting Agreement*
   (3)     Articles of Incorporation and By-laws
       3.1 Certificate of Incorporation
       3.2 Certificate of Amendment to Certificate of Incorporation dated
           February 17, 2000
       3.3 Certificate of Amendment to Certificate of Incorporation dated
           September 7, 2000

    Exhibit
     Number   Description
    -------   -----------------------------------------------------------------
          3.4 Certificate of Designation for Series A Preferred Stock dated
              February 18, 2000
          3.5 Amended and Restated Bylaws

   (4) Instruments defining the rights of security holders, including indentures
          4.1 Form of Common Stock Certificate*
   (5)        Opinion regarding legality
          5.1 Opinion of Haynes and Boone, LLP*

   (10)       Material Contracts
         10.1 Asset Purchase Agreement between Oracle Corporation and Novistar,
              Inc. dated February 16, 2000
         10.2 Stockholders Agreement among Oracle Corporation, Torch Energy
              Advisors Incorporated and Novistar, Inc. dated February 18, 2000
         10.3 Oracle Alliance Agreement, including Amendment One, between
              Oracle Corporation and Novistar, Inc. effective February 18, 2000
         10.4 Full Use Sublicense Addendum, including Amendment One, between
              Oracle Corporation and Novistar, Inc. effective February 18, 2000
         10.5 Software License and Services Agreement, including Amendment One, between Oracle Corporation and Novistar, Inc. effective February
              18, 2000
         10.6 Sales Addendum between Oracle Corporation and Novistar, Inc.
              dated February 18, 2000
         10.7 Amendment Two to the Order Form between Oracle Corporation and
              Torch Energy Advisors Incorporated effective February 18, 2000
         10.8 Master Services Agreement between Bellwether Exploration Company and Torch Operating Company, Torch Energy Marketing, Inc., Torch
              Energy Advisors Incorporated and Novistar, Inc. effective October
              1, 1999*
         10.9 Oil and Gas Administrative Services Agreement between Novistar,
              Inc. and Bellwether Exploration Company effective October 1,
              1999*
        10.10 Master Services Agreement among Nuevo Energy Company and Torch
              Energy Advisors Incorporated, Torch Operating Company, Torch
              Energy Marketing, Inc. and Novistar, Inc. effective as of January
              1, 1999*
        10.11 Oil and Gas Administration Services Agreement between Nuevo
              Energy Company and Novistar, Inc. effective as of January 1,
              1999*
        10.12 Support Services Agreement between Torch Energy Advisors
              Incorporated and Novistar, Inc. dated January 1, 2000*
        10.13 Information Management and Accounting Services Agreement between
              Novistar, Inc. and Torch Energy Advisors Incorporated effective
              January 1, 2000*
        10.14 Natural Gas Marketing Services Agreement between Nuevo Energy
              Company and Torch Energy Marketing, Inc. effective as of January
              1, 1999*
        10.15 Crude Oil Marketing Services Agreement between Nuevo Energy
              Company and Torch Energy Marketing, Inc. effective as of January
              1, 1999*

    Exhibit
     Number   Description
    -------   ---------------------------------------------------------------
        10.16 Crude Oil and Natural Gas Marketing Services Agreement between
              Bellwether Exploration Company and Torch Energy Marketing, Inc.
              effective as of October 1, 1999*
        10.17 1999 Stock Option Plan dated May 1, 1999
        10.18 Senior Subordinated Promissory Note to Oracle Corporation dated
              February 18, 2000
        10.19 Senior Subordinated Promissory Note to Torch Energy Advisors
              dated February 18, 2000
        10.20 Senior Subordinated Revolving Promissory Note to Torch Energy
              Advisors Incorporated dated February 16, 2000

   (21)       Subsidiaries of the Registrant
         21.1 Subsidiaries

   (23)       Consents of Experts and Counsel
         23.1 Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
         23.2 Consent of Ernst & Young LLP

   (24)       Power of Attorney
         24.1 Powers of Attorney (included on the signature page of the Registration Statement)

   (27)       Financial Data Schedule
         27.1 Financial Data Schedule

------------------
*To be filed by amendment.

(b) Financial Statement Schedules

None.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on September 20, 2000

                                          NOVISTAR, INC.

                                          By: /s/ Thomas M. Ray III
                                             ----------------------------------
                                             Thomas M. Ray III, President,
                                             Chief Executive Officer and
                                             Chairman

                               POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas M. Ray III and John V. Sobchak, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has had been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Thomas M. Ray            President, Chief Executive September 20, 2000
______________________________________  Officer and Chairman
            Thomas M. Ray               (principal executive
                                        officer)

         /s/ John V. Sobchak           Chief Financial Officer    September 20, 2000
______________________________________  (principal financial and
           John V. Sobchak              accounting officer)

         /s/ Michael B. Smith          Director                   September 20, 2000
______________________________________
           Michael B. Smith

           /s/ J. P. Bryan             Director                   September 20, 2000
______________________________________
             J. P. Bryan

          /s/ Frost Cochran            Director                   September 20, 2000
______________________________________
            Frost Cochran

           /s/ Ian Thacker             Director                   September 20, 2000
______________________________________
             Ian Thacker

                                 EXHIBIT INDEX

    Exhibit
     Number   Description
    -------   -----------------------------------------------------------------
   (1)        Underwriting Agreement
          1.1 Form of Underwriting Agreement*
   (3)        Articles of Incorporation and By-laws
          3.1 Certificate of Incorporation
          3.2 Certificate of Amendment to Certificate of Incorporation dated
              February 17, 2000
          3.3 Certificate of Amendment to Certificate of Incorporation dated
              September 7, 2000
          3.4 Certificate of Designation for Series A Preferred Stock dated
              February 18, 2000
          3.5 Amended and Restated Bylaws

   (4) Instruments defining the rights of security holders, including indentures
          4.1 Form of Common Stock Certificate*
   (5)        Opinion regarding legality
          5.1 Opinion of Haynes and Boone, LLP*

   (10)       Material Contracts
         10.1 Asset Purchase Agreement between Oracle Corporation and Novistar,
              Inc. dated February 16, 2000
         10.2 Stockholders Agreement among Oracle Corporation, Torch Energy
              Advisors Incorporated and Novistar, Inc. dated February 18, 2000
         10.3 Oracle Alliance Agreement, including Amendment One, between
              Oracle Corporation and Novistar, Inc. effective February 18, 2000
         10.4 Full Use Sublicense Addendum, including Amendment One, between
              Oracle Corporation and Novistar, Inc. effective February 18, 2000
         10.5 Software License and Services Agreement, including Amendment One, between Oracle Corporation and Novistar, Inc. effective February
              18, 2000
         10.6 Sales Addendum between Oracle Corporation and Novistar, Inc.
              dated February 18, 2000
         10.7 Amendment Two to the Order Form between Oracle Corporation and
              Torch Energy Advisors Incorporated effective February 18, 2000
         10.8 Master Services Agreement between Bellwether Exploration Company and Torch Operating Company, Torch Energy Marketing, Inc., Torch
              Energy Advisors Incorporated and Novistar, Inc. effective October
              1, 1999*
         10.9 Oil and Gas Administrative Services Agreement between Novistar,
              Inc. and Bellwether Exploration Company effective October 1,
              1999*
        10.10 Master Services Agreement among Nuevo Energy Company and Torch
              Energy Advisors Incorporated, Torch Operating Company, Torch
              Energy Marketing, Inc. and Novistar, Inc. effective as of January
              1, 1999*
        10.11 Oil and Gas Administration Services Agreement between Nuevo
              Energy Company and Novistar, Inc. effective as of January 1,
              1999*

    Exhibit
     Number   Description
    -------   ----------------------------------------------------------------
        10.12 Support Services Agreement between Torch Energy Advisors
              Incorporated and Novistar, Inc. dated January 1, 2000*
        10.13 Information Management and Accounting Services Agreement between
              Novistar, Inc. and Torch Energy Advisors Incorporated effective
              January 1, 2000*
        10.14 Natural Gas Marketing Services Agreement between Nuevo Energy
              Company and Torch Energy Marketing, Inc. effective as of January
              1, 1999*
        10.15 Crude Oil Marketing Services Agreement between Nuevo Energy
              Company and Torch Energy Marketing, Inc. effective as of January
              1, 1999*
        10.16 Crude Oil and Natural Gas Marketing Services Agreement between
              Bellwether Exploration Company and Torch Energy Marketing, Inc.
              effective as of October 1, 1999*
        10.17 1999 Stock Option Plan dated May 1, 1999
        10.18 Senior Subordinated Promissory Note to Oracle Corporation dated
              February 18, 2000
        10.19 Senior Subordinated Promissory Note to Torch Energy Advisors
              dated February 18, 2000
        10.20 Senior Subordinated Revolving Promissory Note to Torch Energy
              Advisors Incorporated dated February 16, 2000

   (21)       Subsidiaries of the Registrant
         21.1 Subsidiaries

   (23)       Consents of Experts and Counsel
         23.1 Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
         23.2 Consent of Ernst & Young LLP

   (24)       Power of Attorney
         24.1 Powers of Attorney (included on the signature page of the Registration Statement)

   (27)       Financial Data Schedule
         27.1 Financial Data Schedule

------------------
*To be filed by amendment.